As filed with the Securities and Exchange Commission on August 8, 2006
                                                Registration No. 333-___________
================================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                          ____________________________
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                         COMMUNITY FIRST BANCORP, INC.
                 ----------------------------------------------
                 (Name of Small Business Issuer in its charter)

         MARYLAND                           6035                                  36-4526348
----------------------------------------------------------------------------------------------------
(State or jurisdiction                (Primary standard industrial              (I.R.S. employer
of incorporation or organization)     classification code number)            identification number)

                             2420 NORTH MAIN STREET
                          MADISONVILLE, KENTUCKY 42431
                                 (270) 326-3500
----------------------------------------------------------------------------------------------------
 (Address and telephone number of principal executive offices and principal place of business)

                           WILLIAM M. TANDY, PRESIDENT
                           AND CHIEF EXECUTIVE OFFICER
                          COMMUNITY FIRST BANCORP, INC.
                             2420 NORTH MAIN STREET
                          MADISONVILLE, KENTUCKY 42431
                                 (270) 326-3500
----------------------------------------------------------------------------------------------------
            (Name, address and telephone number of agent for service)

                                         Copies to:

      JAMES C. STEWART, ESQUIRE                                      ROBERT D. KLINGLER, ESQUIRE
      MALIZIA SPIDI & FISCH, PC                                          POWELL GOLDSTEIN LLP
901 NEW YORK AVENUE, N.W., SUITE 210 EAST                           ONE ATLANTIC CENTER, 14TH FLOOR
         WASHINGTON, D.C. 20001                                     1201 WEST PEACHTREE STREET, NW
             (202) 434-4671                                                 (404) 572-6600

          APPROXIMATE  DATE  OF  PROPOSED  SALE  TO  THE  PUBLIC:   As  soon  as
practicable after this registration statement becomes effective.

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _____________

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[ ] _________

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

-----------------------------------------------------------------------------------------------------------------
                                             CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------
   TITLE OF EACH CLASS                           PROPOSED MAXIMUM          PROPOSED MAXIMUM
   OF SECURITIES TO BE        AMOUNT TO           OFFERING PRICE               AGGREGATE             AMOUNT OF
       REGISTERED           BE REGISTERED          PER SHARE(1)             OFFERING PRICE       REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------
Common Stock, $0.01         862,500 shares             $8.25                  $7,115,625              $761.37
  par value
-----------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based on the average of the bid and asked prices for the securities as of August 4, 2006.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

      PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED ___________, 2006

                                 750,000 SHARES

                          COMMUNITY FIRST BANCORP, INC.
                                  COMMON STOCK
                              _____________________

     We are the holding company for Community First Bank, a federal savings bank headquartered in Madisonville, Kentucky where we also have another branch.

     We are offering 750,000 shares of our common stock. We have the right to increase the total number of shares being offered in the offering by up to 112,500 shares.

     Our common stock is quoted on the Over-the-Counter Bulletin Board ("OTCBB") under the symbol "CFBC." The last sale of our common stock reported on the OTCBB occurred on July 31, 2006 at a price of $8.50 per share.

     These shares are offered by our underwriter, as our selling agent, on a best efforts basis and subject to certain other conditions, including the right to reject any order in whole or in part. Because the offering is being conducted on a best efforts basis, the underwriter is not required to sell any minimum number or dollar amount of the shares and is not obligated to purchase the shares if they are not sold to the public. Funds received by the underwriter from investors in the offering will be deposited at, and held by, an independent escrow agent in a non-interest bearing account pending closing. Other than approval by the underwriter, there are no conditions to the release of the funds from escrow. We anticipate that delivery of the shares will be made on or about _________ 2006.


     INVESTING IN OUR COMMON STOCK INVOLVES RISKS. YOU SHOULD READ THE "RISK FACTORS" SECTION BEGINNING ON PAGE __ OF THIS PROSPECTUS BEFORE BUYING SHARES OF COMMON STOCK.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION OR OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THE COMMON STOCK OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE SHARES OF COMMON STOCK OFFERED ARE NOT DEPOSIT ACCOUNTS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

                                                                          UNDERWRITING
                                                   OFFERING PRICE        COMMISSIONS(1)       PROCEEDS TO US (2)
                                                   --------------        -----------          ------------------
Per Share.............................................. $___                  $___                    $___
Total.................................................. $___                  $___                    $___

(1)  Payable to McKinnon & Company, Inc., our underwriter.  We have agreed to indemnify the underwriter against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended.  See "Plan of Distribution."
(2)  Before deducting expenses of the offering payable by us estimated at approximately $________.  See "Use of Proceeds."

                            MCKINNON & COMPANY, INC.
                 The date of this prospectus is _________, 2006.

                          COMMUNITY FIRST BANCORP, INC.

                              COMMUNITY FIRST BANK

                                      [MAP]

                               PROSPECTUS SUMMARY

     This summary highlights information about Community First Bancorp, Inc. and the offering. You should read the entire prospectus carefully, including the consolidated financial statements and notes to the consolidated financial statements. You should also consider carefully the information set forth under the heading "Risk Factors" before making any investment decision on our common stock.

COMMUNITY FIRST BANCORP, INC.

     Community First Bancorp, Inc. is the holding company for Community First Bank, a federal savings bank headquartered in Madisonville, Kentucky. Community First Bank operates from its main office at 2420 North Main Street and a branch office at 240 South Main Street, both in Madisonville, Kentucky. Community First Bank's lending activities consist primarily of the origination of loans secured by residential and commercial properties in our primary market area of Madisonville. Since we went public in 2003, we have nearly doubled our assets making us one of the fastest growing financial institutions in the Commonwealth of Kentucky during this period. At June 30, 2006, we had total assets of approximately $74.5 million, loans of approximately $67.6 million (net of allowances), deposits of approximately $60.3 million and stockholders equity of approximately $2.9 million.

     We incurred a loss of $222,000 for the six months ended June 30, 2006 and losses of $439,000 and $1.0 million, respectively, for the years ended December 31, 2005 and 2004. As of June 30, 2006, we had a federal income tax net operating loss carryforward of approximately $2.2 million. Our losses are primarily attributable to the increase in overhead resulting from the opening of our new main office in March 2004 and expenses related to our data processor conversion. Although our losses have narrowed, we do not expect to achieve sustained profitability without substantial additional growth. At our current capital level, however, we cannot grow significantly and remain in compliance with the regulatory capital requirements of our federal regulators. We intend to use the proceeds from this offering to bolster the capital of Community First Bank so that we can continue to grow our business to the scale we believe is needed to support our cost structure.

MANAGEMENT STRATEGY

     Founded in 1923 as the Madisonville Building & Loan Association, Community First Bank historically operated as a traditional thrift from its South Main Street location, offering long-term mortgages and small consumer loans to local residents. As the profitability of this business came under increasing pressure during the 1990s, Community First Bank suffered continuing losses, which severely eroded its capital base.

     In late 2001, the Board of Directors brought in Mr. William M. Tandy, who had extensive prior experience in bank turn-arounds, to take over management of Community First Bank. Prior to joining Community First Bank, Mr. Tandy had been brought in to serve as President of Hacienda Bank, a troubled bank in Santa Maria, California in 1993. Mr. Tandy restored Hacienda Bank to profitability and grew it from a low of $17.5 million in assets to $60 million in assets before selling that bank to Heritage Oaks Bank in Pasa Robles, California in 2000. Prior to Hacienda Bank, Mr. Tandy had been brought in to serve as the President of First National Bank of Pottsboro, Texas, another troubled bank, which he also returned to profitability and sold to American Bank in Sherman, Texas in 1992.

     Under  Mr.  Tandy's  leadership,   Community  First  Bank  has  executed  a
multi-pronged strategy to re-invigorate its franchise and enable it to compete more effectively. The principal elements of this strategy have included:

          GROWING AND DIVERSIFYING THE LOAN PORTFOLIO. In order to increase the profitability of Community First Bank, management has grown the loan portfolio and diversified it into more profitable lines of business than the one- to four-family lending which historically dominated the portfolio. With the capital from our 2003 conversion to stock form, we significantly increased our commercial and commercial mortgage lending. As the result of our conversion to a new computer system in 2004, we also gained the capability of offering commercial loans and lines of credit and other forms of lending on which higher rates may be charged as well as the ancillary services these customers require. The additional capital from this offering will increase our lending limits and allow us to further grow and diversify the portfolio.

          DEVELOPMENT OF NON-INTEREST INCOME SOURCES. Like most thrift institutions, Community First Bank traditionally relied on net interest income (i.e., the difference between the interest earned on its loan and securities portfolios and interest paid on its deposits and borrowings) to cover its operating expenses (salaries, occupancy, data processing, etc.). In order to diversify our income sources and create income streams that are less affected by changes in interest rates, we have developed various additional types of non-interest income including fees for various loan and deposit services and commission income. Our new computer system expanded the array of services we offer, including on-line banking and internet bill-pay, which have created new fee opportunities.

          MAINTAINING STRONG ASSET QUALITY. We have maintained our asset quality while growing Community First Bank. Our ratio of non-performing assets to total assets has been consistently less than 0.5% since 2003. We believe that our low level of non-performing assets reflects a strong credit culture and disciplined underwriting and we intend to continue operating Community First Bank in this manner.

          MODERNIZATION OF FACILITIES. In 2004, Community First Bank relocated its main office to a modern building in a faster-growing part of Madisonville. The new main office has drive-up facilities and more convenient hours. We had previously extensively remodeled our South Main Street office to make it more convenient and appealing to customers. These more modern facilities enabled us to attract new customers and better serve existing customers.

          IMPROVE MARKET AWARENESS. In 2002, Community First Bank adopted its current name to better reflect its community focus and the products it offers. The name change was accompanied by a marketing campaign to help establish our new identity and create greater market awareness of Community First Bank. Community First Bank has continued to be actively involved in the community and believes that these efforts have helped build further customer identification and loyalty.

          CONVERSION TO STOCK FORM. In 2003, Community First Bank completed a successful conversion to stock form selling 277,725 shares of newly issued stock to its depositors in accordance with Office of Thrift Supervision regulations. The conversion to stock form not only provided Community First Bank with the capital needed to grow but further increased our visibility in the market.

     As a result of the foregoing strategies, we have successfully grown our assets and our interest income and other income over the past several years. Despite our success in growing Community First Bank, we have incurred losses as our income growth has not been sufficient to offset the increased expenses resulting from our new main office. During 2004, we also experienced significant non-recurring charges related to the conversion of our data processor. In addition, we believe that our profitability has been negatively affected by the recent flattening of the yield curve, which began in June 2004 when the Federal Reserve Board initiated a series of interest rate increases. The Federal Reserve's actions have triggered an increase in short-term rates which has primarily affected the rates we pay on our deposits and borrowings while the long-term rates which determine the pricing of our loans have remained fairly constant.

     While we have undertaken various cost-cutting initiatives, management believes that the best strategy for achieving profitability is to continue to emphasize growth. Management believes that its success in growing the loan portfolio demonstrates that loan demand in its market area is sufficient to support further growth. At its current capital levels, however, we cannot grow to the size needed for profitability. The additional capital from this offering will increase our legal lending limits and allow us to serve a broader range of customers. In addition, the capital-based regulatory limits on our non-residential real estate lending will be increased.

     Our executive offices are located at 2420 North Main Street, Madisonville, Kentucky and our main telephone number is (270) 326-3500. We also maintain a website at www.cfbky.com. Information on our website should not be treated as part of this prospectus.

LOCATION AND MARKET AREA

     We consider our primary market area to be the City of Madisonville and surrounding Hopkins County, Kentucky. Located in the Western Coalfield Region of Kentucky, Hopkins County had a population of approximately 46,161 in 2005. Madisonville is located on US-41 (which will be part of the future Interstate 69
- designed to run North-South through the United States connecting Canada and Mexico) and just seven miles from the junction with the Western Kentucky Parkway which connects the Lexington/Louisville area to the western part of the state and Interstate 24. Madisonville is 49 miles south of Evansville, Indiana, 104 miles northwest of Nashville, Tennessee, and 153 miles southwest of Louisville, Kentucky. It is one half hour from Interstate 24. Commercial airline service is available at the Evansville Regional Airport in Evansville Indiana and Owensboro-Daviess County Regional Airport (both are within 50 miles of the city.) Madisonville is the county seat and largest city in Hopkins County and is home to one of the major healthcare facilities in the Commonwealth of Kentucky. The city is 35 miles from Kentucky's Lake Region, a popular recreation area consisting of two of Kentucky's largest lakes - Kentucky Lake and Lake Barkley.

     The largest employers in Madisonville and the surrounding communities include the Trover Regional Medical Center, General Electric Aircraft Engine, Carhartt, Inc. and Lear Corporation. By industry, the largest sectors of the Madisonville economy are healthcare and manufacturing. Land O' Frost, Inc., a packaged lunch meat producer, is in the process of completing a $49 million, 175,000 square foot industrial facility that will bring 500 new jobs to the area. Additionally, Fort Knox National recently established a new call center that will eventually add approximately 200 new jobs and Jennmar Corporation, a manufacturer of mining support products, announced it will build a 45,000 square foot plant which will generate over 40 new jobs.

     The 2005 unemployment rate for Hopkins County was 6.1%, the same rate as the state-wide rate. The median household income of $36,780 in 2005 for Hopkins County was below the median for Kentucky as a whole of $41,175 and for the United States of $49,747. Projections for median household income growth through 2010 for Hopkins County exceed the projections for growth in the United States as a whole. While the population of Madisonville grew by approximately 19% from 1990 to 2000, Hopkins County as a whole grew less than 1.0%. By comparison, the population of Kentucky grew by 9.6%.


                                  THE OFFERING

Common Stock Offered........................750,000 shares of common stock (excluding up to 112,500 additional shares that we may offer).

Best Efforts Offering                       This is a best efforts offering, in which the underwriter will use its best efforts to sell the shares of common stock we are offering.  The underwriter is not required to sell any minimum number or dollar amount of shares of common stock.

Common Stock Outstanding....................As of the date of this prospectus, we had 328,088 shares of common stock outstanding.
                                            Assuming the sale of all 750,000 shares in the offering (excluding up to 112,500 additional shares that we may offer), we would have 1,078,088 shares of common stock issued and outstanding.

Use of Proceeds...........................  We intend to invest the majority of the net offering proceeds in Community First Bank as additional capital to support our loan growth and business expansion activities.
                                            Our management will have broad discretion in determining the specific timing and use of the offering proceeds invested in Community First Bank.  We will use up to approximately $1.15 million of the net proceeds to repay existing indebtedness, including approximately $400,000 in indebtedness to directors.  This indebtedness was used to finance a capital infusion into Community First Bank.  See "Use of
                                            Proceeds."

Current Ownership by Our Management.......  Our directors and executive officers currently beneficially own approximately 56,362 shares of our common stock or 17.2% of our outstanding common stock.  See "Security
                                            Ownership of Certain Beneficial Owners and Management."  Some of our directors and executive officers may purchase additional shares of common stock in the offering.

Market for Our Common Stock...............  Our common stock is currently quoted for trading on the Over-the-Counter Bulletin
                                            Board ("OTCBB") under the symbol "CFBC".

Risk Factors..............................  You should carefully read the "Risk Factors" section in this prospectus before making any investment decision or purchasing any shares of common stock.

                             SUMMARY FINANCIAL DATA

     The following selected consolidated financial data at and for the six months ended June 30, 2006 and 2005 is derived from our unaudited financial statements for the six months then ended and reflect all adjustments necessary, in the opinion of management, for a fair presentation. Our results of operations for the six months ended June 30, 2006 do not necessarily reflect the results that may be expected for the full year. The following selected consolidated financial data at and for the fiscal years ended December 31, 2005, 2004 and 2003 is derived from our audited consolidated financial statements for the fiscal years then ended and should be read in conjunction with the consolidated financial statements and notes thereto.

                                                                    AT OR FOR THE
                                                                   SIX MONTHS ENDED                AT OR FOR THE
                                                                      JUNE 30,                 YEAR ENDED  DECEMBER 31,
                                                              ----------------------     -----------------------------------
                                                                2006          2005         2005          2004         2003
                                                              --------      --------     --------      --------     --------
                                                                         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
SELECTED FINANCIAL CONDITION DATA:
     Assets.................................................  $  74,490     $ 68,196    $   71,729    $  63,503   $  42,541
     Loans receivable, net..................................     67,608       58,851        64,578       51,932      35,066
     Cash and cash equivalents..............................      2,193        3,566         2,009        5,793       1,109
     Investment securities:
         Available-for-sale.................................      1,207        2,210         1,703        2,215       1,976
         Held-to-maturity...................................         60           73            66           89       1,424
     Deposits...............................................     60,295       52,786        54,477       46,466      33,172
     Advances from Federal Home Loan Bank...................      9,825       11,500        13,000       13,000       5,000
     Stockholders' equity...................................      2,874        2,919         2,720        3,164       4,209

SELECTED OPERATIONS DATA:
     Interest income........................................  $   2,041     $  1,641    $    3,556    $   2,692   $   2,182
     Interest expense.......................................      1,195          770         1,783        1,079         833
                                                              ---------     --------    ----------    ---------   ---------
         Net interest income................................        846          871         1,773        1,613       1,349
     Provision for loan losses..............................          2           61            79          164          82
                                                              ---------     --------    ----------    ---------   ---------
         Net interest income after provision for
            loan losses.....................................        844          810         1,694        1,449       1,267
     Other income...........................................        240          178           346          216         195
     Other expenses.........................................      1,306        1,231         2,479        2,581       1,564
                                                              ---------     --------    ----------    ---------   ---------
     Income (loss) before federal income tax
        expense (benefit)..................................        (222)        (243)         (439)        (916)       (102)
     Federal income tax expense (benefit)...................         --           --            --          116        (116)
                                                              ---------     --------    ----------    ---------   ---------
         Net income (loss)..................................  $    (222)    $   (243)   $     (439)   $  (1,032)  $      14
                                                              =========     ========    ==========    =========   =========

PER SHARE DATA:
     Earnings per share - Basic............................   $   (0.74)    $  (0.88)   $    (1.58)   $   (3.71)  $    0.05
     Earnings per share - Diluted..........................       (0.74)       (0.88)        (1.58)       (3.71)       0.05
     Book value per share..................................        8.76        10.51          9.79        11.40       15.15

PERFORMANCE RATIOS:
     Return on average assets (1)..........................       (0.61)%      (0.74)%       (0.65)%      (2.00)%      0.03%
     Return on average equity (1)..........................      (15.44)      (16.34)       (14.98)      (27.85)       0.33
     Interest rate spread (1)..............................        2.22         2.75          2.70         3.41        3.20
     Net interest margin (1)...............................        2.48         2.93          2.85         3.48        3.43
     Ratio of average interest-earning assets to average
        interest-bearing liabilities.......................      107.62       105.64        105.18       103.09      110.83
     Ratio of noninterest expense to average
        total assets (1)...................................        3.58         3.82          3.69         5.00        3.78

ASSET QUALITY RATIOS:
     Nonperforming assets to total assets at end
       of period...........................................        0.36%        0.16%         0.43%        0.46%       0.11%
     Nonperforming loans to total loans at end of period...        0.40         0.19          0.47         0.57        0.13
     Allowance for loan losses to total loans at
       end of period.......................................        0.57         0.62          0.60         0.61        0.51
     Allowance for loan losses to nonperforming loans
        at end of period...................................      143.87       330.36        126.80       108.09      376.99
     Net charge-offs to average loans outstanding (1)......        0.01         0.04          0.02         0.05        0.02

CAPITAL RATIOS:
     Equity to total assets at end of period...............        3.86%        4.28%         3.79%        4.95%       9.89%
     Average equity to average assets......................        3.94         4.61          4.36         7.18       10.03
     Tier 1/core capital to adjusted total assets (2)......        5.32         5.33          5.47         6.05        9.73
     Tier 1 capital to risk-based assets (2)...............        9.11         9.29          9.30        10.88       18.12
     Total capital to risk-based assets (2)................       10.00        10.23         10.22        11.78       18.91

---------
(1)  Ratios for the six-month periods have been annualized.
(2)  Community First Bank only.

                                  RISK FACTORS

     An investment in our common stock involves risk, and you should not invest in our common stock unless you can afford to lose some or all of your investment. You should carefully read the risks described below, together with all of the other information included in this prospectus, before you decide to buy any of our common stock. Our business, prospects, financial condition and results of operations could be harmed by any of the following risks.

                          RISKS RELATED TO OUR BUSINESS

WE HAVE HAD OPERATING LOSSES AND HAVE NOT BEEN PROFITABLE FOR THE PAST TWO FISCAL YEARS, AND THERE CAN BE NO ASSURANCE WE WILL CONSISTENTLY RETURN TO PROFITABILITY AFTER THE OFFERING.

     For the six months ended June 30, 2006, we had a loss of $222,000 ($0.74 per diluted share). For the year ended December 31, 2005, we had a net loss of $439,000 ($1.58 per diluted share) and for the year ended December 31, 2004, we had a net loss of $1.0 million ($3.71 per diluted share). Our losses are attributable to the increase in operating expenses resulting from the opening of our new main office and certain expenses attributable to our 2004 change in data processors. In order to become profitable, we believe that we must increase our net interest income by growing our loan portfolio. We cannot give any assurances as to how long it will take for us to grow Community First Bank sufficiently to offset our current expenses. Nor can we give assurances that we will not incur substantial losses in the meantime. If we are unable to consistently return to profitability, the value of our common stock may decrease significantly, and you could lose the entire amount of your investment in our common stock.

WE MAY NOT HAVE ADEQUATELY ADDRESSED OUR AUDITORS' CONCERNS REGARDING THE WEAKNESSES IN OUR INTERNAL CONTROLS.

     In connection with the audit of our financial statements for the fiscal year ended December 31, 2005, our auditors identified the following material weaknesses in our internal controls:

     o    failure to reconcile certain correspondent bank accounts;
     o    failure to reconcile certain suspense and clearing accounts; and
     o    inadequate segregation of the duties of certain employees.

     Management has taken a number of steps intended to address these concerns. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Internal Controls." No assurance can be given that these measures will be sufficient to mitigate the risks from weaknesses in our internal controls. If we do not adequately address the weaknesses in our internal controls, investors may not be able to rely on the accuracy of our financial statements and our auditors may qualify their reports on our financial statements. If we are unable to adequately reconcile our accounts, we may be required to charge off amounts that we cannot substantiate. There can be no assurance that we will not incur additional expense in addressing weaknesses in our internal controls.

OUR ABILITY TO USE OUR NET OPERATING LOSS CARRYFORWARDS IS LIKELY TO BE LIMITED AS A RESULT OF THE OFFERING.

     At June 30, 2006, we had net operating loss carryforwards of approximately $2.2 million available to offset future taxable income. Under the Internal Revenue Code, the right to this benefit becomes limited if, at any time within a three-year period, holders of more than 5% of our capital stock, in the aggregate, increase their ownership of our common stock by more than 50% of our outstanding capital stock in the aggregate. For purposes of this test, any new group of owners will be treated as a single 5% stockholder. Accordingly, if persons other than our current stockholders collectively acquire more than 50% of our stock in this offering, our ability to utilize our loss carryforwards will be limited. The amount of the limitation will depend on the fair market value of our outstanding common stock immediately prior to the ownership change and the applicable Internal Revenue Service long-term tax-exempt interest rate in effect at the time. Based on the recent trading prices for the common stock and the applicable rate, we estimate that we would only be able to use $120,000 annually in loss carryforwards to offset taxable income if new stockholders hold in excess of 50% of our common stock following this offering. If we are unable to fully utilize our loss carryforwards before they expire in 20 years, they will be lost.

THE LOSS OF OUR CHIEF EXECUTIVE OFFICER WOULD HURT OUR OPERATIONS.

     We rely heavily on our President and Chief Executive Officer, William M. Tandy. The loss of his services would adversely affect us because, as a small community bank, Mr. Tandy has more responsibility than would be typical in a larger institution with more employees. In addition, as a small community bank, we have fewer management level personnel who would be able to succeed Mr. Tandy and assume his duties. We have attempted to provide for his continued employment with us by entering into an employment agreement with Mr. Tandy. Mr. Tandy, however, could terminate his employment at any time. We maintain key man life insurance on Mr. Tandy.

IF WE HAVE NOT PROPERLY ASSESSED THE CREDITWORTHINESS OF OUR BORROWERS, MANY OF WHOM ARE NEW CUSTOMERS, OUR ASSET QUALITY COULD DECLINE AND WE COULD SUSTAIN ADDITIONAL LOSSES.

     Our earnings are significantly affected by our ability to properly originate, underwrite and service loans. We could sustain losses if we incorrectly assess the creditworthiness of our borrowers or fail to detect or respond to deterioration in asset quality in a timely manner. Problems with asset quality could cause our interest income and net interest margin to decrease and our provision for loan losses to increase, which could adversely affect our results of operations and financial condition. While we have not had asset quality issues in recent years, the majority of the loans in our portfolio have only recently been originated. Accordingly, there may be credit quality issues, which have not yet become apparent as it generally takes some time before loans become non-performing. In addition, our recent loan originations have taken place during a period of favorable economic conditions, including low interest rates. There can be no assurance that our loan customers will not experience payment difficulties if economic conditions change.

OUR  SUCCESS  WILL  DEPEND  UPON OUR  ABILITY TO  EFFECTIVELY  MANAGE OUR FUTURE
GROWTH.

     We believe that we have in place the management and systems to support continued growth. However, our continued growth and profitability depend on the ability of our officers and key employees to manage such growth effectively, to attract and retain skilled employees, to maintain effective internal controls and a strong credit culture and to execute our strategic plan. If we cannot manage these and other similar factors, our future growth will be adversely affected. Accordingly, there can be no assurance that we will be successful in managing our growth, and the failure to do so would adversely affect our financial condition and results of operations.

WE INTEND TO INCREASE OUR ORIGINATIONS OF COMMERCIAL LOANS, WHICH HAVE A HIGHER DEGREE OF RISK THAN OTHER TYPES OF LOANS.

     Commercial loans are often larger and may involve greater risks than other types of lending. Because payments on such loans are often dependent on the successful operation of the property or business involved, repayment of such loans may be more sensitive than other types of loans to adverse conditions in the real estate market or the economy. Unlike residential mortgage loans, which generally are made on the basis of the borrower's ability to make repayment from his or her employment and other income and which are secured by real property whose value tends to be more easily ascertainable, commercial loans typically are made on the basis of the borrower's ability to make repayment from the cash flow of the borrower's business. As a result, the availability of funds for the repayment of commercial loans may be substantially dependent on the success of the business itself and the general economic environment. If the cash flow from business operations is reduced, the borrower's ability to repay the loan may be impaired. As we grow our commercial loan portfolio, we expect that we will have to increase the allowance for loan losses to reflect the risks inherent in this type of lending. Since the provisions for these loans must be made at the time of their origination, we could be required to make substantial additional loan loss provisions well before the additional income from these loans is reflected in our financial statements.

OUR ABILITY TO GROW OUR COMMERCIAL AND COMMERCIAL REAL ESTATE LOAN PORTFOLIOS COULD BE LIMITED BY OUR CHARTER.

     As a federal savings bank, commercial loans may not exceed 20% of Community First Bank's assets and any commercial loans in excess of 10% of assets must be made to small businesses as defined in Office of Thrift Supervision regulations. In addition, loans secured by liens on non-residential real property may not exceed 400% of total regulatory capital. Our commercial loan portfolio is currently less than 1.0% of assets and our non-residential real estate loans are approximately 160% of total regulatory capital. There can be no assurance that the regulatory limitations on commercial and non-residential real estate lending by federal savings banks will not limit our ability to grow and diversify our loan portfolio.

IF WE EXPERIENCE GREATER LOAN LOSSES THAN WE HAVE PROVIDED FOR, IT WILL HAVE AN ADVERSE EFFECT ON OUR ABILITY TO OPERATE PROFITABLY.

     The risk of credit losses on loans varies with, among other things, general economic conditions, the type of loan being made, the creditworthiness of the borrower over the term of the loan and, in the case of a collateralized loan, the value and marketability of the collateral for the loan. Management maintains an allowance for loan losses based upon, among other things, historical loan loss experience, an evaluation of economic conditions and regular reviews of delinquencies and loan portfolio quality. Based upon such factors, management makes various assumptions and judgments about the ultimate collectability of the loan portfolio and provides an allowance for loan losses based upon a percentage of the outstanding balances and for specific loans when their ultimate collectability is considered questionable. If management's assumptions and judgments prove to be incorrect and the allowance for loan losses is inadequate to absorb future losses, or if the bank regulatory authorities require us to increase the allowance for loan losses as a part of their examination process, our earnings and capital could be significantly and adversely affected.

     As of June 30, 2006, our allowance for loan losses was $387,000 which represented 0.57% of outstanding loans. At such date, we had six loans totaling $159,000 on non-accrual status. We actively manage our non-accruing loans in an effort to minimize credit losses. Although management believes that our allowance for loan losses is adequate, there can be no assurance that the allowance will prove sufficient to cover future loan losses. Further, although management uses the best information available to make determinations with respect to the allowance for loan losses, future adjustments may be necessary if economic conditions differ substantially from the assumptions used or adverse developments arise with respect to our non-performing or performing loans. Material additions to our allowance for loan losses would result in a decrease in our net income and capital, and could have a material adverse effect on our financial condition and results of operations.

LIQUIDITY NEEDS COULD ADVERSELY AFFECT OUR ABILITY TO GROW.

     Our primary sources of funds are customer deposits and loan repayments. While scheduled loan repayments are a relatively stable source of funds, they are subject to the borrowers' ability to repay the loans. The ability of borrowers to repay loans can be adversely affected by a number of factors, including changes in economic conditions, adverse trends or events affecting business industry groups, reductions in real estate values or markets, business closings or lay-offs, inclement weather, natural disasters and international instability. Additionally, deposit levels may be affected by a number of factors, including rates paid by competitors, general interest rate levels, returns available to customers on alternative investments and general economic conditions. Accordingly, we may be required from time to time to rely on secondary sources of liquidity to meet withdrawal demands or otherwise fund operations. Such sources include advances from the Federal Home Loan Bank of Cincinnati, brokered deposits and lines of credit from correspondent banks. While we believe that these sources are currently adequate, there can be no assurance they will be sufficient to meet future liquidity demands, particularly if we continue to grow and experience increasing loan demand. We may be required to slow or discontinue loan growth, capital expenditures or other investments or liquidate assets should such sources not be adequate.

MOST OF OUR LOANS ARE SECURED, IN WHOLE OR IN PART, WITH REAL ESTATE COLLATERAL WHICH IS SUBJECT TO DECLINES IN VALUE.

     In addition to the financial strength and cash flow characteristics of the borrower in each case, we generally secure our loans with real estate collateral. As of June 30, 2006, approximately 93% of our loans had real estate as a primary, secondary or tertiary component of collateral. Real estate values and real estate markets are generally affected by, among other things, changes in national, regional or local economic conditions, fluctuations in interest rates and the availability of loans to potential purchasers, changes in tax laws and other governmental statutes, regulations and policies, and acts of nature. The real estate collateral in each case provides an alternate source of repayment in the event of default by the borrower. If real estate prices in our markets decline, the value of the real estate collateral securing our loans could be reduced. If we are required to liquidate the collateral securing a loan during a period of reduced real estate values to satisfy the debt, our earnings and capital could be adversely affected.

OUR LEGAL LENDING LIMITS ARE RELATIVELY LOW AND RESTRICT OUR ABILITY TO COMPETE FOR LARGER CUSTOMERS.

     At June 30, 2006, our lending limit per borrower was approximately $652,000, or 15% of our capital. Accordingly, the size of loans that we can offer to potential borrowers is less than the size of loans that many of our competitors with larger capitalizations are able to offer. We may engage in loan participations with other banks for loans in excess of our legal lending limits. However, there can be no assurance that such participations will be available at all or on terms which are favorable to us and our customers. Although we expect our legal lending limit to increase as the result of the offering, our limit will still be lower than many of our competitors.

OUR FUTURE GROWTH AND PROFITABILITY MAY BE LIMITED BY COMPETITION AND ECONOMIC CONDITIONS IN OUR MARKET AREA.

     Our primary market area consists of Madisonville and surrounding areas of Hopkins County, Kentucky. While the City of Madisonville has experienced steady population growth, population growth in Hopkins County has historically been below that of the Commonwealth of Kentucky and the United States. Our ability to make new loans in our market area may be limited to the extent that the rate of population growth is flat or declines. Further, the Hopkins County unemployment rate has been higher and median household income lower historically than for Kentucky as a whole and the United States. Within our market area, we compete for loans and deposits with several other financial institutions. Most competing institutions have financial resources substantially greater than ours and may therefore be able to offer a greater variety of loan and deposit accounts, which could give them a competitive advantage over us. Such competition could adversely affect us in the future.

THE SUCCESS AND GROWTH OF OUR BUSINESS WILL DEPEND ON OUR ABILITY TO ADOPT AND IMPLEMENT TECHNOLOGICAL CHANGES.

     The  banking  industry  and the  ability to deliver  financial  services is becoming more dependent on technological advancement, such as the ability to process loan applications on the Internet, accept deposits remotely, accept electronic signatures, provide process status updates instantly and on-line banking capabilities and other expected customer conveniences that are cost efficient to our business processes. We are continually improving our information technologies and reviewing our overall information technology structure. We may be required to make significant capital expenditures in
technology  in  order  to  comply  with  regulatory   requirements   and  remain
competitive.

WE MAY BE REQUIRED TO RAISE ADDITIONAL CAPITAL IN THE FUTURE, BUT THAT CAPITAL MAY NOT BE AVAILABLE.

     We are required by federal banking regulations to maintain adequate levels of capital for the safe and sound operation of our business. We anticipate that our capital resources following the offering will be sufficient to meet our needs for the immediate future. However, because we have not been profitable during recent periods, we may have to raise additional equity capital in the future to support our continued growth or for other reasons. Our ability to raise capital, if needed, will depend on conditions in the capital markets at that time, which are outside our control, and on our financial performance and condition. Accordingly, we cannot assure you of our ability to raise additional capital if needed on terms acceptable to us or at all. If we cannot raise additional capital when needed, our ability to further expand our business through internal growth or otherwise could be materially limited and we could be subject to further enforcement actions by our regulators.

               RISKS RELATED TO OUR COMMON STOCK AND THIS OFFERING

THERE IS LITTLE OR NO TRADING MARKET FOR OUR COMMON STOCK, WHICH MAY ADVERSELY IMPACT YOUR ABILITY TO SELL YOUR SHARES AND THE PRICE YOU RECEIVE FOR YOUR SHARES.

     Our common stock trades only in the over-the-counter market, and trades are reported on the OTCBB. Our common stock has limited or no trading activity, and we cannot assure you that an active trading market in our common stock will develop as a result of the offering or at any time in the foreseeable future. This means that there may be limited liquidity for our common stock, which may make it difficult to buy or sell our common stock, may negatively affect the price of our common stock and may cause volatility in the price of our common stock.

THE OFFERING PRICE OF OUR COMMON STOCK DOES NOT NECESSARILY REFLECT THE MARKET VALUE OF OUR COMMON STOCK OR THE PRICE YOU WOULD RECEIVE IF YOU SELL YOUR SHARES FOLLOWING COMPLETION OF THE OFFERING.

     The offering price of the shares of our common stock to be sold in the offering has been determined by the Board of Directors. The trading price of our common stock following the offering will be determined by the marketplace. Accordingly, the offering price of our common stock does not necessarily reflect the price at which our stock would sell in the limited market for our common stock following the offering. Therefore, you may not be able to sell our shares at or above the offering price after the offering.

SINCE THIS IS A BEST EFFORTS OFFERING WITH NO MINIMUM NUMBER OF SHARES THAT MUST BE SOLD, WE MAY NOT RAISE SUFFICIENT CAPITAL TO FULLY IMPLEMENT OUR BUSINESS PLANS AND YOU MAY BE ONE OF ONLY A SMALL NUMBER OF INVESTORS IN THE OFFERING.

     This is a best efforts offering with no minimum number of shares that must be sold. The underwriter will use its best efforts to sell the common stock that we are offering and there is no firm commitment by the underwriter to sell any minimum dollar amount or number of shares. To the extent that the underwriter sells significantly less than the total number of shares that we are offering through this prospectus, you may be one of only a small number of investors in this offering, and we may use a substantial percentage of the offering proceeds to pay for the offering expenses, and not for the purposes identified under the caption "Use of Proceeds." If significantly fewer than all shares offered are sold, our capital may not be sufficiently increased to achieve our growth objectives and we may be required to seek additional capital sooner, or on less favorable terms, than would otherwise be necessary. Any funds received from investors in the offering will be available to us regardless of the number of shares sold in this offering and will not be refunded to the investor.

WE COULD TERMINATE OUR SECURITIES AND EXCHANGE COMMISSION REGISTRATION WHICH COULD CAUSE OUR COMMON STOCK TO BE DE-LISTED FROM THE OTCBB AND WOULD REDUCE THE INFORMATION AVAILABLE TO INVESTORS.

     We currently have 141 stockholders of record. If we have fewer than 300 stockholders of record after the offering, we will be eligible to de-register our common stock under the Securities Exchange Act of 1934 in 2007. Although we currently do not intend to de-register, there can be no assurance that we will not de-register the common stock at some point in the future. If we de-register, we will no longer be required to file annual and quarterly reports with the Securities and Exchange Commission and will no longer be subject to various substantive requirements of Securities and Exchange Commission regulations. De-registration will reduce the amount of information available to investors about us and may cause our common stock to be de-listed from the OTCBB. In addition, investors will not have the protections of certain Securities and Exchange Commission regulations to which we will no longer be subject.

WE HAVE NOT PAID A CASH DIVIDEND ON OUR COMMON STOCK AND THERE ARE SUBSTANTIAL RESTRICTIONS ON OUR ABILITY TO PAY CASH DIVIDENDS ON OUR COMMON STOCK.

     We have not paid a cash dividend on our common stock and we do not currently expect to pay cash dividends on our common stock for the foreseeable future. We intend to use our profits, if any, to support future growth. Because we will not have substantial liquid assets at the holding company level, we can only pay a dividend if Community First Bank pays a dividend to Community First Bancorp, Inc. Unless approved by federal bank regulators, Community First Bank may not pay dividends in excess of its earnings for the past two fiscal years and any interim period. Future payment of cash dividends, if any, will be at the discretion of the Board of Directors and will be dependent upon our financial condition, results of operations, capital requirements and such other factors as the Board may deem relevant and will be subject to applicable federal and state laws that impose restrictions on our ability to pay dividends.

OUR COMMON STOCK IS NOT INSURED AND YOU COULD LOSE THE VALUE OF YOUR ENTIRE INVESTMENT.

     An investment in shares of our common stock is not a deposit and is not insured against loss by the government. Accordingly, you could lose the entire value of your investment.

OUR MANAGEMENT HAS BROAD DISCRETION CONCERNING THE APPLICATION OF NET PROCEEDS FROM THE OFFERING.

     The net proceeds of the offering will be used to repay existing indebtedness, to provide additional regulatory capital for expansion capability and for general corporate purposes, including but not limited to, increased commercial and commercial mortgage lending activity and investment in securities. Within these categories, management may determine to apply the net proceeds in its discretion.

OUR ARTICLES OF INCORPORATION AND BYLAWS INCLUDE ANTI-TAKEOVER PROVISIONS, WHICH, TOGETHER WITH STATUTORY ANTI-TAKEOVER PROVISIONS TO WHICH WE ARE SUBJECT, COULD DISCOURAGE HOSTILE ACQUISITIONS OF CONTROL.

     Provisions in our articles of incorporation and bylaws, the General Corporation Law of the State of Maryland, and certain federal regulations may make it difficult, and expensive, to pursue a tender offer, change in control or takeover attempt which we oppose. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the current Board of Directors or management of Community First Bancorp, Inc. more difficult. These provisions include: restrictions on the acquisition of our equity securities and limitations on voting rights; staggered terms for members of the Board of Directors; removal of directors only for cause and by an 80% vote; certain provisions relating to meetings of stockholders; denial of cumulative voting by stockholders in the election of directors; the issuance of preferred stock and additional shares of common stock without shareholder approval; and super-majority provisions for the approval of certain business combinations.

                          RISKS RELATED TO OUR INDUSTRY

WE OPERATE IN A COMPETITIVE MARKET WHICH COULD CONSTRAIN OUR FUTURE GROWTH AND PROFITABILITY.

     We operate in a competitive environment, competing for deposits and loans with commercial banks, savings associations and other financial entities. Competition for deposits comes primarily from other commercial banks, savings associations, credit unions, money market and mutual funds and other investment alternatives. Competition for loans comes primarily from other commercial banks, savings associations, mortgage banking firms, credit unions and non-traditional lenders. Many of the financial intermediaries operating in our market area offer certain services, such as trust services, which we do not offer. Moreover, banks with a larger capitalization and financial intermediaries not subject to bank regulatory restrictions have larger lending limits and are thereby able to serve the needs of larger customers.

WE ARE REQUIRED TO COMPLY WITH EXTENSIVE AND COMPLEX GOVERNMENTAL REGULATION WHICH CAN ADVERSELY AFFECT OUR BUSINESS.

     Our operations are and will be affected by current and future legislation and by the policies established from time to time by various federal and state regulatory authorities. Banking regulations, designed primarily for the safety of depositors, may limit a financial institution's growth and the return to its investors by restricting such activities as the payment of dividends, mergers with or acquisitions by other institutions, investments, loans and interest rates, interest rates paid on deposits, expansion of branch offices, and the offering of securities or trust services. We are also subject to capitalization guidelines established by federal law and could be subject to enforcement actions to the extent that we are found by regulatory examiners to be undercapitalized. It is not possible to predict what changes, if any, will be made to existing federal and state legislation and regulations or the effect that any such changes may have on our future business and earnings prospects. Further, the cost of compliance with regulatory requirements may adversely affect our ability to operate profitability.

     During the past several years, significant legislative attention has been focused on the regulation and deregulation of the financial services industry. Non-bank financial institutions, such as securities brokerage firms, insurance companies and money market funds, have been permitted to engage in activities which compete directly with traditional bank business.

WE REALIZE INCOME PRIMARILY FROM THE DIFFERENCE BETWEEN INTEREST EARNED ON LOANS AND INVESTMENTS AND INTEREST PAID ON DEPOSITS AND BORROWINGS, AND CHANGES IN INTEREST RATES MAY ADVERSELY AFFECT OUR PROFITABILITY AND ASSETS.

     Changes in prevailing interest rates may hurt our business. We derive our income mainly from the difference or "spread" between the interest earned on loans, securities and other interest-earning assets, and interest paid on deposits, borrowings and other interest-bearing liabilities. In general, the larger the spread, the more we earn. When market rates of interest change, the interest we receive on our assets and the interest we pay on our liabilities will fluctuate. This can cause decreases in our spread and can adversely affect our income.

     Interest rates affect how much money we can lend. For example, when interest rates rise, the cost of borrowing increases and loan originations tend to decrease. In addition, changes in interest rates can affect the average life of loans and investment securities. A reduction in interest rates generally results in increased prepayments of loans and mortgage-backed securities, as borrowers refinance their debt in order to reduce their borrowing cost. This causes reinvestment risk, because we generally are not able to reinvest prepayments at rates that are comparable to the rates we earned on the prepaid loans or securities. Changes in market interest rates could also reduce the value of our financial assets. If we are unsuccessful in managing the effects of changes in interest rates, our financial condition and results of operations could suffer.

THE COSTS OF BEING A PUBLIC COMPANY ARE PROPORTIONATELY HIGHER FOR SMALL COMPANIES LIKE US DUE TO THE REQUIREMENTS OF THE SARBANES-OXLEY ACT.

     The Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated by the Securities and Exchange Commission have increased the scope, complexity, and cost of corporate governance, reporting, and disclosure practices. These regulations are currently applicable to us. We expect to experience increasing compliance costs, including costs related to internal controls and the requirement that our auditors attest to and report on management's assessment of our internal controls, as a result of the Sarbanes-Oxley Act. The internal control reporting requirements are currently scheduled to become applicable to us with respect to the fiscal year ending December 31, 2007. These necessary costs are proportionately higher for a company of our size and will affect our profitability more than that of some of our larger competitors.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Some of the matters discussed under the captions "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business of Community First Bancorp, Inc. and Community First Bank" and elsewhere in this prospectus include forward-looking statements. These forward-looking statements include statements regarding profitability, liquidity, allowance for loan and lease losses, interest rate sensitivity, market risk and financial and other goals. Forward-looking statements often use words such as "believe," "expect," "plan," "may," "will," "should," "project," "contemplate," " anticipate," "forecast," "intend" or other words of similar meaning. You can also identify them by the fact that they do not relate strictly to historical or current facts. The forward-looking statements we use in this prospectus are subject to significant risks, assumptions and uncertainties, including among other things, the following important factors that could affect the actual outcome of future events:

     o fluctuations in market rates of interest and loan and deposit pricing, which could negatively affect our net interest margin, asset valuation and income and expense projections;

     o adverse changes in the overall national economy as well as adverse economic conditions in our market areas;

     o    competitive factors within the financial services industry;

     o    changes  in  regulatory   requirements   and/or  restrictive   banking
          legislation; and

     o other factors described in the "Risk Factors" section of this prospectus.

     Because  of  these  and  other   uncertainties,   our  actual  results  and
performance  may  be  materially  different  from  results  indicated  by  these forward-looking statements. You should not put undue reliance on any forward-looking statements.

     All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth in this prospectus. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of these statements in light of new information or future events.

                                 USE OF PROCEEDS

     The following table reflects the anticipated allocation of the net proceeds of the offering at an assumed public offering price of $8.25 per share (the average of the bid and asked price for the common stock as of August 4, 2006), after deducting estimated expenses. Because this is a best efforts offering and there is no minimum number of shares that must be sold, any funds received from an investor will be available to us regardless of the number of shares sold, and not be refunded to the investor. We are presenting this information assuming that we sell 10%, 50% and 100% of the shares of common stock that we are offering. Our management will have broad discretion in determining the specific timing and use of the proceeds.

                                            10%                         50%                         100%
                                    ----------------------      -------------------         ----------------------
                                                  PERCENT                   PERCENT                       PERCENT
                                                 OF GROSS                   OF GROSS                      OF GROSS
                                    AMOUNT       PROCEEDS       AMOUNT      PROCEEDS       AMOUNT         PROCEEDS
                                    ------       --------       ------      --------       ------         --------
Gross offering proceeds........    $618,750       100.00%     $3,093,750     100.00%      $6,187,500       100.00%
Less:
  Estimated underwriter's
    commission (1).............      37,125         6.00         185,625       6.00          371,250         6.00
  Estimated offering expenses
    excluding underwriter's-
    commission (2).............     150,000        24.24         150,000       4.85          150,000         2.42
                                   --------        -----      ----------      -----       ----------        -----
Net offering Proceeds..........    $431,625        69.76%     $2,758,125      89.15%      $5,666,250        91.58%
                                   ========        =====      ==========      =====       ==========        =====

________
(1) 6% of the gross offering proceeds. See "Plan of Distribution" for additional details.
(2) This amount includes filing fees, printer fees and fees incurred by us for legal and accounting services.

     We intend to use up to approximately $1.15 million in net proceeds to repay indebtedness we incurred in the last year to provide funds for a capital infusion into Community First Bank. Of this indebtedness, $750,000 is to our correspondent bank. This indebtedness bears an interest rate equal to the prime rate plus 25 basis points (currently 8.50%) and is scheduled to mature on November 15, 2006. The remaining indebtedness is to Directors Riddle, Carson and Teague at an interest rate of 7.50% and is also scheduled to mature on November 15, 2006. See "Business of Community First Bancorp, Inc. and Community First Bank -- Sources of Funds -- Correspondent Bank and Other Borrowings." In the event we sell less than all the shares offered, we may seek to refinance our current indebtedness at maturity rather than repay it. In the event we sell less than the number of shares required to repay our indebtedness to our correspondent bank, we will seek to refinance that indebtedness.

     We intend to invest substantially all of the remaining net offering proceeds in Community First Bank. The net proceeds will provide Community First Bank with additional capital to support its loan growth and business expansion activities. We have not made a specific allocation for the use of these net proceeds by Community First Bank. Until utilized, we anticipate that we will invest the net offering proceeds in liquid assets. See "Risk Factors - Risks Related to Our Common Stock and the Offering, - Our management has broad discretion concerning the application of net proceeds from the offering."

                           MARKET FOR OUR COMMON STOCK

     Our common stock has limited trading activity and is traded over-the-counter. Trades in our common stock are reported on the OTCBB under the symbol "CFBC." We cannot assure you that an active trading market will develop in the future or that an investor will otherwise be able to dispose of his or her shares of common stock. As of June 30, 2006, there were 141 stockholders of record of our common stock, which does not include stockholders who hold stock in the name of their brokers or other nominees.

     The table below presents the high and low sales prices for our common stock as reported by the OTCBB for the periods indicated. Market quotations for the OTCBB reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.


             PERIOD                               HIGH             LOW
-----------------------------------------        -------         --------

2006
     3rd quarter (through August 4, 2006)        $  8.50         $  7.10
     2nd quarter                                    8.90            6.90
     1st quarter                                    9.00            6.90
2005
     4th quarter                                   10.90            9.00
     3rd quarter                                   11.50           10.90
     2nd quarter                                   12.75           10.75
     1st quarter                                   13.50           12.50
2004
     4th quarter                                   14.25           13.25
     3rd quarter                                   15.00           13.40
     2nd quarter                                   18.44           15.00
     1st quarter                                   20.00           13.85


                                 DIVIDEND POLICY

     We have not paid cash dividends in the past and do not anticipate paying any cash dividends in the foreseeable future. We expect that we will retain all earnings, if any, in order to provide more funds to operate our business. Any payment of dividends is subject to the discretion of our board of directors, which will consider a number of factors, including our prospects for future earnings, financial condition, cash needs and general business conditions.

     We are organized under the Maryland General Corporation Law, which prohibits the payment of a dividend if, after giving it effect, the corporation would not be able to pay its debts as they become due in the usual course of business or the corporation's total assets would be less than the sum of its total liabilities plus, unless the charter permits otherwise, the amount that would be needed, if the corporation were to be dissolved, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights on dissolution are superior to those receiving the distribution.

     Our ability to pay any cash dividends in the future will depend primarily on Community First Bank's ability to pay cash dividends to us. Community First Bank may only pay dividends if it is in compliance with certain regulatory requirements governing the payment of dividends by it. Community First Bank may only pay dividends to the extent of its earnings for the current year and retained earnings for the prior years. See "Supervision and Regulation - Regulation of Community First Bank - Dividends."

                                 CAPITALIZATION

     The following table sets forth our consolidated capitalization at June 30, 2006.

     You should read this information together with our consolidated financial statements and related notes, which are included elsewhere in this prospectus.

                                                                              AT JUNE 30, 2006
                                                                              ----------------
Stockholders' Equity:
     Common stock, par value $0.01 per share, 5,000,000 shares                 $       3,280
         authorized, 328,088 shares issued and outstanding
     Preferred stock, par value $0.01 per share, 1,000,000 shares                         --
         authorized, no shares issued and outstanding
     Additional paid-in capital                                                    2,829,943
     Retained earnings - substantially restricted                                     69,646
     Accumulated other comprehensive loss                                            (29,105)
                                                                               -------------
Total stockholders' equity                                                     $   2,873,764
                                                                               =============

Stockholders' equity per share                                                 $        8.76
                                                                               =============

Community First Bank Capital Ratios:
     Tier 1/core capital to adjusted total assets                                      5.32%
     Tier 1 risk-based capital to risk-based assets                                    9.11%
     Total risk-based capital to risk-based assets                                    10.00%

                                    DILUTION

     Net tangible book value per share represents the amount of stockholders' equity, less goodwill and other intangible assets, divided by the number of shares of common stock that are outstanding. On June 30, 2006, our net tangible book value was $2,873,764 or $8.76 per share of common stock. Dilution per share to new investors in this offering represents the difference between the amount per share that these investors pay and the pro forma net tangible book value per share of common stock immediately after completion of the offering.

     Assuming the sale of all 750,000 shares of common stock in the offering at an assumed offering price of $8.25 per share, and after giving effect to the estimated offering expenses, at June 30, 2006, our adjusted net tangible book value would be $8,540,014 or $7.92 per share. The dilution to the new investors would be $0.33 per share or approximately 4.0% less than the price per share paid in the offering.

     The following table illustrates the dilution to new investors assuming that we sell 10%, 50% and 100% of the common stock being offered. This is a best efforts offering and there is no minimum number of shares that we must sell. The tables below do not take into account the sale of any of the additional 112,500 shares that we may offer.

                                                                        10%         50%         100%
                                                                        ---         ---         ----
Net tangible book value per share at June 30, 2006..............      $ 8.76      $  8.76     $   8.76
Increase (decrease) attributable to investors in the offering...       (0.56)       (0.75)       (0.84)
                                                                      ------      -------     --------
Pro-forma net tangible book value per share after offering......      $ 8.20      $  8.01     $   7.92
                                                                      ======      =======     ========

Offering price per share........................................      $ 8.25      $  8.25     $   8.25
Dilution per share to new investors.............................       (0.05)       (0.24)       (0.33)
Dilution as a percentage of offering price......................        0.61%        2.91%        4.00%

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data at and for the six months ended June 30, 2006 and 2005 is derived from our unaudited financial statements for the six months then ended and reflect all adjustments necessary, in the opinion of management, for a fair presentation. Our results of operations for the six months ended June 30, 2006 do not necessarily reflect the results that may be expected for the full year. The following selected consolidated financial data at and for the fiscal years ended December 31, 2005, 2004 and 2003 is derived from our audited consolidated financial statements for the fiscal years then ended and should be read in conjunction with the consolidated financial statements and notes thereto.

                                                                    AT OR FOR THE
                                                                   SIX MONTHS ENDED                AT OR FOR THE
                                                                      JUNE 30,                 YEAR ENDED  DECEMBER 31,
                                                              ----------------------     -----------------------------------
                                                                2006          2005         2005          2004         2003
                                                              --------      --------     --------      --------     --------
                                                                         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
SELECTED FINANCIAL CONDITION DATA:
     Assets.................................................  $  74,490     $ 68,196    $   71,729    $  63,503   $  42,541
     Loans receivable, net..................................     67,608       58,851        64,578       51,932      35,066
     Cash and cash equivalents..............................      2,193        3,566         2,009        5,793       1,109
     Investment securities:
         Available-for-sale.................................      1,207        2,210         1,703        2,215       1,976
         Held-to-maturity...................................         60           73            66           89       1,424
     Deposits...............................................     60,295       52,786        54,477       46,466      33,172
     Advances from Federal Home Loan Bank...................      9,825       11,500        13,000       13,000       5,000
     Stockholders' equity...................................      2,874        2,919         2,720        3,164       4,209

SELECTED OPERATIONS DATA:
     Interest income........................................  $   2,041     $  1,641    $    3,556    $   2,692   $   2,182
     Interest expense.......................................      1,195          770         1,783        1,079         833
                                                              ---------     --------    ----------    ---------   ---------
         Net interest income................................        846          871         1,773        1,613       1,349
     Provision for loan losses..............................          2           61            79          164          82
                                                              ---------     --------    ----------    ---------   ---------
         Net interest income after provision for
            loan losses.....................................        844          810         1,694        1,449       1,267
     Other income...........................................        240          178           346          216         195
     Other expenses.........................................      1,306        1,231         2,479        2,581       1,564
                                                              ---------     --------    ----------    ---------   ---------
     Income (loss) before federal income tax
        expense (benefit)..................................        (222)        (243)         (439)        (916)       (102)
     Federal income tax expense (benefit)...................         --           --            --          116        (116)
                                                              ---------     --------    ----------    ---------   ---------
         Net income (loss)..................................  $    (222)    $   (243)   $     (439)   $  (1,032)  $      14
                                                              =========     ========    ==========    =========   =========

PER SHARE DATA:
     Earnings per share - Basic............................   $   (0.74)    $  (0.88)   $    (1.58)   $   (3.71)  $    0.05
     Earnings per share - Diluted..........................       (0.74)       (0.88)        (1.58)       (3.71)       0.05
     Book value per share..................................        8.76        10.51          9.79        11.40       15.15

PERFORMANCE RATIOS:
     Return on average assets (1)..........................       (0.61)%      (0.74)%       (0.65)%      (2.00)%      0.03%
     Return on average equity (1)..........................      (15.44)      (16.34)       (14.98)      (27.85)       0.33
     Interest rate spread (1)..............................        2.22         2.75          2.70         3.41        3.20
     Net interest margin (1)...............................        2.48         2.93          2.85         3.48        3.43
     Ratio of average interest-earning assets to average
        interest-bearing liabilities.......................      107.62       105.64        105.18       103.09      110.83
     Ratio of noninterest expense to average
        total assets (1)...................................        3.58         3.82          3.69         5.00        3.78

ASSET QUALITY RATIOS:
     Nonperforming assets to total assets at end
       of period...........................................        0.36%        0.16%         0.43%        0.46%       0.11%
     Nonperforming loans to total loans at end of period...        0.40         0.19          0.47         0.57        0.13
     Allowance for loan losses to total loans at
       end of period.......................................        0.57         0.62          0.60         0.61        0.51
     Allowance for loan losses to nonperforming loans
        at end of period...................................      143.87       330.36        126.80       108.09      376.99
     Net charge-offs to average loans outstanding (1)......        0.01         0.04          0.02         0.05        0.02

CAPITAL RATIOS:
     Equity to total assets at end of period...............        3.86%        4.28%         3.79%        4.95%       9.89%
     Average equity to average assets......................        3.94         4.61          4.36         7.18       10.03
     Tier 1/core capital to adjusted total assets (2)......        5.32         5.33          5.47         6.05        9.73
     Tier 1 capital to risk-based assets (2)...............        9.11         9.29          9.30        10.88       18.12
     Total capital to risk-based assets (2)................       10.00        10.23         10.22        11.78       18.91

---------
(1)  Ratios for the six-month periods have been annualized.
(2)  Community First Bank only.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

     The following discussion is intended to assist readers in understanding and evaluating our financial condition and results of operations. You should read this review in conjunction with our financial statements and accompanying notes included elsewhere in this prospectus. Because Community First Bancorp, Inc. has no material operations and conducts no business on its own other than owning its subsidiary, Community First Bank, the discussion primarily concerns the business of Community First Bank. However, for ease of reading and because our financial statements are presented on a consolidated basis, references to "we," "us, " or "our" refers to both Community First Bancorp, Inc. and Community First Bank.

GENERAL

     Community First Bancorp, Inc. is the holding company for Community First Bank, a federal savings bank headquartered in Madisonville, Kentucky. Community First Bank operates from its main office at 2420 North Main Street and a branch office at 240 South Main Street, both in Madisonville, Kentucky. Community First Bank's lending activities consist primarily of the origination of loans secured by residential and commercial properties in its primary market area of Madisonville.

     Founded in 1923 as the Madisonville Building & Loan Association, Community First Bank historically operated as a traditional thrift from its South Main Street location, offering long-term mortgages and small consumer loans to local residents and funding these loans with certificates of deposit. In late 2001, the Board of Directors brought in current management to effect a turn-around. As part of its new strategy, Community First Bank remodeled and updated its existing office, opened a new main office and substantially broadened its product lines. In 2003, Community First Bank converted to stock form and raised $2.7 million in capital, which has allowed us to grow significantly. Since the stock conversion, we have nearly doubled our assets making us one of the fastest growing financial institutions in the Commonwealth of Kentucky during this period.

PERFORMANCE OVERVIEW

     We incurred losses for the six months ended June 30, 2006 and for each of the two prior fiscal years. During the six months ended June 30, 2006, our loss was $222,000, or $0.74 per diluted share. For the years ended December 31, 2005 and 2004, we had losses of $439,000 ($1.58 per diluted share) and $1.0 million ($3.71 per diluted share), respectively. Our losses are primarily attributable to the increase in overhead resulting from the opening of our new main office in March 2004 and expenses related to our change in data processors in 2004.

     To offset the increase in expenses, we have grown and diversified our loan portfolio in order to increase our profitability. Since December 31, 2003, our loan portfolio has grown from $35.1 million to $68.0 million at June 30, 2006, an increase of 94%. Within the portfolio, residential mortgages have declined to 75% of the portfolio at June 30, 2006 from over 83% of the portfolio at December 31, 2003. During this same period, our commercial mortgages have grown from $2.4 million, or 6.61% of the portfolio, at December 31, 2003 to $6.9 million, or 10.12% of the portfolio, at June 30, 2006.

     During this period of growth, our asset quality has remained strong. Our ratio of non-performing assets to total assets has not been greater than 0.5% since 2003. The ratio of our net charge-offs to average loans has been not exceeded 0.6% during any period and was 0.1% for the six months ended June 30, 2006. We believe that our asset quality reflects a strong credit culture and disciplined underwriting.

     The growth and diversification in our loan portfolio has driven an increase in interest income from $2.2 million for the year ended December 31, 2003 to $3.6 million for the year ended December 31, 2005, an increase of 63%. Despite the increase in interest income, our net interest income has only grown by $424,000, or 31%, during this period as interest expense has grown at a faster rate, increasing from $833,000 during the fiscal year ended December 31, 2003 to $1.8 million during the fiscal year ended December 31, 2005. The increase in interest expense reflects deposit growth from $33.2 million at December 31, 2003 to $54.5 million at December 31, 2005 and our increased use of Federal Home Loan Bank advances which grew from $5.0 million at December 31, 2003 to $13.0 million at December 31, 2005. Additionally contributing to the increase in interest expense has been the successive increases in the federal funds rate by the Federal Reserve since June 2004, which have affected our cost of funds to a greater degree than the yields on our earning assets.

     As the result of these factors, our interest rate spread and net interest margin narrowed to 2.70% and 2.85%, respectively, for the year ended December 31, 2005 from 3.41% and 3.48%, respectively for the year ended December 31, 2004. The compression of our margin and spread has continued during the six months ended June 30, 2006 when they narrowed to an annualized 2.48% and 2.22%, respectively, from 2.93% and 2.75%, respectively, for the six months ended June 30, 2005.

     Since 2003, our non-interest income has grown as we have diversified our income sources. Non-interest income has increased from $195,000 during 2003 to $346,000 in 2005. For the six months ended June 30, 2006, non-interest income was $240,000 compared to $176,000 in the prior year. The increase in non-interest income has primarily been driven by additional fees and service charges on deposits including overdraft charges which have increased over tenfold since we dropped our fee for overdrafts to $9.95 in 2002.

     Other expenses climbed from $1.6 million in 2003 to $2.6 million in 2004 due to the opening of our new main office and expenses incurred in connection with the conversion of our computer system. Other expenses declined to $2.5 million in 2005 due primarily to the absence of conversion-related expenses. Other expense, however, continues to trend upwards due to our growth.

     Our operating losses have adversely affected our stockholders' equity which has declined from $4.2 million at December 31, 2003 to $2.9 million at June 30, 2006. On a percentage basis, stockholders' equity has declined from 9.89% of assets at December 31, 2003 to 3.86% of assets at June 30, 2006. Despite the decline in consolidated equity, Community First Bank has remained well-capitalized for regulatory capital purposes as Community First Bancorp, Inc. has primarily used borrowings at the holding company level for capital infusions. Our capital position, however, has been a restraining factor in our continued growth.

APPLICATION OF CRITICAL ACCOUNTING POLICIES

     ALLOWANCE FOR LOAN LOSSES. Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States and follow general practices within the financial services industry. The most significant accounting policies followed by Community First Bancorp, Inc. are presented in Note 1 to the consolidated financial statements. These policies, along with the disclosures presented in the other financial statement notes and in this financial review, provide information on how significant assets and liabilities are valued in the financial statements and how those values are determined. Based on the valuation techniques used and the sensitivity of financial statement amounts to the methods, assumptions, and estimates underlying those amounts, management has identified the determination of the allowance for loan losses to be the accounting area that requires the most subjective or complex judgments, and as such could be most subject to revision as new information becomes AVAILABLE.

     The allowance for loan losses represents management's estimate of probable credit losses inherent in the loan portfolio. Determining the amount of the allowance for loan losses is considered a critical accounting estimate because it requires significant judgment and the use of estimates related to the amount and timing of expected future cash flows on impaired loans, estimated losses on loans based on historical loss experience, and consideration of current economic trends and conditions, all of which may be susceptible to significant change.

     The loan portfolio also represents the largest asset type on the consolidated balance sheet. Note 1 to the consolidated financial statements describes the methodology used to determine the allowance for loan losses, and a discussion of the factors driving changes in the amount of the allowance for loan losses is included under Asset Quality below.

     Loans that exhibit probable or observed credit weaknesses are subject to individual review. Where appropriate, reserves are allocated to individual loans based on management's estimate of the borrower's ability to repay the loan given the availability of collateral, other sources of cash flow and legal options available to the Company. Included in the review of individual loans are those that are impaired as provided in Statement of

Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan." Community First Bancorp, Inc. evaluates the collectibility of both principal and interest when assessing the need for a loss accrual. Historical or industry loss rates are applied to other loans not subject to reserve allocations. These historical or industry loss rates may be adjusted for significant factors that, in management's judgment, reflect the impact of any current conditions on loss recognition. Factors which management considers in the analysis include the effects of the national and local economies, trends in the nature and volume of loans (delinquencies, charge-offs and nonaccrual loans), changes in mix, asset quality trends, risk management and loan administration, changes in internal lending policies and credit standards, and examination results from bank regulatory agencies and our internal credit examiners.

     An unallocated reserve is maintained to recognize the imprecision in estimating and measuring loss when evaluating reserves for individual loans or pools of loans. Reserves on individual loans and historical or industry loss rates are reviewed quarterly and adjusted as necessary based on changing borrower and/or collateral conditions and actual collection and charge-off experience.

     Community First Bancorp, Inc. has not substantively changed any aspect of its overall approach in the determination of the allowance for loan losses. There have been no material changes in assumptions or estimation techniques as compared to prior periods that impacted the determination of the current period allowance.

     Based on the procedures discussed above, management is of the opinion that the reserve of $387,000 was adequate, but not excessive, to absorb estimated credit losses associated with the loan portfolio at June 30, 2006.

     DEFERRED INCOME TAXES. We have a deferred tax asset of $15,000. We evaluate this asset on a quarterly basis. To the extent we believe it is more likely than not that it will not be utilized, we establish a valuation allowance to reduce its carrying amount to the amount we expect to be realized. At June 30, 2006, the valuation allowance is $642,000. The estimate of the realizable amount of this asset is a critical accounting policy.

COMPARISON OF RESULTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2006 AND 2005 AND FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

     NET INCOME/LOSS. Net loss for the six months ended June 30, 2006 was $222,000 ($0.74 per diluted share) compared to a net loss of $243,000 ($0.88 per diluted share) for the six months ended June 30, 2005. The improvement in net loss for the 2006 period reflects increases in non-interest income and a lower provision for loan losses, which offset a decrease in net interest income and an increase in other expenses for the period.

     Net loss for the year ended December 31, 2005 was $439,000 ($1.58 per diluted share) compared to a net loss of $1.0 million ($3.71 per diluted share) for the year ended December 31, 2004. The improvement in net loss for the 2005 period reflected increases in net interest income and non-interest income, a lower provision for loan losses, and a decrease in non-interest expense.

     NET INTEREST INCOME. The primary component of our net income is its net interest income, which is the difference between interest income earned on loans and investments and interest expense paid on the deposits and borrowings used to fund the interest earning assets. Net interest income is determined by the spread between the yields earned on our interest-earning assets and the rates paid on interest-bearing liabilities as well as the relative amounts of such assets and liabilities. Net interest income divided by average interest-earning assets represents our net interest margin.

     SIX MONTHS ENDED JUNE 30, 2006 AND 2005. Net interest income decreased $25,000, or 2.9%, to $846,000 for the six months ended June 30, 2006 compared to $871,000 for the six months ended June 30, 2005. The decrease in net interest income during the 2006 period was attributable to a decrease in investment security income, as well as an increase in interest expense for deposits and Federal Home Loan Bank advances and other borrowings. Interest income for the six months ended June 30, 2006 was $2.0 million, an increase of $400,000 over the prior year. The increase in interest income reflects a higher volume of
interest-earning   assets   and  a  shift
in interest-earning assets into higher-yielding loans. For the six months ended June 30, 2006, net loans averaged $65.6 million as compared to $55.3 million for the first six months of fiscal year 2005, an increase of $10.3 million, or 18.6%. The increased income from loans partially offset an increase in interest expense of $425,000, or 55.2%, for the six months ended June 30, 2006. The increase in interest expense reflect both a higher volume of deposits and increases in short-term rates as the result of the Federal Reserve's nine increases in the targeted Federal Funds rate over the past year. Interest expense has also increased due to our greater use of Federal Home Loan Bank borrowings to fund loan growth, as well as the our use of a revolving line of credit with our correspondent bank to provide additional capital for Community First Bank. Reflecting the recent increases in short-term interest rates, which have not been accompanied by increased long-term rates, the our interest rate spread decreased to 2.22% for the six months ended June 30, 2006 compared to 2.75% for the six months ended June 30, 2005. Net interest margin decreased to 2.48% for the 2006 period compared to 2.93% for the 2005 period.

     YEARS ENDED DECEMBER 31, 2005 AND 2004. For the year ended December 31, 2005, net interest income increased approximately $160,000, or 9.9%, compared to the prior year. The increase in net interest income during the 2005 period was attributable to a higher volume of loans. Interest income increased approximately $864,000, or 32.1%, for the year ended December 31, 2005, while interest expense increased approximately $704,000, or 65.3%. The increase in interest income reflects a higher volume of interest-earning assets and a shift in interest-earning assets into higher-yielding loans. During the year ended December 31, 2005, net loans averaged $58.5 million as compared to $42.6 million during fiscal year 2004, an increase of $15.9 million or 37.3%. While the average yield on the loan portfolio declined during 2005, interest income increased by $864,000 due to higher outstanding loan balances.

     The increased income from loans helped offset an increase in interest expense of $704,000 or 65.3% for the year ended December 31, 2005. The increase in interest expense reflects both a higher volume of deposits and increases in short-term rates as the result of the Federal Reserve's eleven increases in the targeted Federal Funds rate since June 30, 2004. Interest expense has also increased due to our greater use of Federal Home Loan Bank borrowings to fund loan growth, as well as our use of a revolving line of credit with our corespondent bank to provide additional capital for Community First Bank. Reflecting the recent increases in short-term interest rates, which have not been accompanied by increased long-term rates, our interest rate spread decreased to 2.70% for the year ended December 31, 2005 compared to 3.41% for the year ended December 31, 2004. Net interest margin decreased to 2.85% for the 2005 period compared to 3.48% for the 2004 period.

     During the year ended December 31, 2005, we reported net interest income, before provision for loan losses, of $1.8 million. Interest income consisted of $3.4 million in interest and fees on loans, $81,000 in interest on investment securities, and $36,000 in dividends on Federal Home Loan Bank stock, totaling $3.5 million, while interest expense, which consisted of $1.3 million in interest on deposits and $442,000 in interest on Federal Home Loan Bank advances and other borrowings, totaled $1.8 million.

     During the year ended December 31, 2004, we reported net interest income, before provision for loan losses, of $1.6 million. Interest income consisted of $2.6 million in interest and fees on loans, $90,000 in interest on investment securities, and $27,000 in dividends on Federal Home Loan Bank stock, totaling $2.7 million, while interest expense, which consisted of $950,000 in interest on deposits and $129,000 in interest on Federal Home Loan Bank advances and other borrowings, totaled $1.1 million.

     AVERAGE BALANCE SHEETS. The following table sets forth certain information relating to our average balance sheet and reflects the average yields earned on assets and average rates paid on liabilities for the periods indicated. Such yields and costs are derived by dividing income or expense by the average daily balance of assets or liabilities, respectively, for the periods presented.

                                                                        SIX MONTHS ENDED JUNE 30,
                                              ------------------------------------------------------------------------------
                                                                2006                                  2005
                                              -------------------------------------    -----------------------------------
                                                                            AVERAGE                               AVERAGE
                                                 AVERAGE                    YIELD/       AVERAGE                  YIELD/
                                                 BALANCE       INTEREST       COST       BALANCE    INTEREST       COST
                                                 -------       --------       ----       -------    --------       ----
                                                                         (DOLLARS IN THOUSANDS)
Interest-earning assets:
 Loans receivable, net(1)..................   $   65,625      $  1,993       6.07%   $    55,297    $ 1,578        5.71%
 Investment securities.....................        1,723            27       3.13          3,448         46        2.67
 Other investments.........................          732            21       5.73            692         17        4.91
                                              ----------      --------               -----------    -------
    Total interest-earning assets..........       68,080         2,041       5.99         59,437      1,641        5.52
Non-interest-earning assets................        4,918                                   5,137
                                              ----------                             -----------
    Total assets...........................   $   72,998                             $    64,574
                                              ==========                             ===========
Interest-bearing liabilities:
 Deposits..................................   $   52,310           909       3.48    $    45,358        613        2.70
 Borrowings................................       10,949           285       5.21         10,905        157        2.87
                                              ----------      --------               -----------    -------
    Total interest-bearing liabilities.....       63,259         1,194       3.77         56,263        770        2.77
Non-interest-bearing liabilities...........        6,865                                   5,336
                                              ----------                             -----------
    Total liabilities......................       70,124                                  61,599
Total stockholders' equity.................        2,874                                   2,975
                                              ----------                             -----------
    Total liabilities and stockholders'       $   72,998                             $    64,574
                                              ==========                             ===========
equity.....................................
Net interest income........................                   $    847                              $   871
                                                              ========                              =======
Interest rate spread.......................                                  2.22%                                 2.75%
                                                                          =======                                ======
Net interest margin........................                                  2.48%                                 2.93%
                                                                          =======                                ======
Ratio of average interest-earning assets to
   average interest-bearing liabilities....                                107.62%                               105.64%
                                                                           ======                                ======

----------------
(1)   Non-accrual loans are included in average balances, less allowance for loan losses and deferred fees.

                                                                           YEAR ENDED DECEMBER 31,
                                              ------------------------------------------------------------------------------
                                                                2005                                  2004
                                              -------------------------------------    -----------------------------------
                                                                            AVERAGE                               AVERAGE
                                                 AVERAGE                    YIELD/       AVERAGE                  YIELD/
                                                 BALANCE       INTEREST       COST       BALANCE    INTEREST       COST
                                                 -------       --------       ----       -------    --------       ----
                                                                         (DOLLARS IN THOUSANDS)
Interest-earning assets:
 Loans receivable, net(1)..................        $58,486      $3,439        5.88%       $42,637      $2,575       6.04%
 Investment securities.....................          2,926          81        2.77          3,140          90       2.87
 Other investments.........................            702          36        5.13            564          27       4.79
                                                  --------      ------                    -------      ------
    Total interest-earning assets..........         62,114       3,556        5.72         46,341       2,692       5.81
Non-interest-earning assets................          5,059                                  5,279
                                                  --------                                -------
    Total assets...........................        $67,173                                $51,620
                                                   =======                                =======
Interest-bearing liabilities:
 Deposits..................................        $46,858       1,341        2.86        $37,236         950       2.55
 Borrowings................................         12,197         442        3.66          7,717         129       1.67
                                                  --------      ------                    -------      ------
    Total interest-bearing liabilities.....         59,055       1,783        3.02         44,953       1,079       2.40
Non-interest-bearing liabilities...........          5,188                                  2,963
                                                  --------                                -------
    Total liabilities......................         64,243                                 47,916
Total stockholders' equity.................          2,930                                  3,705
                                                  --------                                 ------
    Total liabilities and stockholders' equity     $67,173                                $51,620
                                                   =======                                =======
Net interest income........................                     $1,773                                 $1,613
                                                                ======                                 ======
Interest rate spread.......................                                   2.70%                                 3.41%
                                                                            ======                                ======
Net interest margin........................                                   2.85%                                 3.48%
                                                                            ======                                ======
Ratio of average interest-earning assets to
   average interest-bearing liabilities....                                 105.18%                                103.09%
                                                                            ======                                 ======

----------------
(1)   Non-accrual loans are included in average balances, less allowance for loan losses and deferred fees.

     RATE/VOLUME ANALYSIS. The table below sets forth certain information regarding changes in interest income and interest expense for the periods indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to: (i) changes in volume (changes in volume multiplied by old rate); and (ii) changes in rate (change in rate multiplied by old volume). Changes in rate-volume (changes in rate multiplied by the changes in volume) are allocated between changes in rate and changes in volume proportionately.

                                                SIX MONTHS ENDED JUNE 30,                 YEAR ENDED DECEMBER 31,
                                                        2006 VS. 2005                           2005 VS. 2004
                                           ----------------------------------         -----------------------------
                                           INCREASE (DECREASE)                        INCREASE (DECREASE)
                                                   DUE TO                                     DUE TO
                                           -------------------                        ------------------
                                           VOLUME         RATE          TOTAL         VOLUME        RATE         TOTAL
                                           ------         ----          -----         ------        ----         -----
                                                                         (IN THOUSANDS)
Interest income:
   Loans................................   $  314        $  101        $  415         $  957        $ (140)      $  817
   Investment securities................      (27)            8           (19)            (6)           (3)          (9)
   Other investments....................        1             3             4              7             2            9
                                           ------        ------        ------         ------        ------       ------
      Total interest-earning assets.....      288           112           400            958          (141)         817
                                           ------        ------        ------         ------        ------       ------

Interest expense:
   Deposits.............................   $  121        $  175        $  296         $  245        $  146       $  391
   Borrowings...........................      (11)          139           128             69           245          314
                                           ------        ------        ------         ------        ------       ------
      Total interest-bearing
        liabilities.....................      110           314           424            314           391          705
                                           ------        ------        ------         ------        ------       ------
Change in net interest income...........   $  178        $ (202)       $  (24)        $  644        $ (532)      $  112
                                           ======        ======        ======         ======        ======       ======

     PROVISION FOR LOAN LOSSES. Our provision for loan losses was $2,000 for the six months ended June 30, 2006, compared to $61,000 for the six months ended June 30, 2005. At June 30, 2006, our allowance for loan losses was $387,000, or 0.57%, of the gross loan portfolio. The provision for loan losses for the year ended December 31, 2005 was $79,000, compared to $164,000 for the year ended December 31, 2004. Net charge-offs for the year ended December 31, 2005 were $10,000 (0.02% of average loans), compared to $24,000 (0.05% of average loans) during the year ended December 31, 2004. The ratio of the allowance for loan losses to total loans was 0.60% at December 31, 2005 compared to 0.61% at December 31, 2004. The allowance for loan losses is management's estimate of probable inherent credit losses in the loan portfolio at the balance sheet date. We determine the allowance based on ongoing evaluations. Increases to the allowance are made by charges to the provision for loan losses, which is reflected in the statement of operations. Loans deemed to be uncollectible are charged against the allowance. Recoveries of loans previously charged off are credited to the allowance. We increased the amount of the allowance allocated to various forms of consumer loans, and reduced the proportion allocated to residential first mortgages reflecting changes in the portfolio. Reserves are provided for consumer and residential loans based on average loss experience, applied to the outstanding balance in each category. Specific reserves are determined for loans classified as special mention, substandard or doubtful. Specific reserves are determined on a loan by loan basis. As the loan portfolio diversifies to include more commercial and multi-family real estate loans, future charge-off rates may differ from historical rates, necessitating revisions to the estimate.

     ACTIVITY IN THE ALLOWANCE FOR LOAN LOSSES. The following table sets forth an analysis of our allowance for loan losses for the periods indicated.

                                                              SIX MONTHS ENDED JUNE 30,          YEAR ENDED DECEMBER 31,
                                                              -------------------------         -------------------------
                                                                 2006            2005             2005              2004
                                                             -------           -------          -------           -------
                                                                                    (DOLLARS IN THOUSANDS)
Balance at beginning of period.....................          $   388           $   320          $   320           $   181
                                                             -------           -------          -------           -------

Loans charged-off:
  Real estate mortgage loans:
    One- to four-family residential first..........               --                (5)              (5)               (9)
    One- to four-family residential second.........               (3)               --               --                --
    Multi-family...................................               --                --               --                --
    Commercial.....................................               --                --               --                --
    Construction...................................               --                --               --                --
  Other loans:                                                    --
    Consumer installment...........................               --                --               --                --
    Commercial.....................................               --                --               --                --
    Automobile.....................................               --                (6)              (6)              (12)
    Deposit........................................               --                --               --                --
    Other..........................................               --                (5)              (5)               (4)
                                                             -------           -------          -------           -------
Total charge-offs..................................               (3)              (16)             (16)              (25)
                                                             -------           -------          -------           -------

Recoveries:
  Real estate mortgage loans:
    One- to four-family residential first..........               --                --               --                --
    One- to four-family residential second.........               --                --               --                --
    Multi-family...................................               --                --               --                --
    Commercial.....................................               --                --               --
    Construction...................................               --                --               --                --
  Other loans:
    Consumer installment...........................               --                --               --                 1
    Commercial.....................................               --                --               --                --
    Automobile.....................................               --                 3                3                --
    Deposit........................................               --                --               --                --
    Other..........................................                1                 1                3                --
                                                             -------           -------          -------           -------
Total recoveries...................................                1                 4                6                 1
                                                             -------           -------          -------           -------

Net loans charged-off..............................               (2)              (12)             (10)              (24)
                                                             -------           -------          -------           -------
Provision for loan losses..........................                1                62               78               163
                                                             -------           -------          -------           -------

Balance at end of period...........................          $   387           $   370          $   388           $   320
                                                             =======           =======          =======           =======

Ratio of net charge-offs to average
   loans outstanding during the period.............             0.01%             0.04%            0.02%             0.05%
                                                             =======           =======          =======           =======

     ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES. The following table illustrates the allocation of the allowance for loan losses for each category of loan. The allocation of the allowance to each category is not necessarily indicative of future loss in any particular category and does not restrict our use of the allowance to absorb losses in other loan categories.

                                                                                       AT DECEMBER 31,
                                                   AT JUNE 30,        -------------------------------------------------------
                                                      2006                     2005                          2004
                                           ------------------------   -------------------------     -------------------------
                                                       PERCENT OF                 PERCENT OF                     PERCENT OF
                                                       LOANS IN EACH              LOANS IN EACH                  LOANS IN EACH
                                                       CATEGORY                   CATEGORY                       CATEGORY
                                           AMOUNT      TOTAL LOANS    AMOUNT      TOTAL LOANS       AMOUNT       TOTAL LOANS
                                           ------      -----------    ------      -----------       ------       -----------
                                                                         (DOLLARS IN THOUSANDS)
Real estate mortgage loans:
    One- to four-family residential
      first..............................     $ 237        75.44%        $ 285        73.49%           $ 257          76.09%
    One- to four-family residential
      second.............................         8         3.28            11         2.70                3           2.31
    Multi-family.........................         5         1.62             5         1.22                2           2.06
    Commercial...........................        36        10.12            44        11.32               22           5.65
    Construction.........................         8         2.35            14         3.55                8           3.64
Other loans:
    Consumer installment.................         1         0.20             1         0.30                6           0.48
    Commercial...........................         4         0.99             5         1.26                8           4.54
    Automobile...........................        13         4.57            17         4.46               14           3.64
    Deposit..............................        --         0.54             2         0.61               --           0.63
    Other................................        75         0.89             4          1.09              --           0.96
                                              -----       ------         -----       -------           -----        -------

     Total allowance for loan losses.....     $ 387       100.00%        $ 388       100.00%           $ 320         100.00%
                                              =====       ======         =====       ======            =====         ======


     In our allocation of the Allowance for Loan Losses we have designated $75,000 to "Other loans - Other" to accommodate losses that we may incur in connection with uncollected overdrafts and other charges carried in our Due From Bank accounts. Actual losses will be recorded as they are identified during the reconciliation process. See " -- Internal Controls."

     NONINTEREST INCOME. Noninterest income was $240,000 for the six months ended June 30, 2006, compared to $178,000 for the six months ended June 30, 2005. The increase in noninterest income included an increase in service charges and fees which we attribute to a larger deposit base. Included in service charges and fees for the six months ended June 30, 2006 were $27,000 in ATM fees, an increase of $7,000 over 2005 when such fees were categorized as other income. Noninterest income for the year ended December 31, 2005 was $346,000, compared to $216,000 for the year ended December 31, 2004, an increase of approximately $130,000, or 60.2%. The increase for the most recent period is due primarily to increases in deposit-related fees including non-sufficient funds fees and overdraft fees which management attributes to a larger deposit base and management's efforts to enhance this type of fee income.

     NONINTEREST EXPENSES.

     SIX MONTHS ENDED JUNE 30, 2006 AND 2005. Noninterest expense was $1.3 million and $1.2 million for the six months ended June 30, 2006 and 2005, respectively.

     Compensation and benefits expense increased by $20,000, or 3.8%, to $534,000 for the six months ended June 30, 2006 compared to $514,000 for the six months ended June 30, 2005. The increase in compensation and benefits expense was primarily due to an increase in the cost of funding our defined benefit pension plan in the current low rate environment. Pension expense increased $30,000, or 108.0%, to $57,000 for the six-months ended June 30, 2006. Salaries decreased by $4,000, or 1.0%, to $428,000 for the six months ended June 30, 2006 compared to $433,000 for the six months ended June 30, 2005. Director fees declined

$10,000, or 44.4% to $12,000 for the six months ended June 30, 2006 from $22,000 for the six months ended June 30, 2005 as directors have agreed to waive their fees until the end of September, 2006.

     Professional fees increased $25,000, or 49.7%, to $76,000 for the six months ended June 30, 2006 compared to $51,000 for the six months ended June 30, 2005 due to higher accruals for legal and accounting fees.

     Computer and data processing expense increased by $23,000, or 20.8%, to $132,000 for the six months ended June 30, 2006 and compared to $109,000 for the six months ended June 30, 2005. The increase in computer and data processing expense reflects the decision to begin offering free internet banking and bill pay in response to competitive considerations as well as increases in charges by our core data processor.

     Insurance premiums increased $9,000, or 76.3% to $20,000 for the six months ended June 30, 2006 compared to $11,000 for the six months ended June 30, 2005 primarily due to an increase in premiums for deposit insurance.

     Payroll and other taxes increased $5,000, or 7.6%, to $77,000 for the six months ended June 30, 2006 from $72,000 for the six months ended June 30, 2005 primarily due to an increase in franchise taxes which are based in part on deposit levels.

     Office supplies and postage expenses increased $3,000, or 4.9%, to $62,000 for the six months ended June 30, 2006 compared to $59,000 for the six months ended June 30, 2005. The increase was due primarily to rising postage costs and increased mailings due to the larger customer base.

     Advertising expenses decreased $6,000, or 9.5%, to $53,000 for the six months ended June 30, 2006 compared to $59,000 for the six months ended June 30, 2005. The reduction was due primarily to a reduction in the amount of radio advertising employed by Community First Bank.

     Other operating expenses increased $4,000, or 2.3%, to $179,000 year-to-date due in part to an increase in regulatory assessments of $10,000, or 86.3%, to $21,000 for the six months ended June 30, 2006. ATM-related fees increased by $16,000, or 31.7%, to $67,000 for the six months ended June 30, 2006. Additionally, service charges on the Federal Home Loan Bank correspondent checking account increased by $600, or 5.1%, to $12,000 for the six months ended June 30, 2006.

     YEARS ENDED DECEMBER 31, 2005 AND 2004. Noninterest expense for the year ended December 31, 2005 was $2.5 million compared to $2.6 million for the year ended December 31, 2004, a decrease of approximately $100,000, or 3.8%. The decrease in noninterest expense of $100,000 or 3.8% was due primarily to the absence of the data processor conversion related expenses incurred during 2004. During the year ended December 31, 2004, expenses related to the conversion of the data processor totaled $111,000 compared to no such expenses during 2005.

     Compensation and benefits expense decreased by $27,000 or 2.5% to $1.04 million for the year ended December 31, 2005 compared to $1.07 million for the year ended December 31, 2004. The FASB No. 91 accounting entry for the year ended December 31, 2005 resulted in a deferred salaries expense reduction of $87,000. No such entry was made during the year ended December 31, 2004 as the Company implemented this accounting standard in 2005. Additionally, employee education expense decreased by $31,000 or 81.2% to $7,000 as extensive employee training for the data processor conversion was not incurred during the year ended December 31, 2005 as it was during the year ended December 31, 2004. Further, retirement fund expense increased by $12,000 or 23.8% to $65,000 during the year ended December 31, 2005.

     Advertising expenses decreased $78,000 or 45.9% to $91,000 for the year ended December 31, 2005 compared to $169,000 for the year ended December 31, 2004. The reduction was due primarily to no longer having the need to market the new main office and the activities associated with its grand opening on March 5, 2004, as well as marketing efforts to explain our computer conversion and its effects to our customers.

     Office supplies and postage expenses decreased $55,000, or 31.2% to $121,000 for the year ended December 31, 2005 compared to $176,000 for the year ended December 31, 2004. The reduction was due primarily to not having the startup expenses associated with opening the new location experienced during the 2004 period.

     Computer and data processing expense increased by $17,000 or 7.9% to $235,000 for the year ended December 31, 2005 compared to $218,000 for the year ended December 31, 2004. The increase reflects additional technical assistance during the period, the receipt of certain introductory discounts during the prior year and bank growth.

     Professional fees increased $20,000, or 23.4% to $106,000 for the year ended December 31, 2005 compared to $86,000 for the year ended December 31, 2004. Monthly accruals are now being used for audit and accounting expenses to more evenly distribute these costs throughout the year, rather than expensing as incurred.

     INCOME TAX EXPENSE. Community First Bancorp, Inc. provides for both the current and deferred tax effects of the transactions reported in its financial statements and established deferred tax assets and liabilities for the temporary differences between the financial reporting and tax bases of its assets and liabilities. Community First Bancorp, Inc. establishes valuation allowances for its net deferred tax assets unless it is more likely than not that these net deferred tax assets will be realized. Based on its current earnings, its future projected earnings, and other factors, Community First Bancorp, Inc. determined in 2004 that it was appropriate to establish a valuation allowance of $418,000 for its net deferred tax assets. The balance of the valuation allowance at June 30, 2006 was $642,000 compared to $567,000 at December 31, 2005 and $418,000 and
December 31, 2004. The increase in the valuation allowance for the six months ended June 30, 2006 of $76,000 and for the year ended December 31, 2005 of $148,000 relates primarily to the net losses incurred in those periods.

     As of June 30, 2006, we had approximately $2.2 million in net operating loss carrryforwards created by our losses in prior years. These loss carryforwards are available to offset our taxable income in future periods. Under Section 382 of the Internal Revenue Code, the availability of loss carryforwards is limited if we undergo an ownership change for tax purposes. An ownership change occurs when the percentage stock ownership of one or more 5% stockholders increase by more than 50 percentage points over the lowest percentage owned by these stockholders at any time during any three-year period. For purposes of this test, any new group of owners will be treated as a single 5% stockholder. Following an ownership change, the amount of taxable income which may be offset during any year by pre-change net operating loss carryforwards is limited to an amount equal to (i) the fair market value of the company immediately before the "ownership change," multiplied by (ii) the applicable long-term tax-exempt interest rate published by the Internal Revenue Service. To the extent the annual limitation in a year exceeds the taxable income for that year, the excess limitation may be carried forward to increase the following year's limitation. If new stockholders hold in excess of 50% of our common stock following this offering, we estimate that approximately $120,000 in annual net operating loss carryforwards would be available to offset future income for tax purposes. If we are unable to fully utilize our loss carryforwards before they expire in 20 years, we lose the benefit of these carryforwards.

ANALYSIS OF FINANCIAL CONDITION

     COMPARISON OF JUNE 30, 2006 AND DECEMBER 31, 2005. Our total assets as of June 30, 2006 were $74.5 million, an increase of $2.8 million, or 3.9%, from December 31, 2005's level of $71.7 million. The increase was due primarily to growth in the loan portfolio, more specifically an increase in one- to four-family, first mortgage loans which increased $3.7 million, or 7.8%. Net loans receivable increased by $3.0 million, or 4.6%, which reflected our continued marketing efforts. Commercial mortgage loans decreased $476,000, or 6.5%, and decreased to 10.1% of the loan portfolio at June 30, 2006 from 11.3% at December 31, 2005. Our investment securities decreased by $501,000 or 28.3%, to $1.3 million at June 30, 2006 due to maturities of securities. Premises and equipment decreased $102,000, or 4.5%, due to current year depreciation. Our cash and cash equivalents as of June 30, 2006 were $2.2 million, an increase of $200,000 from December 31, 2005's level of $2.0 million.

     Liabilities increased by $2.6 million, or 3.8%, to $71.6 million due primarily to a $5.8 million, or 10.7%, increase in deposits as we continued to attract deposits locally at favorable rates. The increase in deposits came primarily from checking accounts and certificates of deposit. Federal Home Loan Bank advances decreased $3.2 million, or 24.4%, to $9.8 million at June 30, 2006 from $13.0 million at December 31, 2005. Community First Bank has used proceeds from the increase in deposits to help pay down the advances. Advances under our line of credit from our correspondent bank decreased to $750,000 at June 30, 2006 from $850,000 at December 31, 2005 as we used a portion of the proceeds from the private placement of our common stock to pay down the line.

     Stockholders' equity increased to $2.9 million at June 30, 2006 from $2.7 million at December 31, 2005. The small increase in stockholders' equity principally reflects $395,000 in proceeds from the private placement sale of 49,327 shares of our common stock during the period and was partially offset by $222,000 in losses during the period.

     COMPARISON OF DECEMBER 31, 2005 AND DECEMBER 31, 2004. Our total assets as of December 31, 2005 were $71.7 million, an increase of $8.2 million or 12.9% from December 31, 2004's level of $63.5 million. The increase was due primarily to growth in the loan portfolio, more specifically an increase in one- to four-family first mortgage loans which increased $8.0 million, or 20.1%. Net loans receivable increased by $12.6 million, or 24.3%, which reflected our continued marketing efforts. Commercial mortgage loans increased $4.4 million or 149.1% and increased to 11.3% of the portfolio from 5.6% at December 31, 2004. Our investment securities decreased by $535,000, or 23.2%, to $1.8 million at December 31, 2005 due to maturities of securities as the Bank used cash flows from the securities portfolio to pay down Federal Home Loan Bank advances. Premises and equipment decreased $209,000, or 8.3%, primarily due to a full year's depreciation on the new main office. Our cash and cash equivalents as of December 31, 2005 were $2.0 million, a decrease of $3.8 million from December 31, 2004's level of $5.8 million. This decrease is due primarily to the maturity of $3.0 million in Federal Home Loan Bank certificates of deposit that served as pledged collateral for several new accounts with the Hopkins County Sheriff's Department. The Sheriff's Department accounts housed the collection of county property taxes.

     Liabilities increased by $8.7 million, or 14.4%, to $69.0 million due primarily to a $7.8 million, or 16.7%, increase in deposits as Community First Bank continued to attract deposits locally at favorable rates. The increase in deposits came primarily from checking accounts and certificates of deposit. Federal Home Loan Bank advances of $13.0 million remained at the December 31, 2004 level of $13.0 million. Community First Bank has used proceeds from the advances to help meet loan demand. Advances under our line of credit from our correspondent bank increased to $850,000 at December 31, 2005 from $750,000 at December 31, 2004. In addition, Community First Bancorp, Inc. had $400,000 in loans from directors at December 31, 2005. These borrowings were used to fund a capital contribution to Community First Bank. See "Business of Community First Bancorp, Inc. and Community First Bank - Sources of Funds - Correspondent Bank and Other Borrowings."

     Stockholders' equity decreased to $2.7 million at December 31, 2005 from $3.2 million at December 31, 2004. The decrease in stockholders' equity principally reflects $439,000 in losses during the period.

LOAN PORTFOLIO

     LOAN PORTFOLIO COMPOSITION. The following table sets forth information concerning the types of loans in our portfolio at the dates indicated.

                                                                                         AT DECEMBER 31,
                                                       AT JUNE 30,        ---------------------------------------------------
                                                          2006                      2005                         2004
                                                ---------------------     -------------------------    ----------------------
                                                 AMOUNT          %           AMOUNT           %          AMOUNT          %
                                                --------       ------       --------       -------      ---------     -------
                                                                            (DOLLARS IN THOUSANDS)
Real estate mortgage loans:
  One- to four-family residential first...      $   51,293      75.44%      $ 47,739         73.49%      $ 39,758       76.09%
  One- to four-family residential second..           2,229       3.28          1,755          2.70          1,208        2.31
  Multi-family............................           1,101       1.62            791          1.22          1,075        2.06
  Commercial..............................           6,881      10.12          7,356         11.32          2,953        5.65
  Construction............................           1,600       2.35          2,305          3.55          1,900        3.64
Other loans:
  Consumer installment....................             135       0.20            194          0.30            252        0.48
  Commercial..............................             676       0.99            820          1.26          2,370        4.54
  Automobile..............................           3,105       4.57          2,898          4.46          1,905        3.64
  Deposit.................................             368       0.54            398          0.61            330        0.63
  Other...................................             607       0.89            710          1.09            501        0.96
                                                ----------     ------       --------       -------      ---------     -------
                                                    67,995     100.00%        64,966        100.00%        52,252      100.00%
                                                               ======                       ======                     ======
Less:
  Unearned interest.......................              --                        --                           --
  Allowance for loan losses...............             387                       388                          320
  Loans in process........................              --                        --
                                                ----------                  --------                     --------
     Total................................      $   67,608                  $ 64,578                     $ 51,932
                                                ==========                  ========                     ========

     LOAN MATURITIES. The following table sets forth the estimated maturity of our loan portfolio at December 31, 2005. The table does not include the effects of possible prepayments or scheduled repayments. All mortgage loans are shown as maturing based on the date of the last payment required by the loan agreement.

                                               DUE WITHIN            DUE AFTER             DUE OVER 5
                                             ONE YEAR AFTER      1 THROUGH 5 YEARS        YEARS AFTER
                                           DECEMBER 31, 2005     DECEMBER 31, 2005     DECEMBER 31, 2005         TOTAL
                                           -----------------     -----------------     -----------------         -----
                                                                           (IN THOUSANDS)
Real estate mortgage loans:
  One- to four-family residential first...      $1,270                 $1,202               $45,267             $47,739
  One- to four-family residential second..           3                  1,583                   169               1,755
  Multi-family............................          --                     --                   791                 791
  Commercial..............................         329                  1,322                 5,705               7,356
  Construction............................       2,077                     --                   228               2,305
Other loans:
  Consumer installment....................          38                    100                    56                 194
  Commercial..............................         311                    263                   246                 820
  Automobile..............................         117                  2,702                    79               2,898
  Deposit.................................         168                    121                   109                 398
  Other...................................         121                    177                   412                 710
                                                ------                 ------               -------             -------
      Total...............................      $4,434                 $7,470               $53,062             $64,966
                                                ======                 ======               =======             =======

     LOAN SENSITIVITY. The next table sets forth at December 31, 2005, the dollar amount of all loans due one year or more after December 31, 2005 which have predetermined interest rates and have floating or adjustable interest rates. The majority of our floating or adjustable rate loans are mortgages whose rates do not adjust until after an initial period of one, three, five or seven years.

                                                                PREDETERMINED           FLOATING OR
                                                                        RATE        ADJUSTABLE RATES
                                                                        ----        ----------------
                                                                             (IN THOUSANDS)
     Real estate mortgage loans:
         One- to four-family residential first...........           $  7,919              $ 38,596
         One- to four-family residential second..........                416                 1,335
         Multi-family....................................                375                   416
         Commercial......................................              6,081                   947
         Construction....................................                185                    43
     Other loans:
         Consumer installment............................                155                    --
         Commercial......................................                511                    --
         Automobile......................................              2,781                    --
         Deposit.........................................                230                    --
         Other...........................................                542                    --
                                                                    --------              --------
              Total......................................           $ 19,195              $ 41,337
                                                                    ========              ========

     LOAN ORIGINATIONS. The following table sets forth certain information with respect to our loan originations for the periods indicated. We have not purchased or sold any loans in the secondary market in recent years.

                                                                     SIX MONTHS ENDED JUNE 30,        YEAR ENDED DECEMBER 31,
                                                                   ----------------------------       -----------------------
                                                                       2006              2005            2005           2004
                                                                   ------------      ------------     ----------     -------
                                                                                           (IN THOUSANDS)
Loans originated:
  Real estate mortgage loans:
     One- to four-family residential first...................      $    7,603        $    9,603       $   17,539     $  16,696
     One- to four-family residential second..................           1,294               692              991            231
     Multi-family............................................              --                --               --            269
     Commercial..............................................             540             1,511            2,903          4,208
     Construction............................................           1,294               946            2,201          3,043
  Other loans:
     Consumer installment....................................              37                94               72            419
     Commercial..............................................             387               687              680          1,167
     Automobile..............................................           1,051             1,078            2,054          1,810
     Deposit.................................................             138               146              265            353
     Other...................................................             177                52              291            109
                                                                   ----------        ----------       ----------     ----------
        Total loans originated...............................      $   12,521        $   14,809       $   26,996     $   28,305
                                                                   ==========        ==========       ==========     ==========

NONPERFORMING ASSETS

     The following table sets forth information regarding our non-accrual loans, accruing loans past due 90 days or more and real estate owned. We did not have any troubled debt restructurings within the meaning of SFAS No. 15 at the dates indicated below.

                                                                             AT DECEMBER 31,
                                                          AT JUNE 30,     ----------------------
                                                              2006           2005           2004
                                                         ------------     ---------      -------
                                                                        (IN THOUSANDS)

Loans accounted for on a non-accrual basis:(1)
  Real estate:
    One- to four-family residential first..........         $   92           $  259         $  119
    One- to four-family residential second.........             --                3              3
    Multi-family...................................             --               --             --
    Commercial.....................................             55               --             --
    Construction...................................             --               --             --
  Other loans:
     Consumer installment..........................             --               --             --
     Commercial....................................             --               --             --
     Automobile....................................             11                1              9
     Deposit.......................................             --               --             --
     Other.........................................              1               --             --
                                                            ------           ------         ------
     Total.........................................         $  159           $  263         $  131
                                                            ======           ======         ======

Accruing loans which are contractually
   past due 90 days or more:
  Real estate:
    One- to four-family residential first..........         $   78           $   44         $  158
    One- to four-family residential second.........             --               --             --
    Multi-family...................................             --               --             --
    Commercial.....................................             --               --             --
    Construction...................................             --               --             --
  Other loans:
     Consumer installment..........................             --               --             --
     Commercial....................................             --               --             --
     Automobile....................................             32               --              6
     Deposit.......................................             --               --             --
     Other.........................................             --               --              1
                                                            ------           ------         ------
     Total.........................................         $  110           $   44         $  165
                                                            ======           ======         ======
     Total nonperforming loans.....................         $  269           $  307         $  296
                                                            ======           ======         ======
  Percentage of total loans........................           0.40%            0.47%          0.57%
                                                            ======           ======         ======

  Other non-performing assets(2)...................         $   54           $   --         $   --
                                                            ======           ======         ======

---------------
(1) Non-accrual status denotes loans on which, in the opinion of management, the collection of additional interest is unlikely. Payments received on a nonaccrual loan are either applied to the outstanding principal balance or recorded as interest income, depending on management's assessment of the collectibility of the loan.
(2) Other nonperforming assets represents property acquired through foreclosure or repossession. This property is carried at the lower of its fair market value or the principal balance of the related loan, whichever is lower.

     During the six months ended June 30, 2006 and during the year ended December 31, 2005, gross interest income of approximately $1,400 and $6,400 would have been recorded on loans accounted for on a nonaccrual basis if the loans had been current throughout the period. No interest on such loans was included in income during the six months ended June 30, 2006 or the year ended December 31, 2005.

     Loans which are not currently classified as non-accrual, 90 days past due or restructured but where known information about possible credit problems of borrowers causes management to have serious concerns as to the ability of the borrowers to comply with present loan repayment terms and may result in disclosure as non-accrual, 90 days past due or restructured amounted to $0 at June 30, 2006.

INVESTMENT PORTFOLIO

     INVESTMENT PORTFOLIO COMPOSITION. The following table sets forth the carrying value of our investment securities and mortgage-backed portfolio at the dates indicated.

                                                                                     AT DECEMBER 31,
                                                                 AT JUNE 30,   --------------------------
                                                                    2006           2005              2004
                                                                -----------    -----------       --------
                                                                                (IN THOUSANDS)
Securities available-for-sale:
   U.S. government and agency securities..............            $  1,207       $ 1,703           $  2,215
Securities held-to-maturity:
   Mortgage-backed securities.........................                  60             66                89
                                                                  --------       --------          --------
      Total investments...............................            $  1,267       $  1,769          $  2,304
                                                                  ========       ========          ========

     MATURITY DISTRIBUTION. The following table sets forth the scheduled maturities, amortized cost, market values and average yields for our investment portfolio at June 30, 2006. The amortized cost and fair value of mortgage-backed securities are presented in the held-to-maturity category by contractual maturity in the following table. Expected maturities of mortgage-backed securities may differ from contracted maturities because borrowers may have the right to call or prepay obligations without call or prepayment penalties.

                                         ONE YEAR OR LESS           ONE TO FIVE YEARS            FIVE TO TEN YEARS
                                       ---------------------     -----------------------     -----------------------
                                                    WEIGHTED                    WEIGHTED                    WEIGHTED
                                       AMORTIZED    AVERAGE      AMORTIZED      AVERAGE       AMORTIZED     AVERAGE
                                        COST         YIELD          COST         YIELD          COST         YIELD
                                        ----         -----          ----         -----          ----         -----
                                                                    (DOLLARS IN THOUSANDS)
Securities available-for-sale:
  U.S. government and
     agency securities...............  $    500        2.23%       $  751          3.13%        $    --         --%
Securities held-to-maturity:
  Mortgage-backed securities.........        --         --             12          8.00              --         --
                                        -------                    ------                       -------

     Total...........................  $    500                    $  763                       $    --
                                       ========                    ======                       =======

                                        AFTER TEN YEARS              TOTAL INVESTMENT SECURITIES
                                     ------------------------     -----------------------------------
                                                    WEIGHTED
                                     AMORTIZED      AVERAGE       AMORTIZED    MARKET         AVERAGE
                                         COST         YIELD           COST       VALUE         YIELD
                                         ----         -----           ----       -----         -----
                                                           (DOLLARS IN THOUSANDS)
Securities available-for-sale:
  U.S. government and
     agency securities.............  $     --          -- %       $ 1,251      $  1,207       2.77%
Securities held-to-maturity:
  Mortgage-backed securities.......        49         8.39             61            63       8.31
                                     --------                     -------      --------

     Total.........................  $     49                     $ 1,312      $  1,270
                                     ========                     =======      ========

DEPOSITS

     DEPOSIT DISTRIBUTION. The following table sets forth the average balances and rates paid for our various categories of deposits for the six months ended June 30, 2006 and 2005 and the past two fiscal years.

                                                 SIX MONTHS ENDED JUNE 30,             YEAR ENDED DECEMBER 31,
                                        --------------------------------------     ---------------------------------------
                                                  2006              2005                   2005               2004
                                        ------------------  ------------------     -------------------  ------------------
                                        AVERAGE    AVERAGE  AVERAGE    AVERAGE      AVERAGE    AVERAGE  AVERAGE    AVERAGE
                                        BALANCE    RATE     BALANCE      RATE       BALANCE      RATE   BALANCE      RATE
                                                                   (DOLLARS IN THOUSANDS)
Non-interest-bearing demand...........$   6,640     --  %  $  4,906      --  %     $   4,968    --  %   $  2,722     --  %
Interest-bearing demand................   4,658     0.82%     4,836      0.43%         4,726    0.44%      5,125     0.33%
Passbook savings.......................   4,155     0.98%     3,949      0.35%         3,807    0.39%      3,645     0.30%
Certificates of deposit................  43,497     4.00%    36,573      3.26%        38,325    3.41%     28,466     3.24%
                                       --------            --------                ---------            --------
     Total............................$  58,950            $ 50,264                $  51,826            $ 39,958
                                      =========            ========                =========            ========

     CERTIFICATES OF DEPOSIT OVER $100,000. At June 30, 2006, time certificates in amounts of $100,000 or more constituted $10.9 million, or 18.1%, of our total deposit base. The majority of these certificates represent deposits from long-standing customers. The following table classifies our time certificates of $100,000 or more by time remaining to maturity as of June 30, 2006.


                                                            CERTIFICATES
MATURITY PERIOD                                              OF DEPOSIT
---------------                                              ----------
                                                           (IN THOUSANDS)
Three months or less..............................          $   1,068
Over three through six months.....................              1,470
Over six through 12 months........................              5,328
Over 12 months....................................              2,989
                                                            ---------
                                                            $  10,855
                                                            =========
BORROWINGS

     The following table sets forth certain information at the dates and for the periods indicated regarding our Federal Home Loan Bank advances, which was our only category of short-term borrowings whose average balance exceeded 30% of stockholders' equity at the end of the period.

                                                         SIX MONTHS ENDED JUNE 30,          YEAR ENDED DECEMBER 31,
                                                         -------------------------          -----------------------
                                                           2006             2005               2005           2004
                                                           ----             ----               ----           ----
                                                                           (DOLLARS IN THOUSANDS)
Amounts outstanding at end of period:
    FHLB advances..................................   $   9,825         $  11,500           $  13,000       $13,000
Weighted average rate paid:
    FHLB advances..................................        5.43%             3.53%               4.33%         2.42%
Maximum amount of borrowings outstanding
  at any month end:
    FHLB advances..................................   $  12,500         $  11,500           $  13,000       $13,000
Average borrowings outstanding:
    FHLB advances..................................   $   9,542         $  10,333           $  11,583       $ 8,000
Approximate weighted average rate paid:
    FHLB advances..................................        4.97%             3.05%               3.49%         1.63%

MARKET/INTEREST RATE RISK DISCLOSURE

     QUALITATIVE DISCLOSURE. Our assets and liabilities may be analyzed by examining the extent to which its assets and liabilities are interest-rate sensitive and by monitoring the expected effects of interest rate changes on our net portfolio value.

     An asset or liability is interest rate sensitive within a specific time period if it will mature or reprice within that time period. If assets mature or reprice more quickly or to a greater extent than liabilities, the net portfolio value and net interest income would tend to increase during periods of rising interest rates but decrease during periods of falling interest rates. Conversely, if our assets mature or reprice more slowly or to a lesser extent than liabilities, the net portfolio value and net interest income would tend to decrease during periods of rising interest rates but increase during periods of falling interest rates. Community First Bank's policy has been to mitigate the interest rate risk inherent in the historical savings institution business of originating long-term loans funded by short-term deposits by pursuing certain strategies designed to decrease the vulnerability of our earnings to material and prolonged changes in interest rates.

     Our primary method of managing interest rate risk is to emphasize the origination of adjustable-rate mortgage loans. Community First Bank's adjustable-rate mortgage loans provide that the interest rate will adjust every one, three, five or seven years. The terms of these loans generally limit the amount of any single rate change to a maximum of two percentage points and also provide that the rate may not increase above a "ceiling" rate established at the time the loan is made, nor below a floor rate which is the initial rate on the loan. At June 30, 2006, approximately 66.9% of our mortgage loan portfolio had adjustable rates. We also purchase investment securities with relatively short maturities, normally three years or less. At June 30, 2006, approximately 96.3% of our investment portfolio had a maturity of five years or less. We monitor our deposit rates on a weekly basis to ensure that it remains competitive.

     QUANTITATIVE ANALYSIS. The analysis of an institution's interest rate gap (the difference between the repricing of interest-earning assets and interest-bearing liabilities during a give period of time) is a standard tool for the measurement of exposure to interest rate risk. The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at June 30, 2006 which are projected to reprice or mature in each of the future time periods shown. The amounts of assets and liabilities shown which reprice or mature within a particular period were determined in accordance with the contractual terms of the assets or liabilities. Loans with adjustable rates are shown as being due at the end of the next upcoming adjustment period. In making the sensitivity gap computations, none of the assumptions sometimes made regarding prepayment rates have been used for any interest-earning assets. Decay rates have not been used on money market, NOW or savings accounts. In addition, the table does not reflect scheduled principal payments which will be received throughout the lives of the loans and mortgage backed securities. The interest rate sensitivity of our assets and liabilities illustrated in the following table would vary substantially if different assumptions were used or if actual experience differs from the indicated by such assumptions.

     The  following   table  presents  our  interest   sensitivity  gap  between
interest-earning   assets  and  interest-bearing   liabilities  for  the  period
indicated.

                                                                                     AS OF JUNE 30, 2006
                                                    --------------------------------------------------------------------------
                                                    WITHIN 3                                           OVER
                                                    MONTHS          4-12 MONTHS       1-5 YEARS        5 YEARS         TOTAL
                                                    ------          -----------       ---------        -------         -----
                                                                              (DOLLARS IN THOUSANDS)
Interest-earning assets:
   Investment securities....................       $      --        $    490          $    717         $     60      $   1,267
   Loans....................................           6,033           6,343            26,644           28,929         67,949
   FHLB stock...............................             742              --                --               --            742
                                                   ---------        --------          --------         --------      ---------
       Total interest-earning assets........           6,775           6,833            27,361           28,989         69,958

Non-interest-earning assets:
   Cash and due from banks..................              --              --                --               --          2,193
   Premises and equipment...................              --              --                --               --          2,184
   Other assets.............................              --              --                --               --            155
                                                   ---------        --------          --------         --------      ---------
       Total non-interest-earning assets                  --              --                --               --          4,532
                                                   ---------        --------          --------         --------      ---------
       Total assets.........................       $   6,775        $  6,833          $ 27,361         $ 28,989      $  74,490
                                                   =========        ========          ========         ========      =========

Interest-bearing liabilities:
   Interest checking........................       $   2,564        $     --          $     --         $     --      $   2,564
   Money Market accounts....................           1,825              --                --               --          1,825
   Savings accounts.........................           4,054              --                --               --          4,054
   Certificates of deposit..................           8,572          27,630             9,349               --         45,551
   FHLB advances............................          10,215              --                --               --         10,215
   Advances under line of credit............             750              --                --               --            750
                                                   ---------        --------          --------         --------      ---------
       Total interest-bearing liabilities...          27,980          27,630             9,349               --         64,959

Non-interest-bearing liabilities:
   Demand deposits..........................              --              --                --               --          6,301
   Interest payable and other
      liabilities...........................              --              --                --               --            356
                                                   ---------        --------          --------         --------      ---------
       Total non-interest-bearing
           liabilities......................              --              --                --               --          6,657
Stockholders' equity........................              --              --                --               --          2,874
                                                   ---------        --------          --------         --------      ---------
       Total liabilities and stockholders'
           equity...........................       $  27,980        $ 27,630          $  9,349         $     --      $  74,490
                                                   =========        ========          ========         ========      =========

Interest sensitivity gap....................       $ (21,205)       $(20,797)         $ 18,012         $ 28,989      $   4,999
Cumulative gap..............................         (21,205)        (42,002)          (23,990)           4,999
Cumulative gap/total assets.................          (28.47)%        (56.39)%          (32.21)%           6.71%

     The Board of Directors reviews our asset and liability policies. The Board of Directors meets regularly to review interest rate risk and trends, as well as liquidity and capital ratios and requirements. Management administers the policies and determinations of the Board of Directors with respect to our asset and liability goals and strategies. We expect that our asset and liability policies and strategies will continue as described so long as competitive and regulatory conditions in the financial institution industry and market interest rates continue as they have in recent years.

LIQUIDITY AND CAPITAL RESOURCES

     Community First Bancorp, Inc. currently has no operating business other than that of Community First Bank and does not have material funding needs other than servicing its outstanding debt. In the future, Community First Bancorp, Inc. may require funds for dividends and tax payments for which it will rely on dividends and other distributions from Community First Bank. Community First Bank is subject to various regulatory restrictions on the payment of dividends.

     Community First Bank's primary sources of funds are deposits, repayment of loans and mortgage-backed securities, maturities of investments and interest-bearing deposits and funds provided from operations. Community First Bank is also able to obtain advances from the Federal Home Loan Bank of Cincinnati. While scheduled repayments of loans and mortgage-backed securities and maturities of investment securities are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by the general level of interest rates, economic conditions and competition. Community First Bank uses its liquidity resources principally to fund existing and future loan commitments, to fund maturing time certificates and demand deposit withdrawals, to invest in other interest-earning assets, to maintain liquidity, and to meet operating expenses.

     Liquidity may be adversely affected by unexpected deposit outflows, higher interest rates paid by competitors, adverse publicity relating to the savings and loan industry, and similar matters. Management monitors projected liquidity needs and determines the level desirable, based in part on our commitments to make loans and management's assessment of our ability to generate funds.

     A major portion of our liquidity consists of cash and cash equivalents, which include cash and interest-bearing deposits in other banks. The level of these assets is dependent upon our operating, investing, lending and financing activities during any given period. At June 30, 2006, cash and cash equivalents totaled $2.2 million.

     Our primary investing activity is the origination of loans. During the six months ended June 30, 2006 and 2005, we originated $12.5 million and $14.8 million in loans, respectively. During the years ended December 31, 2005 and 2004, loan originations totaled $27.0 million and $28.3 million, respectively. These originations were funded in part by proceeds from repayments of loans, maturities and calls of investment and mortgage-backed securities and increases in deposits and Federal Home Loan Bank borrowings.

     At June 30, 2006, we had $1.8 million in outstanding commitments to originate loans. We anticipate that we will have sufficient funds available to meet its current loan origination commitments. Time certificates which are scheduled to mature in one year or less totaled $36.0 million at June 30, 2006. Based on historical experience, management believes that a significant portion of such deposits will remain with Community First Bank, although there can be no assurance that it will do so. In the event we are unable to retain these deposits, we may seek replacement funding through the Federal Home Loan Bank of Cincinnati or other sources.

     Community First Bank relies primarily on local deposits for its funding needs. In order to finance loan growth, we may also borrow from the Federal Home Loan Bank of Cincinnati. At June 30, 2006, Community First Bank had $21.7 million in unused borrowing capacity at the Federal Home Loan Bank of Cincinnati.

     Community First Bank is subject to minimum capital requirements under Office of Thrift Supervision regulations. To be "well-capitalized" under these regulations, Community First Bank must maintain a ratio of Tier 1 or Core Capital to adjusted total assets of 5.0%, a ratio of Tier 1 capital to risk-based assets of 6.0% and a ratio of total capital to risk-based assets of 10.0%. At June 30, 2006, Community First Bank's ratio of Tier 1/Core Capital to adjusted total assets was 5.32%, its ratio of Tier 1 capital to risk-based assets was 9.11% and its ratio of total capital to risk-based assets was 10.00%. Although these ratios equaled or exceeded regulatory requirements to be well capitalized, Community First Bank does not have sufficient capital to grow, particularly if it continues to experience losses. We have maintained Community First Bank's well-capitalized status primarily through borrowings at the holding company level. See "Business of Community First Bancorp, Inc. and Community First Bank - Sources of Funds - Correspondent Bank and Other Borrowings."

OFF-BALANCE SHEET ARRANGEMENTS

     We are parties to financial instruments with off-balance sheet risk in the normal course of business. These financial instruments primarily include loan commitments, lines of credit, including home-equity lines and commercial lines, and letters of credit. We use these financial instruments to meet the financing needs of its customers. Outstanding loan commitments and lines and letters of credit at June 30, 2006 were $1.8 million and $135,000, respectively, and at December 31, 2005 were $766,000 and $7,000, respectively. These financial instruments involve, to varying degrees, elements of credit, interest rate, and liquidity risk. These do not represent unusual risks and management does not anticipate any accounting losses, which would have a material effect on us.

NEW ACCOUNTING PRONOUNCEMENTS

     In December of 2003, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") No. 03-3, "Accounting for Certain Loans or Debt Securities Acquired in a Transfer." SOP No. 03-3 addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor's initial investment in loans or debt securities acquired in a transfer if those differences are attributable, at least in part, to credit quality. This SOP prohibits "carry over" or creation of valuation allowances in the initial accounting of all loans acquired in transfers within the scope of SOP No. 03-3, which includes loans acquired in a purchase business combination. SOP No. 03-3 is effective for loans acquired in fiscal years beginning after December 15, 2004.

     At its March 2004 meetings, the Emerging Issues Task Force ("EITF") revisited EITF Issue No. 03-1, "The Meaning of Other-than-Temporary Impairment and its Application to Certain Investments" (EITF No. 03-1). Effective with reporting periods beginning after June 15, 2004, companies carrying certain types of debt and equity securities whose amortized cost is higher than the securities' fair values will have to use more detailed criteria to evaluate whether to record a loss and will have to disclose additional information about unrealized losses. The additional disclosure has been included in the accompanying financial statements but the application of the new measurement provisions was delayed by the EITF on September 30, 2004 to give the FASB and EITF more time to study this issue.

     On December 16, 2004, the Financial Accounting Standards Board ("FASB") issued SFAS 123 (revised), "Share-Based Payment" ("SFAS 123 (R)"). This standard requires expensing of stock options and other share-based payments beginning in 2005, and supersedes FASB's earlier rule (the original SFAS 123) that had allowed companies to choose between expensing stock options or showing pro forma disclosure only. Public entities (other than those filing as small business issuers) will be required to apply Statement 123(R) as of the first interim or annual reporting period that begins after June 15, 2005. Public entities that file as small business issuers will be required to apply Statement 123(R) in the first interim or annual reporting period that begins after December 15, 2005. Community First Bancorp, Inc. is currently evaluating the effect of the adoption of this statement.

     On December 15, 2005, the FASB issued an FASB Staff Position "SOP 94-6-1-Terms of Loan Products That May Give Rise to a Concentration of Credit Risk" which addresses the disclosure requirements for certain nontraditional mortgage and other loan products, the aggregation of which may constitute a concentration of credit risk under existing accounting literature. The FASB's intentions were to reemphasize the adequacy of such disclosures and noted that the recent popularity of certain loan products such as negative amortization loans, high loan-to-value loans, interest only loans, teaser rate loans, option adjusted rate mortgage loans and other loan product types may aggregate to the point of being a concentration of credit risk to an issuer and thus may require enhanced disclosures under existing guidance. This FASB Staff Position was effective immediately. We have evaluated the impact of this FASB Staff Position and have concluded that the disclosures contained in our financial statements are consistent with the objectives of the FASB Staff Position.

     On February 16, 2006, the FASB issued SFAS 155, which resolves issues addressed in Statement 133 Implementation Issue No. D1, Application of Statement 133 to Beneficial Interests in Securitized Financial Assets (DIG Issue D1). SFAS 155 amends SFAS 133 for certain derivatives embedded in other financial instruments (a hybrid financial instrument) by permitting fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise required bifurcation, provided that the entire hybrid financial instrument is accounted for on a fair value basis. SFAS 155 also establishes the requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, which replaces the interim guidance in DIG Issue D1. SFAS 155 amends SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities a replacement of FASB Statement 125 to allow a qualifying special-purpose entity to hold a derivative financial instrument that pertains to beneficial interests other than another derivative financial instrument. SFAS 155 is effective for all financial instruments acquired or issued after the beginning of the first fiscal year that begins after September 15, 2006, with earlier adoption allowed. Management does not expect the adoption of this pronouncement to have a material effect on our consolidated financial statements.

     These recently issued pronouncements are not expected to have a material impact on us as the generally accepted accounting principles requirements either are not applicable to us or the impact is insignificant.

INTERNAL CONTROLS

     In  connection  with the audit of our financial  statements  for the fiscal
year  ended  December  31,  2005,  our  auditors   identified  several  material
weaknesses in our internal controls, including:

     o    Failure to reconcile certain correspondent bank accounts;
     o    Failure to reconcile certain suspense and clearing accounts; and
     o    Inadequate segregation of the duties of certain employees.

     Management believes that these weaknesses are primarily attributable to human resource limitations within our accounting and financial reporting function and has instituted a schedule of ongoing reconciliations as well as additional reviews of entries made by employees. We have hired additional personnel with internal audit experience including a chief accounting officer with extensive internal audit experience in the banking industry. Daily reconciliations of the cited accounts are now being performed. All entries made by personnel in the reconciliation function are now reviewed daily by a member of management. Management believes that our internal controls have been substantially improved as the result of these measures.

CHANGE IN AUDITORS

     On November 14, 2005, our independent auditors, BKD, LLP, informed us of its decision to resign as our independent auditors effective with the conclusion of its procedures related to the Form 10-QSB for the quarter ended September 30, 2005. The decision to change accountants was not recommended by the audit committee of our Board of Directors. BKD, LLP's reports on our consolidated financial statements for the two fiscal years ended December 31, 2004 did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with their audits of the two fiscal years ended December 31, 2004 and any subsequent interim period preceding the date hereof, there were no disagreements between BKD, LLP and us on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of BKD, LLP, would have caused them to make a reference to the subject matter of the disagreements in connection with their reports.

IMPACT OF INFLATION AND CHANGING PRICES

     Our financial statements and the accompanying notes presented elsewhere in this document, have been prepared in accordance with accounting principles
generally  accepted  in  the  United  States  of  America,   which
require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. The impact of inflation is reflected in the increased cost of our operations. As a result, interest rates have a greater impact on our performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.


       BUSINESS OF COMMUNITY FIRST BANCORP, INC. AND COMMUNITY FIRST BANK

     Community First Bancorp, Inc. was incorporated as a Maryland corporation to become the holding company for Community First Bank upon completion of its conversion to stock form. Community First Bancorp, Inc. does not engage in any activities other than holding the stock of Community First Bank.

     Our executive offices are located at 2420 North Main Street, Madisonville, Kentucky and its main telephone number is (270) 326-3500. We also maintain a website at Information on our website should not be treated as part of this prospectus.

     Community First Bank is a federal stock savings bank operating through two offices in Madisonville, Kentucky. Founded in 1923 as the Madisonville Building and Loan Association, Community First Bank converted to a federal mutual savings bank charter and adopted its current name in 2002. In June 2003, Community First Bank converted to stock form and became a subsidiary of Community First Bancorp, Inc. Community First Bank is a member of the Federal Home Loan Bank System. Its deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation.

     Community First Bank's principal business consists of attracting deposits from the general public and originating residential mortgage loans. Community First Bank also offers commercial and multi-family real estate loans, various types of consumer loans and a limited number of commercial business loans.

MANAGEMENT STRATEGY

     Founded in 1923 as the Madisonville Building & Loan Association, Community First Bank historically operated as a traditional thrift from its South Main Street location, offering long-term mortgages and small consumer loans to local residents. As the profitability of this business came under increasing pressure during the 1990s, Community First Bank suffered continuing losses, which severely eroded its capital base.

     In late 2001, the Board of Directors brought in Mr. William M. Tandy, who had extensive prior experience in bank turn-arounds, to take over management of Community First Bank. Prior to joining Community First Bank, Mr. Tandy had been brought in to serve as President of Hacienda Bank, a troubled bank in Santa Maria, California in 1993. Mr. Tandy restored Hacienda Bank to profitability and grew it from a low of $17.5 million in assets to $60 million in assets before selling that bank to Heritage Oaks Bank in Pasa Robles, California in 2000. Prior to Hacienda Bank, Mr. Tandy had been brought in to serve as the President of First National Bank of Pottsboro, Texas, another troubled bank, which he also returned to profitability and sold to American Bank in Sherman, Texas in 1992.

     Under  Mr.  Tandy's  leadership,   Community  First  Bank  has  executed  a
multi-pronged strategy to re-invigorate its franchise and enable it to compete more effectively. The principal elements of this strategy have included:

          GROWING AND DIVERSIFYING THE LOAN PORTFOLIO. In order to increase the profitability of Community First Bank, management has grown the loan portfolio and diversified it into more profitable lines of business than the one- to four-family lending which historically dominated the portfolio. With the capital from our 2003 conversion to stock form, we significantly increased our commercial and commercial mortgage lending. As the result of our conversion to a new computer system in 2004, we also gained the capability of offering commercial loans and lines of credit and other forms of lending on which higher rates may be charged as well as the ancillary services these customers require. The additional capital from this offering will increase our lending limits and allow us to further grow and diversify the portfolio.

          DEVELOPMENT OF NON-INTEREST INCOME SOURCES. Like most thrift institutions, Community First Bank traditionally relied on net interest income (i.e., the difference between the interest earned on its loan and securities portfolios and interest paid on its deposits and borrowings) to cover its operating expenses (salaries, occupancy, data processing, etc.). In order to diversify our income sources and create income streams that are less affected by changes in interest rates, we have developed various additional types of non-interest income including fees for various loan and deposit services and commission income. Our new computer system expanded the array of services we offer, including on-line banking and internet bill-pay, which have created new fee opportunities.

          MAINTAINING STRONG ASSET QUALITY. We have maintained our asset quality while growing Community First Bank. Our ratio of non-performing assets to total assets has been consistently less than 0.5% since 2003. We believe that our low level of non-performing assets reflects a strong credit culture and disciplined underwriting and we intend to continue operating Community First Bank in this manner.

          MODERNIZATION OF FACILITIES. In 2004, Community First Bank relocated its main office to a modern building in a faster-growing part of Madisonville. The new main office has drive-up facilities and more convenient hours. We had previously extensively remodeled our South Main Street office to make it more convenient and appealing to customers. These more modern facilities enabled us to attract new customers and better serve existing customers.

          IMPROVE MARKET AWARENESS. In 2002, Community First Bank adopted its current name to better reflect its community focus and the products it offers. The name change was accompanied by a marketing campaign to help establish our new identity and create greater market awareness of Community First Bank. Community First Bank has continued to be actively involved in the community and believes that these efforts have helped build further customer identification and loyalty.

          CONVERSION TO STOCK FORM. In 2003, Community First Bank completed a successful conversion to stock form selling 277,725 shares of newly issued stock to its depositors in accordance with Office of Thrift Supervision regulations. The conversion to stock form not only provided Community First Bank with the capital needed to grow but further increased our visibility in the market.

     As a result of the foregoing strategies, we have successfully grown our assets and our net interest income and other income over the past several years. Despite our success in growing Community First Bank, we have incurred losses as our income growth has not been sufficient to offset the increased expenses resulting from our new main office. During 2004, we also experienced significant non-recurring charges related to the conversion of our data processor. In addition, we believe that our profitability has been negatively affected by the recent flattening of the yield curve, which began in June 2004 when the Federal Reserve Board initiated a series of interest rate increases. The Federal Reserve's actions have triggered an increase in short-term rates which has primarily affected the rates we pay on our deposits and borrowings while the long-term rates which determine the pricing of our loans have remained fairly constant.

     While we have undertaken various cost-cutting initiatives, management believes that the best strategy for achieving profitability is to continue to emphasize growth. Management believes that its success in growing the loan portfolio demonstrates that loan demand in its market area is sufficient to support further growth. At its current capital levels, however, the Bank cannot grow to the size needed for profitability. The additional capital from this offering will increase our legal lending limits and allow us to serve a broader range of customers. In addition, the capital-based regulatory limits on our non-residential real estate lending will be increased.

LOCATION AND MARKET AREA

     We consider our primary market area to be the City of Madisonville and surrounding Hopkins County, Kentucky. Located in the Western Coalfield Region of Kentucky, Hopkins County had a population of approximately 46,161 in 2005. Madisonville is located on US-41 (which will be part of the future Interstate 69 -
designed to run North-South through the United States connecting Canada and Mexico) and just seven miles from the junction with the Western Kentucky Parkway which connects the Lexington/Louisville area to the western part of the state and Interstate 24. Madisonville is 49 miles south of Evansville, Indiana, 104 miles northwest of Nashville, Tennessee, and 153 miles southwest of Louisville, Kentucky. It is one half hour from Interstate 24. Commercial airline service is available at the Evansville Regional Airport in Evansville Indiana and Owensboro-Daviess County Regional Airport (both are within 50 miles of the city.) Madisonville is the county seat and largest city in Hopkins County and is home to one of the major healthcare facilities in the Commonwealth of Kentucky. The city is 35 miles from Kentucky's Lake Region, a popular recreation area consisting of two of Kentucky's largest lakes - Kentucky Lake and Lake Barkley.

     The largest employers in Madisonville and the surrounding communities include the Trover Regional Medical Center, General Electric Aircraft Engine, Carhartt, Inc. and Lear Corporation. By industry, the largest sectors of the Madisonville economy are healthcare and manufacturing. Land O' Frost, Inc., a packaged lunch meat producer, is in the process of completing a $49 million, 175,000 square foot industrial facility that will bring 500 new jobs to the area. Additionally, Fort Knox National recently established a new call center that will eventually add approximately 200 new jobs and Jennmar Corporation, a manufacturer of mining support products, announced it will build a 45,000 square foot plant which will generate over 40 new jobs.

     The 2005 unemployment rate for Hopkins County was 6.1%, the same rate as the state-wide rate. The median household income of $36,780 in 2005 for Hopkins County was below the median for Kentucky as a whole of $41,175 and for the United States of $49,747. Projections for median household income growth through 2010 for Hopkins County exceed the projections for growth in the United States as a whole. While the population of Madisonville grew by approximately 19% from 1990 to 2000, Hopkins County as a whole grew less than 1.0%. By comparison, the population of Kentucky grew by 9.6%.

LENDING ACTIVITIES

     Our loan portfolio consists primarily of mortgage loans secured by first liens on one- to four-family residences. We also make consumer, residential construction and commercial real estate and commercial business loans. While we have continued our historic emphasis on one- to four-family lending, we have also sought to grow our portfolio of commercial mortgages.

     At June 30, 2006, our gross loans totaled $68.0 million, of which $51.3 million were first mortgage loans secured by one- to four-family residences. We originate adjustable-rate mortgage loans with rates that adjust annually after an initial period of one, three, five or seven years during which the interest rate is fixed. We offer similar terms on our commercial and multi-family mortgages. Our consumer loans may have either fixed or variable rates.

     Substantially all of our borrowers are located in Hopkins County, Kentucky and would be expected to be similarly affected by economic and other conditions in this area. We do not believe that there are any other concentrations of loans or borrowers exceeding 10% of total loans.

     ONE- TO FOUR-FAMILY RESIDENTIAL LOANS. Our primary lending activity consists of the origination of one- to four-family residential first mortgage loans secured by property located in our primary market area. We generally originate one- to four-family residential mortgage loans in amounts up to 80% of the lesser of the appraised value or the purchase price with a maximum loan amount of $652,000 and a maximum term of 30 years. We will make residential mortgage loans with loan-to-value ratios greater than 80% as long as they comply with secondary market standards. Currently we do not sell our loans in the secondary market, but instead act as an originator by taking the loan application and then forwarding it to a secondary market lender. Although we make loans on one- to four-family rental properties, the majority of our residential first mortgages are on owner-occupied properties.

     The first mortgage loans that we originate for our portfolio generally have rates that adjust annually after an initial period of one, three, five or seven years during which the rate is fixed. We do not originate 30-year fixed rate loans for our portfolio.

     The interest rate on adjustable-rate mortgage loans is based on an index plus a stated margin. Adjustable-rate mortgage loans provide for periodic interest rate adjustments upward or downward of up to two percentage points per year with a limit of six percentage points over the life of the loan. Borrowers on adjustable-rate mortgage loans must qualify at the fully adjusted rate. The rates on our adjustable-rate mortgage loans are generally indexed to the rates on one-year U.S. Treasury bills adjusted to a constant maturity. We also have in our portfolio adjustable-rate mortgage loans which are indexed to the average cost of funds for savings associations in the 11th Federal Home Loan Bank District. We discontinued using this index in 1996 because it tended to lag the market and such loans were less than 0.77% of the portfolio at June 30, 2006.

     In addition to one- to four-family first mortgage loans, we offer second mortgage loans. We offer second mortgages to customers on whose property we hold the first mortgage and to other customers as well. Our second mortgage loans have fixed terms of up to 10 years and have fixed rates of interest. We only originate a second mortgage if the aggregate indebtedness secured by the property will not exceed 80% of its appraised value. We also offer home equity lines of credit, which are similar to our second mortgages, but on a revolving term.

     Adjustable-rate mortgage loans decrease the risk associated with changes in interest rates by periodically repricing, but involve other risks because as interest rates increase, the underlying payments by the borrower increase, thus increasing the potential for default by the borrower. At the same time, the marketability of the underlying collateral may be adversely affected by higher interest rates. Upward adjustment of the contractual interest rate is also limited by the maximum periodic and lifetime interest rate adjustment permitted by the loan documents, and, therefore is potentially limited in effectiveness during periods of rapidly rising interest rates. At June 30, 2006, approximately 79% of the one- to four-family residential loans we held had adjustable rates of interest. Adjustable-rate loans consist primarily of one, three, five or seven year adjustable-rate mortgage loans whose rates may not be currently adjusting.

     The mortgage loans we originate and hold generally include due-on-sale clauses. These clauses give us the right to deem the loan immediately due and payable in the event the borrower transfers ownership of the property securing the mortgage loan without our consent.

     RESIDENTIAL CONSTRUCTION LOANS. We make a limited number of residential construction loans on one- to four-family residential properties to the individuals who will be the owners and occupants upon completion of construction. Borrowers are required to pay interest on disbursed funds during the construction period, which may not last beyond 12 months. The borrower may pay off the loan with a permanent loan from us at completion of construction. Loan proceeds are disbursed according to a draw schedule and the appraiser must inspect the progress of the construction before additional funds are disbursed. Construction loans are offered on either a fixed or adjustable basis.

     Construction lending is generally considered to involve a higher degree of credit risk than long-term financing of residential properties. Our risk of loss on a construction loan is dependent largely upon the accuracy of the initial estimate of the property's value at completion of construction and the estimated cost of construction. If the estimate of construction cost and the marketability of the property upon completion of the project prove to be inaccurate, we may be compelled to advance additional funds to complete the construction. Furthermore, if the final value of the completed property is less than the estimated amount, the value of the property might not be sufficient to assure the repayment of the loan.

     COMMERCIAL AND MULTI-FAMILY REAL ESTATE LOANS. We offer commercial and multi-family real estate loans secured by apartment buildings, churches, office buildings, and other commercial properties. Commercial and multi-family real estate loans are made for terms of up to 20 years and have rates of interest that are fixed for a period of one to seven years and adjust annually thereafter. The interest rates on commercial and multi-family loans are indexed to the prime rate. Loan amounts may not exceed 70% of the appraised value of the property. Over the past several years, we have sought to increase its originations of commercial and multi-family real estate loans in order to diversify the portfolio and serve the needs of the market.

     At June 30, 2006, our largest commercial real estate loan was a $465,000 loan secured by a farm in Morganfield, Kentucky originated in October 2005. The 10-year fully amortizing loan bears a fixed rate of interest for the life of the loan. The loan-to-value ratio at origination was 43% and the loan is personally guaranteed by the principal of the corporate borrower. Our second largest loan was a $410,000 loan secured by an apartment complex in Madisonville originated in December 2003. The 20-year fully amortizing loan bears a fixed rate of interest for seven years and floats with the prime rate thereafter. The loan-to-value ratio at origination was 64% and the loan is personally guaranteed by the principals of the corporate borrower.

     Commercial and multi-family real estate lending entails significant additional risks compared to residential property lending. These loans typically involve large loan balances to single borrowers or groups of related borrowers. The repayment of these loans typically is dependent on the successful operation of the real estate project securing the loan. These risks can be significantly affected by supply and demand conditions in the market for office and retail space and may also be subject to adverse conditions in the economy. To minimize these risks, we generally limit this type of lending to our market area and to borrowers who are otherwise well known to us.

     COMMERCIAL BUSINESS LOANS. We engage in a limited amount of commercial business lending primarily for the accommodation of existing customers. Our commercial business loans generally are secured by equipment or other tangible assets. Our largest commercial business loan at June 30, 2006 had a balance of approximately $101,000 and was made to a hydraulic hose and pipe-fitting company and is secured by equipment, inventory and accounts receivable.

     Unlike residential mortgage loans, which generally are made on the basis of the borrower's ability to make repayment from his or her employment and other income and which are secured by real property whose value tends to be more easily ascertainable, commercial business loans typically are made on the basis of the borrower's ability to make repayment from the cash flow of the borrower's business. As a result, the availability of funds for the repayment of commercial business loans may be substantially dependent on the success of the business itself and the general economic environment.

     CONSUMER LOANS. We offer various types of consumer loans in order to provide a wider range of financial services to our customers. Consumer loans totaled $4.2 million, or 6.2%, of our total loans at June 30, 2006. Our consumer loans consist of automobile, personal unsecured loans, passbook, home improvement loans and equipment loans. Passbook and certificate of deposit secured loans are offered up to the maximum of the deposit balance and are due on demand.

     We offer loans for both new and used automobiles with maximum terms of six years and maximum loan amounts up to 90% of the manufacturer's suggested retail price on new cars or fair market value of the automobile on used cars. Personal unsecured loans generally are made for amounts of $2,000 or less and terms of 6 months and may have fixed or variable interest rates.

     Consumer loans may entail greater risk than residential mortgage loans, particularly in the case of consumer loans that are unsecured or secured by assets that depreciate rapidly. Repossessed collateral for a defaulted consumer loan may not be sufficient for repayment of the outstanding loan, and the remaining deficiency may not be collectible.

     LOAN SOLICITATION, APPROVAL AND UNDERWRITING. Community First Bank obtains loan customers from a variety of sources, including advertising, personal solicitation, repeat customers and referrals from existing customers, realtors, builders and others. We also solicit applications for residential mortgages through our website. Although the President and Vice Presidents have authority to originate loans up to the loans-to-one borrower limits, loans other than single-family owner-occupied mortgages and residential mortgage loans in excess of $250,000 are generally submitted to the Board of Directors for approval.

     Upon receipt of a completed loan application from a prospective borrower, a credit report is ordered. Income and certain other information is verified. If necessary, additional financial information may be requested. An appraisal or other estimate of value of the real estate intended to be used as security for the proposed loan is obtained. Appraisals are prepared by outside fee appraisers who are approved by the Board of Directors.

     A title opinion or title insurance is generally required on all real estate loans. Borrowers also must obtain fire and casualty insurance. Flood insurance is also required on loans secured by property which is located in a flood zone.

     LOANS TO ONE BORROWER. The maximum amount of loans which we may make to any one borrower may not exceed the greater of $500,000 or 15% of our unimpaired capital and unimpaired surplus. We may lend an additional 10% of our unimpaired capital and unimpaired surplus if the loan is fully secured by readily marketable collateral. Our maximum loans-to-one-borrower limit was $652,000 at June 30, 2006. At June 30, 2006, our largest loan concentration outstanding had a balance of $942,000 and consisted of two loans secured by non-residential commercial properties and two loans secured by multi-family apartment complexes. This was in excess of our loans-to-one-borrower limit at the time of origination and we are attempting to reduce it through the sale of the loan or a participation.

NONPERFORMING AND PROBLEM ASSETS

     LOAN DELINQUENCIES. Generally when a mortgage loan becomes 15 days past due, a notice of nonpayment is sent to the borrower. If payment is still delinquent after 30 days, the borrower will receive a formal delinquency notice. The borrower will be contacted by telephone or visited personally if the loan remains delinquent after 45 days. If the loan continues in a delinquent status for 120 days past due and no repayment plan is in effect, the loan will be referred to an attorney for collection, with foreclosure commenced no later than 180 days. The customer will be notified when foreclosure is commenced. At June 30, 2006, our loans past due between 30 and 89 days totaled $230,000.

     Loans are reviewed on a monthly basis and are generally placed on a non-accrual status when the loan becomes more than 90 days delinquent or when, in our opinion, the collection of additional interest is doubtful. Interest accrued and unpaid at the time a loan is placed on nonaccrual status is charged against interest income. Subsequent interest payments, if any, are either applied to the outstanding principal balance or recorded as interest income, depending on the assessment of the ultimate collectibility of the loan.

     CLASSIFIED ASSETS. Office of Thrift Supervision regulations provide for a classification system for problem assets of savings institutions which covers all problem assets. Under this classification system, problem assets of savings institutions such as ours are classified as "substandard," "doubtful," or "loss." An asset is considered substandard if it is inadequately protected by the current net worth and paying capacity of the borrower or of the collateral pledged, if any. Substandard assets include those characterized by the "distinct possibility" that the savings institution will sustain "some loss" if the deficiencies are not corrected. Assets classified as doubtful have all of the weaknesses inherent in those classified substandard, with the added characteristic that the weaknesses present make "collection or liquidation in full, on the basis of currently existing facts, conditions, and, values, "highly questionable and improbable." Assets classified as loss are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. Assets may be designated "special mention" because of potential weakness that do not currently warrant classification in one of the aforementioned categories.

     When a savings institution classifies problem assets as either substandard or doubtful, it may establish general allowances for loan losses in an amount deemed prudent by management. General allowances represent loss allowances which have been established to recognize the inherent risk associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When a savings institution classifies problem assets as loss, it is required either to establish a specific allowance for losses equal to 100% of that portion of the asset so classified or to charge off such amount. A savings institution's determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the Office of Thrift Supervision, which may order the establishment of additional general or specific loss allowances. A portion of general loss allowances established to cover possible losses related to assets classified as substandard or doubtful may be included in determining a savings institution's regulatory capital. Specific valuation allowances for loan losses generally do not qualify as regulatory capital.

     At June 30, 2006, we had $340,000 in loans classified as substandard and $14,000 in loans classified as doubtful or loss. Our substandard assets at June 30, 2006 consisted of 10 residential first mortgages. Reserves of $63,000 have been allocated to the substandard assets.

     FORECLOSED REAL ESTATE. Real estate acquired in settlement of loans is carried at the lower of the unpaid loan balance or fair value less estimated costs to sell. Write-downs from the unpaid loan balance to fair value at the time of foreclosure are charged to the allowance for loan losses. Subsequent write-downs to fair value, net of disposal costs, are charged to other expenses. At June 30, 2006, we owned two one- to four-family residential properties, totaling $54,000, which we received through the process of foreclosure.

     ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses is management's estimate of probable inherent credit losses in the loan portfolio at the balance sheet date. We determine the allowance based on ongoing evaluations. This evaluation is inherently subjective because it requires material estimates, including the amounts and timing of cash flows expected to be received on impaired loans. Those estimates may be susceptible to significant change. Increases to the allowance are made by charges to the provision for loan losses, which is reflected in the statements of operations. Loans deemed to be uncollectible are charged against the allowance. Recoveries of loans previously charged off are credited to the allowance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Critical Accounting Policies" for further discussion of our methodology for determining the allowance.

     We  monitor  our  allowance  for  loan  losses  and make  additions  to the allowance as economic and other conditions dictate. Although we maintain our allowance for loan losses at a level that we consider adequate for the inherent risk of loss in our loan portfolio, actual losses could exceed the balance of the allowance for loan losses and additional provisions for loan losses could be required. In addition, our determination as to the amount of its allowance for loan losses is subject to review by the Office of Thrift Supervision, as part of its examination process. After a review of the information available, the Office of Thrift Supervision might require the establishment of an additional allowance.

INVESTMENT ACTIVITIES

     INVESTMENT SECURITIES. We are required by federal regulations to maintain a minimum amount of liquid assets which may be invested in specified short-term securities and certain other investments. The level of liquid assets varies depending upon several factors, including: (i) the yields on investment alternatives; (ii) our judgment as to the attractiveness of the yields then available in relation to other opportunities; (iii) expectation of future yield levels; and (iv) our projections as to the short-term demand for funds to be used in loan origination and other activities. At June 30, 2006, our investment securities portfolio consisted primarily of Federal Home Loan Bank bonds of various maturities.

     Our securities at June 30, 2006 did not contain securities of any issuer with an aggregate book value in excess of 10% of our equity, excluding those issued by the United States Government or its agencies.

     MORTGAGE-BACKED SECURITIES. We have invested from time to time in residential mortgage-backed securities. Mortgage-backed securities can serve as collateral for borrowings and, through repayments, as a source of liquidity. Mortgage-backed securities represent a participation interest in a pool of one- to four-family or other type of mortgages. Principal and interest payments are passed from the mortgage originators, through intermediaries (generally quasi-governmental agencies) that pool and repackage the participation interests in the form of securities, to investors such as us. Our mortgage-backed securities portfolio consists primarily of participations or pass-through certificates issued by the Government National Mortgage Association ("GNMA"). GNMA certificates are guaranteed as to principal and interest by the full faith and credit of the United States. Our mortgage-backed securities portfolio was classified as "held-to-maturity" at June 30, 2006.

     Expected  maturities  will  differ  from  contractual   maturities  due  to
scheduled repayments and because borrowers may have the right to call or prepay obligations with or without prepayment penalties.

     Mortgage-backed securities typically are issued with stated principal amounts. The securities are backed by pools of mortgages that have loans with interest rates that are within a set range and have varying maturities. The underlying pool of mortgages can be composed of either fixed-rate or adjustable mortgage loans. Mortgage-backed securities are generally referred to as mortgage participation certificates or pass-through certificates. The interest rate risk characteristics of the underlying pool of mortgages (i.e., fixed-rate or adjustable-rate) and the prepayment risk, are passed on to the certificate holder. The life of a mortgage-backed pass-through security is equal to the life of the underlying mortgages.

SOURCES OF FUNDS

     Deposits are our major external source of funds for lending and other investment purposes. Funds are also derived from the receipt of payments on loans and prepayment of loans and, to a much lesser extent, maturities of investment securities and mortgage-backed securities, borrowings and operations. Scheduled loan principal repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are significantly influenced by general interest rates and market conditions.

     DEPOSITS. We attract deposits principally from within our primary market area through the offering of a selection of deposit instruments including regular savings accounts, money market accounts, and term certificate accounts. Deposit account terms vary according to the minimum balance required, the time period the funds must remain on deposit, and the interest rate. The interest rates we pay on deposits are set weekly at the direction of our senior management. Interest rates are determined based on our liquidity requirements, interest rates paid by our competitors, and our growth goals and applicable regulatory restrictions and requirements.

     Like most savings institutions, Community First Bank has historically relied primarily on certificates of deposit for funding. In order to attract funds in prior years, we had paid higher rates on certificate accounts which caused its cost of funds to increase. Recently, Community First Bank has attempted to reduce its reliance on certificate accounts by attracting more transaction accounts, such as checking, NOW and money market accounts. As higher rate certificates mature, we expect to reduce our cost of funds.

     FEDERAL HOME LOAN BANK BORROWINGS. Advances (borrowings) may be obtained from the Federal Home Loan Bank of Cincinnati to supplement our supply of lendable funds. Advances from the Federal Home Loan Bank of Cincinnati are typically secured by a pledge of our stock in the Federal Home Loan Bank of Cincinnati and a portion of our first mortgage loans. Each Federal Home Loan Bank credit program has its own interest rate, which may be fixed or adjustable, and range of maturities. At June 30, 2006, our borrowings from the Federal Home Loan Bank consisted of $9.8 million in short-term, variable-rate advances.

     CORRESPONDENT BANK AND OTHER BORROWINGS. In order to maintain the regulatory capital levels of Community First Bank, we have borrowed funds at the holding company level for capital infusions. Community First Bancorp, Inc. has previously borrowed up to $1.25 million on a line of credit from our correspondent bank for this purpose. The line of credit provides for an interest rate at the prime rate plus 25 basis points (currently 8.50%) and is secured by all of our stock in Community First Bank. In December 2005 the line of credit's principal balance was reduced by $400,000 using the proceeds from an unsecured loan from four members of our Board of Directors. The four directors loaned these funds for the sole purpose of paying down the outstanding line of credit with an correspondent bank. This loan paid the four directors a fixed interest rate of 7.50%. Subsequently, one director took shares of common stock in exchange for his note.

     In May 2006, the line of credit was renewed at the same interest rate until November 15, 2006. In order to obtain the renewal, we were required to pay the line down to $750,000. Under the terms of the renewal, we are required to maintain an interest reserve of approximately $53,000, which is pledged as additional collateral, and Community First Bank is required to maintain a total risk-based capital ratio of at least 10%, a Tier 1 leverage ratio of a least 5.25% and a minimum equity capital of at least $3.0 million. Criticized loans may not exceed 5.0% of assets. The three directors who continue to have loans outstanding to Community First Bancorp,

Inc. have agreed to extend their loans on the same terms until November 15, 2006 with accrued interest capitalized.

COMPETITION

     We compete for deposits with other insured financial institutions such as local commercial banks, thrift institutions, credit unions and multi-state regional banks in our market area. We also compete for funds with insurance products sold by local agents and investment products such as mutual funds and other securities sold by local and regional brokers. According to data from the Federal Deposit Insurance Corporation, we held approximately 9.9% of FDIC-insured deposits in Hopkins County as of June 30, 2005, the latest date for which such data was available. Such data does not cover deposits held by credit unions. We have historically competed for deposits by paying higher rates than our local competitors.

     Our competition for loans depends on market conditions and the type of lending. Our competition for residential mortgages comes primarily from mortgage bankers and brokers who primarily originate long-term fixed-rate loans on behalf of secondary market investors. While we also originate long-term, fixed-rate loans on behalf of secondary market investors, our principal residential mortgage loan offerings are our various adjustable-rate mortgage loans which we market based on flexibility of terms and superior service. We compete primarily against other local depository institutions for commercial and multi-family real estate loans. We compete for these lending opportunities primarily on the basis of our flexibility and responsiveness as a locally owned and oriented community bank. We compete against other local financial institutions and a variety of other lenders including finance companies and automobile dealers for consumer loans and second mortgages. We generally compete for these loans based on our variety of lending solutions, customer relationships and quality of service.

                           SUPERVISION AND REGULATION

GENERAL

     As a federally chartered, FDIC-insured savings institution, Community First Bank is subject to extensive regulation by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. Community First Bank's lending activities and other investments must comply with various federal and state statutory and regulatory requirements, and the Office of Thrift Supervision periodically examines Community First Bank for compliance with various regulatory requirements. The Federal Deposit Insurance Corporation also has authority to conduct periodic examinations. We must file reports with the Office of Thrift Supervision describing our activities and our financial condition, and we must obtain approvals from regulatory authorities before entering into certain transactions, such as the conversion or mergers with other financial institutions. We are also subject to certain reserve requirements promulgated by the Board of Governors of the Federal Reserve System ("Federal Reserve System"). Our relationship with our depositors and borrowers is also regulated to a great extent by federal and state law, especially in such matters as the ownership of savings accounts and the form and content of our mortgage documents. This supervision and regulation is primarily intended to protect depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in regulations, whether by the Office of Thrift Supervision, the Federal Deposit Insurance Corporation or any other government agency, could have a material adverse impact on our operations.

REGULATION OF COMMUNITY FIRST BANK

     INSURANCE OF DEPOSITS. The Federal Deposit Insurance Corporation has adopted a risk-based assessment system for insured depository institutions that takes into account the risks attributable to different categories and concentrations of assets and liabilities. The system assigns an institution to one of three capital categories (1) well capitalized; (2) adequately capitalized; and (3) undercapitalized. These three categories are substantially similar to the prompt corrective action categories described above, with the "undercapitalized" category including institutions that are undercapitalized, significantly undercapitalized and critcally undercapitalized for prompt corrective action purposes. The Federal Deposit Insurance Corporation also assigns an institution to one of three supervisory subgroups based on a supervisory evaluation that the institution's primary federal regulator provides to the Federal Deposit Insurance Corporation and information that the Federal Deposit Insurance Corporation determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance fund. Assessments currently range from 0 to 27 cents per $100 deposits, depending on the institution's capital group and supervisory subgroup.

     Under the Federal Deposit Insurance Reform Act of 2005, which was signed into law on February 15, 2006: (i) the Bank Insurance Fund (which formerly insured the deposits of banks) and the Savings Association Insurance Fund (which formerly insured the deposits of savings associations) were merged into a new combined fund, called the Deposit Insurance Fund effective March 31, 2006, (ii) the current $100,000 deposit insurance coverage will be indexed for inflation (with adjustments every five years, commencing January 1, 2011); and (iii) deposit insurance coverage for retirement accounts has been increased to $250,000 per participant subject to adjustment for inflation. The FDIC will be given greater latitude in setting the assessment rates for insured depository institutions, which could be used to impose minimum assessments.

     The FDIC is authorized to set the reserve ratio for the Deposit Insurance Fund annually at between 1.15% and 1.5% of estimated insured deposits. If the Deposit Insurance Fund's reserves exceed the designated reserve ratio, the FDIC is required to pay out all or, if the reserve ratio is less than 1.5%, a portion of the excess as a dividend to insured depository institutions based on the percentage of insured deposits held on December 31, 1996 adjusted for subsequently paid premiums. Insured depository institutions that were in existence on December 31, 1996 and paid assessments prior to that date (or their successors) are entitled to a one-time credit against future assessments based on their past contributions to the Bank Insurance Fund or Savings Association Insurance Fund.

     REGULATORY CAPITAL REQUIREMENTS. Office of Thrift Supervision regulations require savings institutions to meet three capital standards: (1) tangible capital equal to at least 1.5% of total adjusted assets, (2) core capital equal to at least 4.0% of adjusted total assets (3.0% for the strongest institutions), and (3) total risk-based capital equal to at least 8.0% of total risk-weighted assets. In addition, the Office of Thrift Supervision may require a savings institution that has a risk-based capital ratio less than 8.0%, a ratio of Tier 1 capital to risk-weighted assets of less than 4.0% or a ratio of Tier 1 capital to adjusted total assets of less than 4.0% (3.0% if the institution has received the highest rating on its most recent examination) take certain actions to increase its capital ratios. If the institution's capital is significantly below the minimum required levels or if it is unsuccessful in increasing its capital ratios, the Office of Thrift Supervision may significantly restrict its activities.

     Core capital is defined as common stockholders' equity (including retained earnings), non-cumulative perpetual preferred stock and minority interests in the equity accounts of consolidated subsidiaries, certain non-withdrawable accounts and pledged deposits of mutual savings associations and qualifying supervisory goodwill, less intangible assets (other than core deposit intangibles, servicing assets, purchased credit card relationships and other qualifying intangible assets) and investments in certain subsidiaries. Tier 1 has the same definition as core capital. Tangible capital is defined as core capital less supervisory goodwill, non-mortgage servicing assets and purchased credit card relationships and less certain investments in subsidiaries.

     Total risk-based capital equals the sum of core capital plus supplementary capital. The components of supplementary capital include, among other items, cumulative perpetual preferred stock, perpetual subordinated debt, mandatory convertible subordinated debt, intermediate-term preferred stock, and the portion of the allowance for loan losses not designated for specific loan losses. Overall, supplementary capital is limited to 100% of core capital. A savings institution must calculate its risk-weighted assets by multiplying each asset and off-balance sheet item by various risk factors as determined by the Office of Thrift Supervision, which range from 0% for cash to 100% for delinquent loans, property acquired through foreclosure, commercial loans, and other assets. At June 30, 2006, we were in compliance with all regulatory capital requirements.

     Community First Bank currently meets the criteria to be treated as well capitalized under Office of Thrift Supervision regulations. As a well capitalized institution, Community First Bank is not subject to various sanctions that may be imposed on undercapitalized institutions. As long as Community First Bank is well capitalized or adequately capitalized, it may be eligible for expedited treatment of its regulatory applications and lower examination and deposit insurance assessment rates.

     DIVIDEND AND OTHER CAPITAL DISTRIBUTION LIMITATIONS. Office of Thrift Supervision regulations require Community First Bank to give the Office of Thrift Supervision 30 days advance notice of any proposed declaration of dividends to Community First Bancorp, Inc. The Office of Thrift Supervision may prohibit the payment of dividends to Community First Bancorp, Inc. In addition, Community First Bank may not declare or pay a cash dividend on its capital stock if the effect would be to reduce Community First Bank's regulatory capital below the amount required for the liquidation account established at the time of the conversion to stock form.

     Savings associations must submit notice to the Office of Thrift Supervision prior to making a capital distribution (which includes dividends, stock repurchases and amounts paid to stockholders in another institution in a cash merger) if (a) they would not be well capitalized after the distribution, (b) the distribution would result in the retirement of any of the association's common or preferred stock or debt counted as its regulatory capital, or (c) the association is a subsidiary of a holding company. A savings association must make application to the Office of Thrift Supervision to pay a capital distribution if (x) the association would not be adequately capitalized following the distribution, (y) the association's total distributions for the calendar year exceed the association's net income for the calendar year to date plus its net income (less distributions) for the preceding two years, or (z) the distribution would otherwise violate applicable law or regulation or an agreement with or condition imposed by the Office of Thrift Supervision.

     A savings institution is prohibited from making a capital distribution if, after making the distribution, the savings institution would be undercapitalized (i.e., not meet any one of its minimum regulatory capital requirements). Further, a savings institution cannot distribute regulatory capital that is needed for its liquidation account.

     QUALIFIED THRIFT LENDER TEST. Savings institutions must meet a Qualified Thrift Lender test. To satisfy the test, the Bank must either (i) qualify as a "domestic building and loan association" under the Internal Revenue Code by maintaining at least 60% of our total assets in specified types of assets, including cash, certain government securities, loans secured by and other assets related to residential real property, educational loans and investments in premises of the institution or (ii) maintain at least 65% of Community First Bank's portfolio assets (total assets less intangible assets, property we use in conducting our business and liquid assets in an amount not exceeding 20% of total assets) in Qualified Thrift Investments. Qualified Thrift Investments consist primarily of residential mortgage loans and mortgage-backed and other securities related to domestic, residential real estate or manufactured housing. The shares of stock Community First Bank owns in the Federal Home Loan Bank of Cincinnati also qualify as Qualified Thrift Investments. Subject to an aggregate limit of 20% of portfolio assets, we may also count the following as Qualified Thrift Investments: (i) 50% of the dollar amount of residential mortgage loans originated for sale, (ii) investments in the capital stock or obligations of any service corporation or operating subsidiary as long as such subsidiary derives at least 80% of its revenues from domestic housing related activities, (iii) 200% of the dollar amount of loans and investments to purchase, construct or develop "starter homes," subject to certain other restrictions, (iv) 200% of the dollar amount of loans for the purchase, construction or development of domestic residential housing or community centers in "credit needy" areas or loans for small businesses located in such areas, (v) loans for the purchase, construction or development of community centers, (vi) loans for personal, family, household or educational purposes, subject to a maximum of 10% of portfolio assets, and (vii) shares of the Federal Home Loan Mortgage Corporation or the Federal National Mortgage Association stock.

     If Community First Bank satisfies the Qualified Thrift Lender test, it will continue to enjoy full borrowing privileges from the Federal Home Loan Bank of Cincinnati. If Community First Bank does not satisfy the test, it may lose its borrowing privileges and become subject to activities and branching restrictions applicable to national banks. Compliance with the Qualified Thrift Lender test is determined on a monthly basis in nine out of every 12 months. As of June 30, 2006, Community First Bank was in compliance with the Qualified Thrift Lender requirement.

     TRANSACTIONS WITH AFFILIATES. Generally, transactions between a savings institution and its affiliates are subject to certain limitations. Such transactions must be on terms as favorable to the savings institution as comparable transactions with non-affiliates. In addition, certain types of transactions are restricted to an aggregate percentage of the savings institution's capital. Collateral in specified amounts must usually be provided by affiliates in order to receive loans from the savings institution. Community First Bank's affiliates include Community First Bancorp, Inc. and any company under common control with Community First Bank. In addition, a savings institution may not extend credit to any affiliate engaged in activities not permissible for a bank holding company or acquire the securities of any affiliate that is not a subsidiary. The Office of Thrift Supervision has the discretion to treat subsidiaries of savings institution as affiliates on a case-by-case basis.

     LOANS TO DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL STOCKHOLDERS. Community First Bank's loans to its directors, executive officers and our principal stockholders may not be made on terms more favorable than those afforded to other borrowers, except loans made as part of a benefit or compensation program widely available to the Bank's employees and which does not give more preferential terms to directors, executive officers or principal stockholders than to other employees. In addition, Community First Bank cannot make loans in excess of certain levels to directors, executive officers or 10% or greater stockholders (or any of their affiliates) unless the loan is approved in advance by a majority of the Board of Directors with any "interested" director not voting. We are also prohibited from paying any overdraft of any of our executive officers or directors. We are also subject to certain other restrictions on the amount and type of loans to executive officers and directors and must annually report such loans to our regulators.

     FEDERAL HOME LOAN BANK SYSTEM. Community First Bank is a member of the Federal Home Loan Bank of Cincinnati, which is one of 12 regional Federal Home Loan Banks. Each Federal Home Loan Bank serves as a reserve or central bank for its members within its assigned region. It is funded primarily from funds deposited by savings institutions and proceeds derived from the sale of consolidated obligations of the Federal Home Loan Bank System. It makes loans to members (i.e., advances) in accordance with policies and procedures established by the Board of Directors of the Federal Home Loan Bank.

     As a member, Community First Bank is required to purchase and maintain stock in the Federal Home Loan Bank of Cincinnati in an amount equal to at least 1% of its aggregate unpaid residential mortgage loans, home purchase contracts or similar obligations at the beginning of each year, or 1/20 of its advances from the Federal Home Loan Bank of Cincinnati, whichever is greater. At June 30, 2006, Community First Bank had $743,000 in Federal Home Loan Bank stock, at cost, which was in compliance with this requirement.

     FEDERAL RESERVE SYSTEM. The Federal Reserve System requires all depository institutions to maintain non-interest bearing reserves at specified levels against their transaction accounts (primarily checking, NOW and Super NOW checking accounts) and non-personal time certificates. At June 30, 2006, Community First Bank's reserves met the minimum level required by the Federal Reserve System.

REGULATION OF COMMUNITY FIRST BANCORP, INC.

     GENERAL. Community First Bancorp, Inc. is registered and required to file reports with the Office of Thrift Supervision and is subject to regulation and examination by the Office of Thrift Supervision. In addition, the Office of Thrift Supervision has enforcement authority over the Company and any non-savings institution subsidiaries. This permits the Office of Thrift
Supervision to restrict or prohibit activities that it determines to be a serious risk to Community First Bank. This regulation is intended primarily for the protection of Community First's depositors and not for the benefit of stockholders. Community First Bancorp, Inc. is also required to file certain reports with, and comply with the rules and regulations of, the Securities and Exchange Commission under the federal securities laws.

     ACTIVITIES RESTRICTIONS. As a savings and loan holding company formed after May 4, 1999, Community First Bancorp, Inc. and its non-savings association subsidiaries are subject to statutory and regulatory restrictions on their business activities. Under the Home Owners' Loan Act, as amended by the Gramm-Leach-Bliley Act (the "GLB Act"), the non-banking activities of Community First Bancorp, Inc. are restricted to certain activities specified by statute or Office of Thrift Supervision regulation, which include performing services and holding properties used by a savings association subsidiary, activities authorized for multiple savings and loan holding companies as of March 5, 1987, and non-banking activities permissible for bank holding companies pursuant to the Bank Holding Company Act of 1956 (the "BHC Act") or authorized for financial holding companies pursuant to the GLB Act. Furthermore, no company may acquire control of Community First Bancorp, Inc. unless the acquiring company was a unitary savings and loan holding company on May 4, 1999 (or became a unitary savings and loan holding company pursuant to an application pending as of that date) or the company is only engaged in activities that are permitted for multiple savings and loan holding companies or for financial holding companies under the BHC Act as amended by the GLB Act.

     RESTRICTIONS ON ACQUISITIONS. Community First Bancorp, Inc. must obtain approval from the Office of Thrift Supervision before acquiring control of any other savings institution or savings and loan holding company, substantially all the assets thereof or in excess of 5% of the outstanding shares of another savings institution or savings and loan holding company. Community First Bancorp, Inc.'s directors and officers or persons owning or controlling more than 25% of Community First Bancorp, Inc.'s stock must also obtain approval of the Office of Thrift Supervision before acquiring control of any savings institution or savings and loan holding company.

     The Office of Thrift Supervision may only approve acquisitions that will result in the formation of a multiple savings and loan holding company which controls savings institutions in more than one state if: (i) the multiple savings and loan holding company involved controls a savings institution which operated a home or branch office in the state of the institution to be acquired as of March 5, 1987; (ii) the acquiror is authorized to acquire control of the savings institution pursuant to the emergency acquisition provisions of the Federal Deposit Insurance Act; or (iii) the statutes of the state in which the institution to be acquired is located specifically permit institutions to be acquired by state-chartered institutions or savings and loan holding companies located in the state where the acquiring entity is located (or by a holding company that controls such state-chartered savings institutions).

PROPERTIES

     The following table sets forth certain information regarding our two offices.

                                                        BOOK VALUE AT
                               YEAR       OWNED OR         JUNE 30,       APPROXIMATE
                              OPENED       LEASED           2006         SQUARE FOOTAGE
                              ------       ------       -------------    --------------
                                                            (DOLLARS IN THOUSANDS)
MAIN OFFICE:
2420 North Main Street
Madisonville, KY  42431        2004         Owned         $   1,242            8,400

BRANCH OFFICE:
240 South Main Street
Madisonville, KY 42431         1959         Owned         $     673            4,200

     The book value of our investments in premises and equipment totaled $1.9 million at June 30, 2006. In addition, we have acquired two buildings adjacent to our South Main Street office for future expansion of parking and improved vehicle access. The properties are currently being rented out for a total rental income of $500 per month. Our aggregate investment in these properties is $200,000.

PERSONNEL

     At June 30, 2006, we had 25 full-time employees and one part-time employee. None of our employees are represented by a collective bargaining group. We believe that our relationship with our employees is good.

LEGAL PROCEEDINGS

     We are, from time to time, a party to legal proceedings arising in the ordinary course of our business, including legal proceedings to enforce our rights against borrowers. We are not currently a party to any legal proceedings which are expected to have a material adverse effect on our financial statements.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The Board of Directors of Community First Bancorp, Inc. is composed of nine members. Directors are divided into three equal classes and serve for terms of three years each. Officers are elected annually and serve at the Board's discretion. The directors and executive officers of Community First Bancorp, Inc. are as follows:

                                                                                           DIRECTOR       CURRENT TERM
     NAME                           AGE(1)                     POSITION                    SINCE (2)       TO EXPIRE
     ----                           ------                     --------                    ---------       ---------
     William M. Tandy                 51      President, Chief Executive Officer,            2001             2007
                                              Chairman of the Board and Director
     Michael D. Wortham               36      Vice President, Chief Financial Officer        1998             2008
                                              and Director
     Ralph T. Teague                  87      Vice Chairman and Director                     1979             2008
     Paul W. Arison                   55      Director                                       1993             2009
     Charlotte E. Baldwin             74      Director                                       1991             2009
     Steven E. Carson                 54      Director                                       1991             2007
     Charles G. Ramsey                55      Director                                       2001             2008
     J. Craig Riddle                  81      Director                                       1970             2007
     C. Barry Vaughn                  58      Director                                       1999             2009
     Charlotte Sellers                40      Senior Lending Officer, Senior Vice             N/A             N/A
                                              President
     Amy D. Lyons                     32      Chief Accounting Officer                        N/A             N/A

__________
(1)  As of June 30, 2006.
(2) Includes service on the Board of Directors of Community First Bank. All current directors became directors of Community First Bancorp, Inc. upon its incorporation in 2003.

     The principal occupation of each director and executive officer of Community First Bancorp, Inc. for the last five years is set forth below.

     WILLIAM M. TANDY has served as President and Chief Executive Officer of Community First Bank from November 2001 to the present. From 1993 to 2001, Mr. Tandy served as President of Hacienda Bank, Santa Maria, California. From 1987 to 1992, he was president of First National Bank of Pottsboro, Texas. Mr. Tandy has been in the banking industry since 1974 and has been brought in by three different banks to successfully effect turnarounds. Mr. Tandy is a member of the Madisonville Rotary Club and is past president of the Santa Maria Valley Economic Association and a past board member of the Santa Maria Chamber of Commerce and the Santa Barbara County Workforce Investment Board.


     MICHAEL D. WORTHAM has been employed with Community First Bank since 1994 and currently serves as the Bank's Chief Financial Officer, Secretary and Treasurer. Mr. Wortham has served as a board member with the Madisonville Chamber of Commerce and the United Way and as President of the Kiwanis Club.

     RALPH T. TEAGUE is a retired coal company executive. Mr. Teague is a real estate investor and serves as president of Tea-Win Mine Storage in Hanson, Kentucky. He is a trustee of the First United Methodist Church in Madisonville and is active in the Madisonville Kiwanis Club.

     PAUL W. ARISON has been employed at the Hopkins County Detention Center as Commissary Manager, Program Director and G.E.D. Co-ordinator since 2001. Prior to that time, he was a manager of Kuester's Hardware Stores in Evansville and Newburgh, Indiana and in Madisonville, Kentucky. Mr. Arison is a member of the First United Methodist Church and Madisonville Noon Kiwanis Club.

     CHARLOTTE E. BALDWIN, a former mayor of Madisonville and Secretary of the Kentucky Cabinet of Natural Resources and Environmental Protection. She is a former vice-president and trust officer of First National Bank of Louisville and former Kentucky marketing director for Cadre Securities, Inc. Ms. Baldwin is a member of the Madisonville Chamber of Commerce and First United Methodist Church. A graduate of the University of Evansville, she is a volunteer for Hospice and the Western Kentucky Veterans Center.

     STEVEN E. CARSON is the owner/operator of Barnett-Strother Funeral Home, Inc., in Madisonville. Mr. Carson is a member of the Madisonville Lions Club, the Madisonville Masonic Lodge #142 F & AM and is Past President of the Kentucky Funeral Directors Association. He is Vice President of Forest Lawn Memorial Gardens of Hopkins County.

     CHARLES G. RAMSEY is Vice President - Finance and Chief Financial Officer of the Renshaw Automotive Group, a multi-franchise automobile dealership group with dealerships in Hopkinsville, Bowling, Green and Paducah, Kentucky. Prior to his affiliation with Renshaw Automotive Group, he was a partner in a local Madisonville CPA firm. Mr. Ramsey is an Elder and Trustee at the First Christian Church in Madisonville. He is Past President of the Madisonville Kiwanis Club and is currently on the Board of Directors of the Hopkinsville Kiwanis Club. Mr. Ramsey has been a Kiwanian for 31 years. He is also Past President of the Hopkins County Family YMCA. Mr. Ramsey has served on various United Way and Chamber of Commerce committees. Mr. Ramsey is a Certified Public Accountant.

     J. CRAIG RIDDLE is a retired insurance agent. Mr. Riddle was the owner and principal of the J. Craig Riddle Insurance Co., a full-line insurance broker in Madisonville, Kentucky. Mr. Riddle is a founding member and past Commodore of the Kentucky Lake Sailing Club and a past-president of the Madisonville Country Club.

     C. BARRY VAUGHN is the President and co-owner of Happy's of Madisonville, an office equipment dealer located in Madisonville. Mr. Vaughn is a past member of the board of the Madisonville Chamber of Commerce, past President and Campaign Chair of the United Way of Hopkins County, and past President of Madisonville Noon Kiwanis. He is currently Chairman of the City of Madisonville Renaissance Committee and is an Elder in the First Christian Church.

     CHARLOTTE SELLERS serves as Senior Lender, Senior Vice President and has been employed by Community First Bank since September 2003. Prior to joining the Bank, she was an Assistant Cashier and Assistant Vice President at Fifth Third Bank in Madisonville, Kentucky. She has seven years of banking experience in Commercial Lending. She is a board member of the Madisonville Hopkins County Chamber of Commerce and is active in the Kiwanis Club.

     AMY D. LYONS joined Community First Bank as Vice President and Chief Accounting Officer in May 2006. Prior to joining Community First Bank, Ms. Lyons had served with BKD, LLP since December 2005 as a senior consultant specializing in internal audits, credit quality analysis and other industry specific consulting for banks and thrifts in Kentucky and Indiana. From 2002 to 2005, she served as an internal auditor and credit review officer with First Security Bank in Owensboro, Kentucky. From 1999 to 2002, she was involved in loan review and training at Area Bancshares Corporation.

DIRECTOR COMPENSATION

     Directors do not receive separate compensation for their service on the Board of Directors of Community First Bancorp, Inc. Directors (including directors who are also employees) of Community First Bank receive a monthly fee of $300 plus $100 for committee meetings. Total fees paid to the directors for the year ended December 31, 2005 were $43,200. Effective April 6, 2006, fees were suspended for all directors other than Mr. Wortham through September 30, 2006. Pursuant to the 2005 Restricted Stock Plan which was approved by stockholders on May 19, 2005, directors were granted the following awards of restricted stock which vest at the rate of 20% per year beginning one year from the date of grant: Paul Arison - 305 shares; Charlotte Baldwin and Steven E. Carson - 354 shares each; Charles G. Ramsey - 206 shares; J. Craig Riddle and Ralph T. Teague - 416 shares each; William Tandy - 2,082 shares; C. Barry Vaughn
- 231 shares; and Michael D. Wortham - 833 shares. Effective December 8, 2005, each director agreed to the cancellation of their previously issued options without the payment of any consideration.

EXECUTIVE COMPENSATION

     SUMMARY COMPENSATION TABLE. The following table sets forth the cash and noncash compensation awarded to or earned by our Chief Executive Officer and by each executive officer whose salary and bonus earned in fiscal year 2005 exceeded $100,000 for services rendered in all capacities to Community First Bancorp, Inc. and its subsidiaries (the "Named Executive Officers").

                                                                                            LONG-TERM
                                                    ANNUAL COMPENSATION                  COMPENSATION AWARDS
                                           ---------------------------------------  -------------------------
                                                                                    RESTRICTED     SECURITIES
                                                                   OTHER ANNUAL       STOCK        UNDERLYING       ALL OTHER
  NAME AND PRINCIPAL POSITION      YEAR      SALARY      BONUS     COMPENSATION       AWARDS        OPTIONS       COMPENSATION
  ---------------------------      ----      ------      -----     ------------       ------        -------       ------------
William M. Tandy                  2005        $110,000  $   500    $      --       $23,943 (1)         --           $13,338  (2)
Chief Executive Officer           2004         105,040      500           --            --          6,943 (3)        13,338
                                  2003         100,000    7,340           --            --             --            13,450

________
(1) Based on the grant-date value ($11.50 per share) of 2,082 shares of restricted stock awarded under the 2005 Restricted Stock Plan effective May 19, 2005. Such shares vest at the rate of 20% per year beginning one year from the date of grant. Any dividends paid on the restricted stock will be paid to Mr. Tandy on vesting. At December 31, 2005, Mr. Tandy had 2,082 unvested shares which had an aggregate value of $18,738 based the last sale price for the Common Stock reported on the OTCBB on that date ($9.00 per share).
(2) Consisted of $4,800 in directors fees, $6,000 automobile allowance and $2,538 in unused sick leave.
(3) All such options were cancelled without the payment of consideration effective December 8, 2005.

     EMPLOYMENT AGREEMENT. We have entered into an employment agreement with our President, William M. Tandy. The agreement has a term of three years which may be extended for an additional one-year period on each anniversary date if the Board of Directors determines that Mr. Tandy has met the requirements of the Board. The Board of Directors has determined that Mr. Tandy has met its requirements as of the most recent anniversary date and the term of the agreement was extended accordingly. Mr. Tandy's base salary under the employment agreement is $110,000. Mr. Tandy is also eligible to receive bonuses of 7% of Community First Bank's quarterly net profits. His agreement is terminable by us for "just cause" as defined in the agreement. If we terminate Mr. Tandy without just cause or if Mr. Tandy terminates his employment for "good reason," he will be entitled to a continuation of his salary from the date of termination through the remaining term of the agreement, plus an additional 12 months. If Mr. Tandy shall become disabled during the term of his agreement, he shall continue to receive payment of 100% of the base salary for a period of up to 180 days. Such payments shall not be reduced by any other benefit payments made under other disability program in effect for our employees. If Mr. Tandy's employment terminates for a reason other than just cause, he will be entitled to purchase from us family medical insurance through any group health plan maintained by us. Mr. Tandy's agreement also contains a provision stating that in the event of the termination of employment in connection with any change in control of Community First Bancorp, Inc. or Community First Bank, Mr. Tandy will be paid a lump sum amount equal to 2.99 times his five-year average annual taxable cash compensation. If such payment had been made under the agreement as of June 30, 2006, such payment would have equaled approximately $318,000.

TRANSACTIONS WITH MANAGEMENT

     From time to time, Community First Bank engages in banking transactions with its directors, officers and their associates in the ordinary course of business. At June 30, 2006, approximately $590,000 of loans were outstanding to directors and executive officers. Loans to directors and executive officers are only made in the ordinary course of business of Community First Bank and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility or present other unfavorable features. Community First Bank waives certain loan document and other fees for full-time employees, including full-time executive officers.

     The following table sets forth information on all loans outstanding to executive officers during the last fiscal year where the aggregate outstanding indebtedness exceeded $60,000 and fees were waived.

                                                                                HIGHEST
                                                                              OUTSTANDING        BALANCE AT
NAME AND TITLE                     TYPE OF LOAN                 RATE            BALANCE           12/31/05
--------------                     ------------             ------------        -------           --------
William M. Tandy                   Home Mortgage                5.25%          $231,331           $228,070
President                          Home Equity                  9.25%            72,463             71,602
Charlotte Sellers                  Home Mortgage                5.50%          $ 52,321           $ 47,363
Senior Vice President              Automobile                   6.75%             9,569              5,806
                                   Unsecured                   12.00%             4,892              3,416
Michael D. Wortham                 Home Mortgage                6.00%          $ 75,855           $ 73,862
Vice President

     During the fiscal year ended December 31, 2005, Directors Steven E. Carson and J. Craig Riddle lent Community First Bancorp, Inc. $150,000 and $200,000, respectively, to allow it to pay down its indebtedness to a third-party financial institution as required by that institution. The loans provided for the payment of principal and interest at the rate of 7.50% per annum at maturity. The loans have been extended and are scheduled to mature on November 15, 2006. During the fiscal year ended December 31, 2005, Community First Bank paid $19,871 for office supplies and furniture purchased from Happy's, Inc., an office supply store of which Director Vaughn is a co-owner.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the beneficial ownership of the common stock as of the date of this prospectus by (i) persons believed by Community First Bancorp, Inc. to beneficially own more than five percent (5%) of the common stock; (ii) Community First Bancorp, Inc.'s directors and Named Executive Officers; and (iii) all directors and executive officers of Community First Bancorp, Inc. as a group. Unless otherwise noted below, we believe that each person named in the table has or will have the sole voting and sole investment power with respect to each of the securities reported as owned by such person.

                                                           NUMBER OF SHARES           PERCENT OF
NAME                                                       BENEFICIALLY OWNED (1)     CLASS (2)
----                                                       ----------------------     ---------
William M. Tandy                                                    6,636                2.02%
Michael D. Wortham                                                    491                0.15
Ralph T. Teague                                                     6,333                1.93
Paul W. Arison                                                      9,357                2.85
Charlotte E. Baldwin                                                2,320                0.71
Steven E. Carson                                                    6,570                2.00
Charles G. Ramsey                                                   6,291                1.92
J. Craig Riddle                                                    13,208                4.03
C. Barry Vaughn                                                     5,156                1.57

All directors and executive officers                               56,362               17.18
   As a group (11 persons)

Gary B. Kivett                                                     18,800                5.73
P.O. Box 707
Spruce Pine, NC  28777

Israel Englander                                                   25,500 (3)            7.77
Millenium Management, L.L.C.
Millenco, L.P.
666 Fifth Avenue
New York, NY  10103


                                       55

---------
(1) For purposes of this table, a person is deemed to be the beneficial owner of any shares of Common Stock if he or she has or shares voting or investment power with respect to such Common Stock or has a right to acquire beneficial ownership of such Common Stock at any time within 60 days. As used herein, "voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose or direct the disposition of shares. Except as otherwise noted, ownership is direct, and the named persons exercise sole voting and investment power over the shares of the Common Stock.
(2) In calculating the percentage ownership of an individual or group, the number of shares outstanding is deemed to include any shares which the individual or group has the right to acquire within 60 days.
(3) According to the Statement on Schedule 13D filed by the Reporting Persons on July 25, 2006, Millennium Management, L.L.C. is the general partner of Millenco, L.P. and Israel Englander is the managing member of Millennium Management, L.L.C.

                          DESCRIPTION OF CAPITAL STOCK

     Community First Bancorp, Inc. is authorized to issue 5,000,000 shares of common stock, $0.01 par value per share, of which 328,088 shares are outstanding, and 1,000,000 shares of preferred stock, $0.01 par value per share of which no shares are outstanding. Each share of common stock has the same relative rights as, and is identical in all respects with, each other share of common stock. THE COMMON STOCK REPRESENTS NONWITHDRAWABLE CAPITAL AND IS NOT INSURED BY US, THE FEDERAL DEPOSIT INSURANCE CORPORATION, OR ANY OTHER GOVERNMENT AGENCY.

COMMON STOCK

     VOTING RIGHTS. Each share of the common stock has the same relative rights and will be identical in all respects with every other share of the common stock. The holders of the common stock possess exclusive voting rights in Community First Bancorp, Inc., except to the extent that shares of preferred stock issued in the future may have voting rights, if any. Each holder of the common stock is entitled to only one vote for each share held of record on all matters submitted to a vote of holders of the common stock and is permitted to cumulate their votes in the election of directors.

     LIQUIDATION. In the unlikely event of the complete liquidation or dissolution of Community First Bancorp, Inc., the holders of the common stock will be entitled to receive all assets of Community First Bancorp, Inc. available for distribution in cash or in kind, after payment or provision for payment of: (i) all debts and liabilities of the Company (including all deposits with us and accrued interest thereon); (ii) any accrued dividend claims; (iii) liquidation preferences of any preferred stock which may be issued in the future; and (iv) any interests in the liquidation account established upon the stock conversion for the benefit of certain eligible account holders who continue to have their deposits with us.

     DIVIDENDS. From time to time, dividends may be declared and paid to the holders of the common stock, who will share equally in any such dividends.

     RESTRICTIONS  ON  ACQUISITION  OF THE COMMON STOCK.  See  "Restrictions  on
Acquisition  of  Community  First  Bancorp,   Inc."  for  a  discussion  of  the
limitations on acquisition of shares of the common stock.

     OTHER CHARACTERISTICS. Holders of the common stock do not have preemptive rights with respect to any additional shares of the common stock which may be issued. The common stock is not subject to call for redemption, and the outstanding shares of common stock when issued and upon receipt by Community First Bancorp, Inc. of the full purchase price therefor will be fully paid and non-assessable.

     TRANSFER AGENT AND REGISTRAR. The transfer agent and registrar for our common stock is Illinois Stock Transfer Company, 223 West Jackson Boulevard, Suite 1210, Chicago, Illinois 60606.

SERIAL PREFERRED STOCK

     The Board of Directors is authorized to issue serial preferred stock and to fix and state voting powers, designations, preferences or other special rights of such shares and the qualifications, limitations and restrictions thereof, subject to regulatory approval but without stockholder approval. If and when issued, the serial preferred stock is likely to rank prior to the common stock as to dividend rights, liquidation preferences, or both, and may have full or limited voting rights. The Board of Directors, without stockholder approval, can issue serial preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of the common stock. No shares of series of preferred stock have been issued. The Board of Directors has no present intention to issue any of the serial preferred stock.

          RESTRICTIONS ON ACQUISITIONS OF COMMUNITY FIRST BANCORP, INC.

     The following discussion is a general summary of the provisions of the articles of incorporation and bylaws of Community First Bancorp, Inc. and certain other Maryland corporate law and regulatory provisions, which may be deemed to have such an anti-takeover effect. The description of these provisions is necessarily general and we refer you, in each case, to the articles of incorporation and bylaws of Community First Bancorp, Inc. which are incorporated herein by reference. See "Where You Can Find More Information" as to how to obtain a copy of these documents.

PROVISIONS OF OUR ARTICLES OF INCORPORATION AND BYLAWS

     RESTRICTION ON ACQUISITION OF COMMON STOCK; LIMITATIONS ON VOTING RIGHTS. Our articles of incorporation provide that, for a period of five years after completion of the stock conversion of Community First Bank, no person may, directly or indirectly, acquire or offer to acquire beneficial ownership of more than 10% of any class of equity security outstanding of Community First Bancorp, Inc., unless the "continuing" Board of Directors has first approved the offer or acquisition by a two-thirds vote. Any shares acquired in violation of this restriction will not be counted as shares outstanding for voting purposes, nor will the holder be entitled to vote such shares. After five years from the date of conversion, should any party acquire the beneficial ownership of shares in excess of 10%, the record holders of more than 10% of any outstanding class of equity security of Community First Bancorp, Inc. who obtained such shares without the requisite approval would be entitled to cast only one-hundredth (1/100) of a vote for each share owned in excess of 10%, and the aggregate voting power of such holders shall be allocated proportionately among such record holders. A person is a beneficial owner of a security if he has the power to vote or direct the voting of all or part of the voting rights of the security, or has the power to dispose of or direct the disposition of the security. Our articles of incorporation further provide that this provision limiting voting rights may only be amended upon the vote of 80% of the outstanding shares of voting stock unless the amendment has been approved by two-thirds of the continuing directors.

     ELECTION OF DIRECTORS. Our articles of incorporation provide that the Board of Directors is divided into three staggered classes, with directors in each class elected for three-year terms. As a result of this provision, it would take two annual elections to replace a majority of the Board. Our bylaws provide that the size of the Board of Directors may be increased or decreased only if two-thirds of the directors then in office concur in such action. We have also elected to be subject to certain provisions of Maryland law that provide that any vacancy occurring in the Board of Directors, including a vacancy created by an increase in the number of directors, shall be filled by the Board. Finally, the articles impose certain notice and information requirements in connection with the nomination by stockholders of candidates for election to the Board of Directors or the proposal by stockholders of business to be acted upon at an annual or special meeting of stockholders.

     The articles of incorporation provide that a director may only be removed for cause and only by the affirmative vote of at least 80% of the shares entitled to vote generally in an election of directors cast at a meeting of stockholders called for that purpose.

     RESTRICTIONS ON CALL OF SPECIAL MEETING. In our articles of incorporation, we have elected to be subject to certain provisions of Maryland law that provide that special meetings of stockholders may be called only by a majority of the Board of Directors, or a duly designated committee of the Board, or on the written request of a majority of the stockholders.

     ABSENCE OF CUMULATIVE VOTING. Our articles of incorporation provide that stockholders may not cumulate their votes in the election of directors.

     AUTHORIZED SHARES. The articles of incorporation authorize the issuance of 5,000,000 shares of common stock and 1,000,000 shares of preferred stock. The shares of common stock and preferred stock were authorized in an amount greater than that to be issued in the conversion to provide the Board of Directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and the exercise of stock options. However, these additional authorized shares may also be used by the Board of Directors consistent with its fiduciary duty to deter future attempts to gain control of Community First Bancorp, Inc. The Board of Directors also has sole authority to determine the terms of any one or more series of Preferred Stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of Preferred Stock, the Board has the power, to the extent consistent with its fiduciary duty, to issue a series of Preferred Stock to persons friendly to management in order to attempt to block a post-tender offer merger or other transaction by which a third party seeks control, and thereby assist management to retain its position. Our Board currently has no plans for the issuance of additional shares, other than the issuance of additional shares pursuant to this Offering and pursuant to existing stock benefit plans.

     PROCEDURES FOR CERTAIN BUSINESS COMBINATIONS. The articles of incorporation require the affirmative vote of at least (i) 80% of the outstanding shares of Community First Bancorp, Inc. entitled to vote in the election of directors and
(ii) two-thirds of the outstanding shares entitled to vote in the election of directors and not held by "Related Persons" (as defined below), in order for Community First Bancorp, Inc. to engage in or enter into certain "Business Combinations," as defined in the articles of incorporation, with any Related Person or any affiliates of the Related Person, unless the proposed transaction has been approved in advance by two-thirds of Community First Bancorp, Inc.'s Board of Directors, excluding those who are affiliated with the Related Person or who were not directors prior to the time the "Related Person" became the "Related Person." Absent this provision, only the approval of a two-thirds of the shares outstanding would be generally required unless the Maryland Business Combination Statute described below applies.

     The term "Related Person" is defined to include any person and the affiliates and associates of the person (other than Community First Bancorp, Inc. or its subsidiary) who beneficially owns, directly or indirectly, 10% or more of the outstanding shares of voting stock of Community First Bancorp, Inc. Any amendment to this provision of the articles of incorporation requires the affirmative vote of at least 80% of the shares of Community First Bancorp, Inc. entitled to vote generally in an election of directors unless the amendment has been pre-approved by two-thirds of the continuing directors, in which case a majority of the outstanding shares is required. The term "Business Combination" includes mergers between Community First Bancorp, Inc. and a Related Person, transactions between Community First Bancorp, Inc. and the Related Person involving 25% or more of Community First Bancorp, Inc.'s or the Related Person's assets, the issuance of the securities of Community First Bancorp, Inc. or its subsidiaries to the Related Person, the acquisition of the Related Person's securities by Community First Bancorp, Inc. or a reclassification or recapitalization involving Community First Bancorp, Inc.'s stock that has the effect of increasing the Related Person's ownership by 5% or more.

     AMENDMENT TO ARTICLES OF INCORPORATION AND BYLAWS. Amendments to our articles of incorporation must be approved by our Board of Directors and also by two-thirds of the outstanding shares of our voting stock, provided, however, that approval by at least 80% of the outstanding voting stock is generally required for certain provisions (i.e., provisions relating to restrictions on the acquisition and voting of greater than 10% of the common stock; number, classification, election and removal of directors; amendment of Bylaws; call of special stockholder meetings; director liability; certain business combinations; power of indemnification; and amendments to provisions relating to the foregoing in the articles of incorporation). If the amendment is approved by two-thirds of the Continuing Directors, however, the vote required for approval of the amendment is reduced to a majority of shares outstanding.

     The bylaws may be amended by a majority vote of the Board of Directors or the affirmative vote of the holders of at least 80% of the outstanding shares of Community First Bancorp, Inc. entitled to vote in the election of directors cast at a meeting called for that purpose.

MARYLAND GENERAL CORPORATION LAW

     The Maryland General Corporation Law contains several provisions described below which are applicable to Community First Bancorp, Inc.

     BUSINESS COMBINATIONS. Under the Maryland General Corporation Law, mergers, consolidations and sales of substantially all of the assets of a Maryland corporation must generally be approved by the affirmative vote of the holders of two-thirds of the outstanding shares of stock entitled to vote thereon. Maryland's Business Combination Statute, however, restricts certain transactions between a Maryland corporation (or its majority owned subsidiaries), and any person who, after the date the corporation has 100 or more beneficial owners of its stock, beneficially owns 10% or more of the corporation's outstanding voting stock, together with affiliates or associates thereof (an "Interested Stockholder"). For a period of five years following the date that a stockholder becomes an Interested Stockholder, Maryland's Business Combination Statute generally prohibits the following types of transactions between the corporation and the Interested Stockholder (unless certain conditions, described below, are met):

          (i) mergers, consolidations or share exchanges;

          (ii) sales, leases, exchanges or other dispositions other than in the ordinary course of business or pursuant to a dividend, in any twelve-month period, of assets having an aggregate book value of 10% or more of the total market value of the outstanding stock of the corporation or of its net worth;

          (iii) issuances or transfers by the corporation or any subsidiary thereof of any equity securities of the corporation or any subsidiary thereof having a market value of 5% or more of the total market value of the outstanding stock of the corporation;

          (iv) the adoption of a proposal or plan of liquidation or dissolution of the corporation in which anything other than cash will be received by the Interested Stockholder or any affiliate of any Interested Stockholder;

          (v) any reclassification of securities, or recapitalization of the corporation, or any merger, consolidation, or share exchange of the corporation with any of its subsidiaries which has the effect of increasing by 5% or more of the total number of shares, the proportionate amount of the outstanding shares of any class of equity securities of the corporation or any subsidiary thereof which is owned by an Interested Stockholder; and

          (vi) the receipt by any Interested Stockholder or any affiliate thereof of the benefit, directly or indirectly (except proportionately as a stockholder), of any loan, advance, guarantee, pledge, or other financial assistance or any tax credit or other tax advantage provided by the corporation or any of its subsidiaries.

     After the five-year moratorium on business combinations has expired, a business combination must (i) be recommended by the Board of Directors and approved by (a) 80% of the stockholders entitled to vote, and (b) two-thirds of the disinterested stockholders, or (ii) meet the fair price requirements of the business combination statute, or (iii) qualify for one of the statutory exemptions. This restriction does not apply if before such person becomes an Interested Stockholder, the Board of Directors approves the transaction in which the

Interested Stockholder becomes an Interested Stockholder or approves the business combination, or a statutory exemption applies. A Maryland corporation may exempt particular interested stockholders from the requirements of the statute by resolution adopted by its Board of Directors prior to the date the Interested Stockholder first became an Interested Stockholder. Our articles of incorporation provide that the Business Combination Statute will not apply to any business combination that has been approved by two-thirds of the continuing directors as defined in the articles of incorporation.

     CONTROL SHARE ACQUISITIONS. The Maryland General Corporation Law provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the shares entitled to be voted on the matter, excluding shares of stock owned by the acquiror or by officers or directors who are employees of the corporation. "Control shares" are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power except solely by virtue of a revocable proxy, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

     (i)  one-tenth or more but less than one-third;
     (ii) one-third or more but less than a majority; or
     (iii) a majority of all voting power.

     Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions for shares acquired through descent or distribution, in satisfaction of a pledge or in a merger, consolidation or share exchange to which the corporation is a party. The control share acquisition statute applies to any Maryland corporation with 100 or more beneficial owners of its stock other than a close corporation or an investment company.

     A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and delivery of an "acquiring person statement"), may compel the corporation's Board of Directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders' meeting.

     If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement within 10 days following a control share acquisition then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except for those which voting rights have previously been approved) for fair value, determined without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. Moreover, if voting rights for control shares are approved at a stockholders' meeting and the acquiror becomes entitled to exercise or direct the exercise of a majority or more of all voting power, other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The foregoing provisions may be modified by a Maryland corporation's charter or bylaws. Our charter and bylaws, however, do not contain a provision modifying these statutory provisions.

REGULATORY RESTRICTIONS

     Federal law provides that no company, "directly or indirectly or acting in concert with one or more persons, or through one or more subsidiaries, or through one or more transactions," may acquire "control" of a savings association at any time without the prior approval of the Office of Thrift Supervision. In addition, any company that acquires such control becomes a "savings and loan holding company" subject to registration, examination and regulation as a savings and loan holding company. Control in this context means ownership of, control of, or holding proxies representing more than 25% of the voting shares of a savings association or the power to control in any manner the election of a majority of the directors of such institution.

     Federal law also provides that no "person," acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a savings association unless at least 60 days prior written notice has been given to the Office of Thrift Supervision and the Office of Thrift Supervision has not objected to the proposed acquisition. Control is defined for this purpose as the power, directly or indirectly, to direct the management or policies of a savings association or to vote more than 25% of any class of voting securities of a savings association. Under federal law (as well as the regulations referred to below) the term "savings association" includes state-chartered and federally chartered FDIC-insured institutions, federally chartered savings and loans and savings banks whose accounts are insured by the FDIC and holding companies thereof.

     Federal regulations require that, prior to obtaining control of an insured institution, a person, other than a company, must give 60 days notice to the Office of Thrift Supervision and have received no Office of Thrift Supervision objection to such acquisition of control, and a company must apply for and receive Office of Thrift Supervision approval of the acquisition. Control involves a 25% voting stock test, control in any manner of the election of a majority of the institution's directors, or a determination by the Office of Thrift Supervision that the acquiror has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution. Acquisition of more than 10% of an institution's voting stock, if the acquiror also is subject to any one of either "control factors," constitutes a rebuttable determination of control under the regulations. The determination of control may be rebutted by submission to the Office of Thrift Supervision, prior to the acquisition of stock or the occurrence of any other circumstances giving rise to such determination, of a statement setting forth facts and circumstances which would support a finding that no control relationship will exist and containing certain undertakings. The regulations provide that persons or companies which acquire beneficial ownership exceeding 10% or more of any class of a savings association's stock after the effective date of the regulations must file with the Office of Thrift Supervision a certification that the holder is not in control of such institution, is not subject to a rebuttable determination of control and will take no action which would result in a determination or rebuttable determination of control without prior notice to or approval of the Office of Thrift Supervision, as applicable.

                              PLAN OF DISTRIBUTION

     McKinnon & Company, Inc., 999 Waterside Drive, Suite 1200, Norfolk, Virginia, has agreed, subject to the terms and conditions contained in an underwriting agreement with us, to sell, as selling agent for us on a best efforts basis, 750,000 shares of common stock. McKinnon & Company, Inc. has also agreed to sell on a best efforts basis up to 112,500 additional shares that we may offer. Because the offering is on a best efforts basis and there is no minimum number of shares to be sold, McKinnon & Company, Inc. is not obligated to purchase any shares if they are not sold to the public, and McKinnon & Company, Inc. is not required to sell any specific number or dollar amount of shares. McKinnon & Company, Inc. is a member of the National Association of Securities Dealers, Inc. and an SEC-registered broker-dealer.

     McKinnon & Company, Inc. has informed us that it proposes to sell the common stock as selling agent for us - subject to prior sale, when, as and if issued by us - in part to the public at the public offering prices set forth on the cover page of this prospectus, and in part through certain selected dealers that are members of the National Association of Securities Dealers, Inc. to customers of such selected dealers at the public offering price. Each selected dealer will receive a commission of $0.__ for each share that it sells. Purchasers are required to have an account either with McKinnon & Company, Inc. or a selected dealer to purchase shares of common stock in the offering. However, McKinnon & Company, Inc. has no obligation to open an account for any prospective investor. McKinnon & Company, Inc. reserves the right to reject any order for the purchase of shares through it in whole or in part.

     At closing, McKinnon & Company, Inc. will notify all prospective investors, directly or through a selected dealer, of the number of shares to be purchased. The investors, through their dealers, will transmit their purchase funds to the escrow agent by wire transmission. The independent escrow agent is SunTrust Bank, a Georgia banking corporation. The purpose of the escrow is to facilitate the closing process. The release of funds from escrow is not dependent upon our raising any specific amounts in this offering or any other event. McKinnon & Company, Inc. will not purchase or otherwise take ownership of any shares. Closing is expected to occur on or about _____, 2006.

     We will pay McKinnon & Company, Inc. a commission equal to 6.0 percent of the aggregate sales price of the shares sold in the offering.

     We determined the offering price through negotiations with McKinnon & Company, Inc. In determining the offering price, we considered the following factors, among others: the per share book value of the common stock as of June 30, 2006 and as of December 31, 2005, the trading history of the common stock, including the frequency and volume of trades and actual trading prices, but not necessarily the current quoted or last sale price; our history and our prospects and those of Community First Bank; our past and present earnings, trend of such earnings and the prospects for future earnings; the current performance and prospects of the banking industry in which we compete; the general condition of the securities market at the time of the offering and the prices of equity securities of other community banks.

     McKinnon & Company, Inc. has advised us that it will use its best efforts to make a market in our common stock for a period of at least two years after the closing of the offering as long as we remain listed on the OTC Bulletin Board or other exchange and remain current in our periodic reports that we file with the Securities and Exchange Commission.

     We have agreed to indemnify and hold harmless McKinnon & Company, Inc. and the persons who control it against certain liabilities, including liability under the Securities Act of 1933, as amended. Under certain conditions, we have agreed to contribute to any payment that McKinnon & Company, Inc. may be required to make for such indemnified liabilities. In addition, we have agreed to reimburse McKinnon & Company, Inc. for its out of pocket expenses, including any legal fees up to $30,000, that it incurs in connection with the offering.

                                  LEGAL MATTERS

     The validity of the shares of common stock offered by this prospectus will be passed upon for Community First Bancorp, Inc. by Malizia Spidi & Fisch, PC, Washington, D.C. Certain legal matters will be passed upon for the underwriter by Powell Goldstein LLP, Atlanta, Georgia.

                                     EXPERTS

     The audited financial statements as of and for the year ended December 31, 2005 included in this prospectus and in the registration statement have been audited by King + Company, PSC, Independent Registered Public Accounting Firm, as set forth in their report thereon appearing elsewhere herein and in the registration statement and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The audited financial statements as of and for the year ended December 31, 2004 included in this prospectus and in the registration statement have been audited by BKD, LLP, Independent Registered Public Accounting Firm, as set forth in their report thereon appearing elsewhere herein and in the registration statement and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the information requirements of the Securities Exchange Act of 1934, as amended, and we file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document that we file at the Securities and Exchange Commission's public reference room facility located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. The Securities and Exchange Commission also maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers, including us, that file documents with the Securities and Exchange Commission electronically through the Securities and Exchange Commission's electronic data gathering, analysis and retrieval system known as EDGAR. On EDGAR, our reports are listed under "Community First Bancorp, Inc."

     This prospectus is part of a registration statement we have filed with the Securities and Exchange Commission. Because the rules and regulations of the Securities and Exchange Commission allow us to omit certain portions of the registration statement from this prospectus, this prospectus does not contain all the information set forth in the registration statement. You may review the registration statement and the exhibits filed with the registration statement for further information regarding us and the shares of our common stock being offered by this prospectus. The registration statement and its exhibits may be inspected at the public reference facility of the Securities and Exchange Commission at the locations described above.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS AT AND FOR  THE SIX
     MONTHS ENDED JUNE 30, 2006

     Condensed Consolidated Balance Sheets as of June 30, 2005 (unaudited) and
         December 31, 2005                                                                                F-1

     Condensed Consolidated Statements of Operations for the Six Months Ended
         June 30, 2006 and 2005 (unaudited)                                                               F-2

     Condensed Consolidated Statements of Cash Flows for the Six Months Ended
         June 30, 2006 and 2005 (unaudited)                                                               F-3

     Condensed Consolidated Statements of Changes in Stockholders' Equity for the
         Six Months Ended June 30, 2006 and 2005 (unaudited)                                              F-5

     Notes to Condensed Consolidated Financial Statements (Unuadited)                                     F-6

CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED
     DECEMBER 31, 2005 AND 2004

     Reports of Independent Registered Public Accounting Firms                                            F-10

     Consolidated Balance Sheets as of December 31, 2005 and 2004                                         F-12

     Consolidated Statements of Operations for the years ended December 31, 2005 and 2004                 F-13

     Consolidated Statements of Stockholders' Equity for the years ended December 31, 2005 and 2004       F-14

     Consolidated Statements of Cash Flows for the years ended December 31, 2005 and 2004                 F-15

     Notes to Consolidated Financial Statements                                                           F-16


                          COMMUNITY FIRST BANCORP, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                               JUNE 30,              DECEMBER 31,
                                                                                 2006                    2005
                                                                             -------------          ---------------
                                                                              (UNAUDITED)
ASSETS

Cash and cash equivalents:
    Cash and due from banks                                                  $     582,854           $     785,814
    Interest-bearing demand deposits                                             1,610,151               1,223,134
                                                                             -------------           -------------
        Total cash and cash equivalents                                          2,193,005               2,008,948

Securities, held-to-maturity (market values of
   $63,086 and $69,257 at June 30, 2006
   and December 31, 2005, respectively)                                             60,328                  65,522
Securities, available-for-sale, at fair value                                    1,206,947               1,703,147
Loans, net of the allowance for loan loss of
   $386,836 and $387,822 at June 30, 2006
   and December 31, 2005, respectively                                          67,608,106              64,578,288
Premises and equipment, net                                                      2,184,004               2,286,004
Foreclosed real estate                                                              53,525                --
Federal Home Loan Bank (FHLB) stock                                                742,500                 721,900
Interest receivable                                                                335,214                 288,501
Deferred income taxes                                                               14,993                  16,587
Other assets                                                                        91,410                  59,817
                                                                             -------------           -------------
        Total assets                                                         $  74,490,032           $  71,728,714
                                                                             =============           =============

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
    Deposits                                                                 $  60,294,684           $  54,476,673
    FHLB advances                                                                9,825,000              13,000,000
    Advances under line of credit                                                  750,000                 850,000
    Loans from directors                                                           390,126                 400,000
    Interest payable and other liabilities                                         356,458                 282,040
                                                                             -------------           -------------
        Total liabilities                                                       71,616,268              69,008,713
                                                                             -------------           -------------

STOCKHOLDERS' EQUITY:
    Preferred stock, $.01 par value;
      Authorized 1,000,000 shares                                                 --                      --
    Common stock, $.01 par value: authorized,
      5,000,000 shares; issued and outstanding
      328,088 at June 30, 2006 and 277,725 at
      December 31, 2005                                                              3,280                   2,777
    Additional paid-in capital                                                   2,829,943               2,457,428
    Retained earnings - substantially
      Restricted                                                                    69,646                 291,993
    Accumulated other comprehensive loss
                                                                                   (29,105)                (32,197)
                                                                             -------------           -------------
        Total stockholders' equity                                               2,873,764               2,720,001
                                                                             -------------           -------------
        Total liabilities and stockholders' equity                           $  74,490,032           $  71,728,714
                                                                             =============           =============

See Notes to Condensed Consolidated Financial Statements                    F-1

                          COMMUNITY FIRST BANCORP, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                 FOR THE SIX MONTHS ENDED JUNE 30, 2006 AND 2005
                                   (UNAUDITED)

                                                                              SIX MONTHS ENDED
                                                                                  JUNE 30,
                                                                   -------------------------------------
                                                                       2006                     2005
                                                                   -------------           -------------
INTEREST AND DIVIDEND INCOME:
  Loans                                                            $   1,992,869           $   1,578,378
  Investment securities                                                   26,919                  45,709
  Dividends on FHLB Stock                                                 20,730                  16,767
                                                                   -------------           -------------
      Total interest and dividend income                               2,040,518               1,640,854
                                                                   -------------           -------------

INTEREST EXPENSE:
  Deposits                                                               909,359                 613,175
  FHLB advances                                                          235,501                 145,350
  Other borrowings                                                        49,973                  11,203
                                                                   -------------           -------------
      Total interest expense                                           1,194,833                 769,728
                                                                   -------------           -------------

      Net interest income                                                845,685                 871,126

  Provision for loan losses                                                1,500                  61,500
                                                                   -------------           -------------
      Net interest income after provision for
        Loan losses                                                      844,185                 809,626
                                                                   -------------           -------------

NONINTEREST INCOME:
  Service charges and fees                                               217,429                 171,166
  Foreclosed real estate expense, net                                       (550)                 (3,526)
  Gain (loss) on sale of  repossessed vehicles                             3,000                  (1,965)
  Insurance commissions and premiums                                       2,553                   2,761
  Other income                                                            17,269                   9,459
                                                                   -------------           -------------
    Total noninterest income                                             239,701                 177,895
                                                                   -------------           -------------
NONINTEREST EXPENSE:
  Compensation and benefits                                              533,913                 514,337
  Directors fees                                                          12,000                  21,600
  Occupancy expense                                                      161,214                 159,038
  Insurance premiums                                                      19,998                  11,343
  Data processing                                                        131,725                 109,020
  Advertising                                                             53,180                  58,762
  Office supplies and postage                                             62,399                  59,514
  Payroll and other taxes                                                 77,230                  71,747
  Professional fees                                                       75,933                  50,697
  Other operating expenses                                               178,641                 174,519
                                                                   -------------           -------------
      Total noninterest expense                                        1,306,233               1,230,577
                                                                   -------------           -------------

LOSS BEFORE INCOME TAXES                                                (222,347)               (243,056)
PROVISION (CREDIT) FOR INCOME TAXES                                           --                      --
                                                                   -------------           -------------
NET LOSS                                                           $    (222,347)          $    (243,056)
                                                                   =============           =============
BASIC LOSS PER SHARE                                               $       (0.74)          $       (0.88)
                                                                   =============           =============
DILUTED LOSS PER SHARE                                             $       (0.74)          $       (0.88)
                                                                   =============           =============

See Notes to Condensed Consolidated Financial Statements                    F-2

                          COMMUNITY FIRST BANCORP, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE SIX MONTHS ENDED JUNE 30, 2006 AND 2005
                                   (UNAUDITED)

                                                                                SIX MONTHS ENDED
                                                                                    JUNE 30,
                                                                     ---------------------------------------
                                                                          2006                     2005
                                                                     -------------             -------------
OPERATING ACTIVITIES:
    Net loss                                                         $    (222,347)            $    (243,056)
    Adjustments to reconcile net loss to net
      Cash used by operating activities:
        FHLB stock dividend                                                (20,600)                  (16,000)
        Provision for loan losses                                            1,500                    61,500
        Deferred compensation for Restricted Stock Plan                     (8,960)                       --
        Depreciation, amortization and accretion                           102,888                   108,517
        Change in assets and liabilities:
            Other assets                                                   (84,310)                  (71,507)
            Accrued interest receivable and other assets                   (46,713)                  (40,486)
            Accrued interest payable and other liabilities                (149,801)                  117,647
                                                                     -------------             -------------

                Net cash used by
                  operating activities                                    (428,343)                  (81,420)

INVESTING ACTIVITIES:
    Net increase in loans                                               (3,032,126)               (6,980,563)
    Proceeds from maturities/calls of held-to-maturity
       securities                                                          505,192                    15,692
    Purchases of premises and equipment                                         --                      (650)
                                                                     -------------             -------------

                Net cash used in investing activities                   (2,526,934)               (6,965,521)
                                                                     -------------             -------------

FINANCING ACTIVITIES:
    Net increase in deposits                                             6,051,190                 6,319,851
    Payments on short-term borrowings                                  (12,875,000)               (6,000,000)
    Proceeds from short-term borrowings                                  9,600,000                 4,500,000
    Proceeds from issuance of stock                                        363,144                        --
                                                                     -------------             -------------

                Net cash provided by financing activities                3,139,334                 4,819,851
                                                                     -------------             -------------

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS                       184,057                (2,227,090)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                           2,008,948                 5,793,196
                                                                     -------------             -------------
CASH AND CASH EQUIVALENTS, END OF PERIOD                             $   2,193,005             $   3,566,106
                                                                     =============             =============

See Notes to Condensed Consolidated Financial Statements                    F-3

                          COMMUNITY FIRST BANCORP, INC.
           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS, CONTINUED
                 FOR THE SIX MONTHS ENDED JUNE 30, 2006 AND 2005
                                   (UNAUDITED)

                                                                                SIX MONTHS ENDED
                                                                                    JUNE 30,
                                                                     ---------------------------------------
                                                                          2006                     2005
                                                                     -------------             -------------
SUPPLEMENTAL DISCLOSURES:
Cash paid for interest                                                $  1,144,860            $   758,525
                                                                      ============            ===========
NON-CASH TRANSACTIONS:
Federal Home Loan Bank Stock dividend received                        $     20,600            $    16,000
                                                                      ============            ===========
Notes converted to stock                                              $      9,874            $    25,000
                                                                      ============            ===========



See Notes to Condensed Consolidated Financial Statements                    F-4

                          COMMUNITY FIRST BANCORP, INC.
      CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                 FOR THE SIX MONTHS ENDED JUNE 30, 2006 AND 2005
                                   (UNAUDITED)

                                                                                          ACCUMULATED
                                                COMMON STOCK     ADDITIONAL                 OTHER
                                             ----------------     PAID-IN       RETAINED  COMPREHENSIVE  COMPREHENSIVE
                                             SHARES    AMOUNT     CAPITAL      EARNINGS   INCOME (LOSS)  INCOME (LOSS)     TOTAL
                                             -----------------------------------------------------------------------------------

BALANCE, JANUARY 1, 2005                     277,725  $ 2,777   $2,457,428     $  731,477    $ (28,187)          --    $3,163,495

  Comprehensive income
    Net loss                                      --       --           --       (243,056)          --    $(243,056)     (243,056)
    Change in unrealized depreciation on
      available-for-sale securities, net
      of taxes                                    --       --           --             --       (1,670)      (1,670)       (1,670)
                                             -------  -------   ----------     ----------    ---------    ---------    ----------
      Total comprehensive loss                                                                            $(244,726)
                                                                                                          =========

BALANCE, JUNE 30, 2005                       277,725  $ 2,777   $2,457,428     $  488,421    $ (29,857)                $2,918,769
                                             =======  =======   ==========     ==========    =========                 ==========

BALANCE, JANUARY 1, 2006                     277,725  $ 2,777   $2,457,428     $  291,993    $  (32,197)               $2,720,001

  Comprehensive income
    Net loss                                      --       --           --       (222,347)           --    (222,347)     (222,347)
    Change in unrealized depreciation on
      available-for-sale securities, net
      of taxes                                    --       --           --             --         3,092       3,092         3,092
                                                                                                          ---------

      Total comprehensive loss                                                                            $(219,255)
                                                                                                          =========

    Issuance of stock                         50,363      503      372,515                                                373,018
                                             -------  -------   ----------     ----------    ---------                 ----------
BALANCE, JUNE 30, 2006                       328,088  $ 3,280   $2,829,943     $   69,646    $ (29,105)                $2,873,764
                                             =======  =======   ==========     ==========    =========                 ==========

See Notes to Condensed Consolidated Financial Statements                    F-5

                          COMMUNITY FIRST BANCORP, INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

NOTE 1:  COMMUNITY FIRST BANCORP, INC.

         In March 2003, Community First Bancorp, Inc. (the "Company") was incorporated to facilitate the conversion of Community First Bank (the "Bank") from a mutual savings bank to a stock savings bank (the "Conversion"). In connection with the Conversion, the Company offered its common stock to the depositors and borrowers of the Bank as of specified dates. The Conversion was consummated on June 26, 2003, at which time the Company became the holding company for the Bank and issued shares of its stock to the general public.

         The  Company  filed  a Form  SB-2  with  the  Securities  and  Exchange
         Commission ("SEC") on April 1, 2003, which as amended, was declared effective by the SEC on May 14, 2003. The Bank filed a Form AC with the Office of Thrift Supervision (the "OTS") on April 2, 2003, which as amended, along with related offering and proxy materials, was conditionally approved by the OTS on May 14, 2003. The Company also filed an Application H-(e)1-S with the OTS on April 2, 2003, which was conditionally approved by the OTS on May 14, 2003. The members of the Bank approved the Plan of Conversion at a special meeting held on June 23, 2003, and the subscription offering closed on June 17, 2003.

         On June 26, 2003, the Company  became the holding  company for the Bank upon the consummation of the Conversion. The Conversion was accomplished through the sale and issuance by the Company of 277,725 shares of common stock at $10 per share. Net proceeds from the sale of common stock were $2,460,205. Costs associated with the Conversion were deducted from the proceeds from the sale of the common stock and totaled $317,045.

NOTE 2:  BASIS OF PRESENTATION

         The accompanying unaudited condensed consolidated financial statements were prepared in accordance with instructions for Form 10-QSB and therefore, do not include all disclosures necessary for a complete presentation of the balance sheets, statements of operations, statement of cash flows and statement of changes in stockholders' equity in conformity with accounting principles generally accepted in the United States of America. However, all adjustments (all of which are of a normal recurring nature), which are, in the opinion of management, necessary for the fair presentation of the interim financial statements have been included. The condensed consolidated balance sheet of the Company as of December 31, 2005 has been derived from the audited condensed consolidated balance sheet of the Company as of that date. Certain information and note disclosures normally included in the Company's annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. These condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's Form 10-KSB annual report for 2005 filed with the Securities and Exchange Commission. The results of operations for periods presented are not necessarily indicative of the results which may be expected for the entire year.

         The unaudited condensed consolidated financial statements include the accounts of the Company and the Bank for the periods presented. All material intercompany balances and transactions have been eliminated in consolidation.

NOTE 3:  STOCK-BASED EMPLOYEE COMPENSATION PLAN

         Stock Option Plan

         At June 30, 2006, the Company has a stock option plan, which is described more fully in the notes to the Company's December 31, 2005 audited financial statements contained in the Company's Annual Report on Form 10-KSB. Through December 31, 2005, the Company accounted for this plan under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based employee compensation cost is reflected in net income for 2005, as all options granted under this plan had an exercise price equal to the market value of the underlying common stock on the grant date. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

                                                                               FOR THE SIX MONTH PERIOD
                                                                                    ENDED JUNE 30,
                                                                                         2005
                                                                               ------------------------

           Net loss, as reported                                                    $ (243,056)
           Less total stock-based employee compensation cost determined
              under the fair value based method, net of income taxes                     6,478
                                                                                    ----------
           Pro forma net loss                                                       $ (249,534)
                                                                                    ===========
           Earnings per share:
               Basic - as reported                                                  $     (0.88)
                                                                                    ===========
               Basic - pro forma                                                    $     (0.90)
                                                                                    ===========
               Diluted - as reported                                                $     (0.88)
                                                                                    ===========
               Diluted - pro forma                                                  $     (0.90)
                                                                                    ===========

         On December 8, 2005, the optionees agreed to the cancellation of all the outstanding stock options, which totaled 16,442 as of that date.

         Restricted Stock Plan

         The Company has a Restricted Stock Plan, covering 8,331 shares of common stock, whose purpose is to reward and to retain personnel of experience and ability in key positions of responsibility with the Bank and any subsidiaries with an increased equity interest in the Company as compensation for their prior and anticipated future professional contributions and service to the Bank and any subsidiaries. Shares awarded under the plan entitle the shareholder to all rights of common stock ownership except that the shares may not be sold, transferred, pledged, exchanged, or otherwise disposed of until the shares are earned and non-forfeitable. The shares awarded under the Restricted Stock Plan shall be earned and non-forfeitable at the rate of one-fifth per year over five years from the grant date. During May 2005 the Company granted 5,197 shares with a restriction period of five years at a market price of $11.50. Deferred compensation expenses recorded for the three and six months ended June 30, 2006 relating to these shares of restricted stock was approximately $3,000 and $6,000, respectively.

NOTE 4:  OTHER COMPREHENSIVE LOSS

         Other comprehensive loss components and related taxes were as follows:

                                                              FOR THE SIX               FOR THE SIX
                                                              MONTH PERIOD              MONTH PERIOD
                                                              ENDED JUNE 30,            ENDED JUNE 30,
                                                                  2006                      2005
                                                                  ----                      ----
Unrealized loss on available-
   for-sale securities before tax effect                      $    (4,688)                $   2,531
Tax benefit                                                         1,594                      (861)
       Other comprehensive income (loss)                      $    (3,094)                $   1,670

NOTE 5:  EARNINGS PER SHARE

         Earnings per share has been determined in accordance with Statements of Financial Accounting Standards No. 128, "Earnings per Share." Earnings per common share were computed by dividing net income by the number of shares of common stock issued in the Bank's conversion to stock form as if such shares had been outstanding for the entire period. Securities authorized in connection with the Company's stock-based compensation plans could dilute earnings per share in the future, but were not included in the current period's because of their anti-dilutive effect, so basic and diluted earnings per share are the same.

         The following data show the amounts used in computing earnings per share (EPS).

                                                                       2006                     2005
                                                                       ----                     ----
                  Six Months ended June 30,
                    Net loss                                           $(222,347)            $(243,056)
                    Weighted average number of
                      common shares                                      300,989               277,725
                                                                       ---------             ---------
                           Basic and dilutive
                              loss per share                           $   (0.74)            $   (0.88)
                                                                       =========             =========

NOTE 6:  REGULATORY CAPITAL

         The Bank's actual capital and its statutory required capital levels are as follows (dollars in thousands):

                                                   JUNE 30, 2006
---------------------------------------------------------------------------------------------------------------------
                                                                                       TO BE WELL CAPITALIZED UNDER
                                                               FOR CAPITAL ADEQUACY      PROMPT CORRECTIVE ACTION
                                         ACTUAL                  PURPOSES REQUIRED           PROVISIONS REQUIRED
                              ---------------------------------------------------------------------------------------
                                 AMOUNT       PERCENTAGE      AMOUNT      PERCENTAGE      AMOUNT       PERCENTAGE
                              ---------------------------------------------------------------------------------------

       Tier 1 core capital      $   3,962         5.32%      $   2,981         4.00%     $   3,727          5.00%
       Tangible equity
         capital                $   3,962         5.32%      $   1,118         1.50%           N/A          N/A
       Total risk-based
         capital                $   4,349        10.00%      $   3,480         8.00%     $   4,351         10.00%
       Tier 1 Risk based
         capital                $   3,962         9.11%      $   1,740         4.00%     $   2,610          6.00%

                                                 DECEMBER 31, 2005
---------------------------------------------------------------------------------------------------------------------
                                                                                       TO BE WELL CAPITALIZED UNDER
                                                               FOR CAPITAL ADEQUACY      PROMPT CORRECTIVE ACTION
                                         ACTUAL                  PURPOSES REQUIRED           PROVISIONS REQUIRED
                              ---------------------------------------------------------------------------------------
                                 AMOUNT       PERCENTAGE      AMOUNT      PERCENTAGE      AMOUNT       PERCENTAGE
                              ---------------------------------------------------------------------------------------

       Tier 1 core capital      $   3,923         5.47%      $   2,871         4.00%     $   3,589          5.00%
       Tangible equity
         capital                $   3,923         5.47%      $   1,077         1.50%     $   1,077          1.50%
       Total risk-based
         capital                $   4,311        10.22%      $   3,373         8.00%     $   4,217         10.00%
       Tier 1 Risk based
         capital                $   3,923         9.30%      $   1,687         4.00%     $   2,530          6.00%

                        REPORT OF INDEPENDENT REGISTERED
                        --------------------------------
                             PUBLIC ACCOUNTING FIRM
                             ----------------------



Audit Committee, Board of Directors and Stockholders
Community First Bancorp, Inc.
Madisonville, Kentucky


We have audited the accompanying consolidated balance sheet of the Community First Bancorp, Inc. as of December 31, 2005, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2005 consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Community First Bancorp, Inc. as of December 31, 2005 and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

                                                   King + Company, PSC


                                                   /s/ King + Company, PSC

Louisville, Kentucky
February 23, 2006

             Report of Independent Registered Public Accounting Firm


Audit Committee, Board of Directors
   and Stockholders
Community First Bancorp, Inc.
Madisonville, Kentucky


We have audited the accompanying consolidated balance sheet of Community First Bancorp, Inc. (Company) as of December 31, 2004, and the related consolidated statement of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2004, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

                                                /s/ BKD, LLP



Louisville, Kentucky
February 25, 2005

                          COMMUNITY FIRST BANCORP, INC.
                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 2005 AND 2004

                                                                               2005            2004
                                                                           ----------------------------
ASSETS
        Cash and due from banks                                            $    785,814    $    614,155
        Interest-bearing demand deposits                                      1,223,134       2,179,041
        Interest-bearing time deposits                                               --       3,000,000
                                                                           ------------    ------------

               Cash and cash equivalents                                      2,008,948       5,793,196

        Held-to-maturity securities                                              65,522          88,965
        Available-for-sale securities                                         1,703,147       2,215,285

        Loans receivable, net of the allowance for loan loss of $387,822
          and $319,937, for December 31, 2005 and 2004, respectively         64,578,288      51,931,555
        Premises and equipment, net                                           2,286,004       2,495,324
        Federal Home Loan Bank (FHLB) stock                                     721,900         687,000
        Interest receivable                                                     288,501         227,066
        Deferred income taxes                                                    16,587          14,521
        Other assets                                                             59,817          50,467
                                                                           ------------    ------------

               Total assets                                                $ 71,728,714    $ 63,503,379
                                                                           ============    ============

LIABILITIES AND STOCKHOLDERS' EQUITY

    LIABILITIES
        Deposits                                                           $ 54,476,673    $ 46,466,036
        FHLB advances                                                        13,000,000      13,000,000
        Advances under line of credit                                           850,000         750,000
        Loans from directors                                                    400,000              --
        Interest payable                                                        158,391          56,231
        Other liabilities                                                       123,649          67,617
                                                                           ------------    ------------

               Total liabilities                                             69,008,713      60,339,884
                                                                           ------------    ------------

    STOCKHOLDERS' EQUITY
        Preferred stock, $.01 par value, authorized 1,000,000 shares                 --              --
        Common stock, $.01 par value; authorized 5,000,000 shares
          authorized; 277,725 shares, issued and outstanding                      2,777           2,777
        Additional paid-in capital                                            2,457,428       2,457,428
        Retained earnings - substantially restricted                            291,993         731,477
        Accumulated other comprehensive loss                                    (32,197)        (28,187)
                                                                           ------------    ------------

               Total stockholders' equity                                     2,720,001       3,163,495
                                                                           ------------    ------------

               Total liabilities and stockholders' equity                  $ 71,728,714    $ 63,503,379
                                                                           ============    ============

See Notes to Consolidated Financial Statements

                          COMMUNITY FIRST BANCORP, INC.
                      CONSOLIDATED STATEMENT OF OPERATIONS
                     YEARS ENDED DECEMBER 31, 2005 AND 2004

                                                                                     2005                2004
                                                                                 --------------------------------
    INTEREST AND DIVIDEND INCOME
        Loans                                                                    $  3,439,471        $  2,574,729
        Investment securities and deposits                                             80,730              89,988
        Dividends on FHLB stock                                                        35,718              26,931
                                                                                  -----------         -----------

               Total interest and dividend income                                   3,555,919           2,691,648
                                                                                  -----------         -----------

    INTEREST EXPENSE
        Deposits                                                                    1,340,870             950,342
        FHLB advances                                                                 387,922             126,856
        Other borrowings                                                               54,581               1,751
                                                                                  -----------         -----------

               Total interest expense                                               1,783,373           1,078,949
                                                                                  -----------         -----------

    NET INTEREST INCOME                                                             1,772,546           1,612,699

    PROVISION FOR LOAN LOSSES                                                          78,500             163,500
                                                                                  -----------         -----------

    NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                             1,694,046           1,449,199
                                                                                  -----------         -----------

    NONINTEREST INCOME
        Service charges and fees                                                      326,462             215,602
        Loss on sale of fixed assets                                                       --             (12,702)
        Loss on sale of other real estate                                              (2,000)               (449)
        Foreclosed real estate expense, net                                            (4,356)             (4,739)
        Insurance commissions and premiums                                              5,189               3,484
        Other income                                                                   20,850              14,601
                                                                                  -----------         -----------

               Total noninterest income                                               346,145             215,797
                                                                                  -----------         -----------

    NONINTEREST EXPENSE
        Compensation and benefits                                                   1,043,406           1,070,113
        Directors fees                                                                 43,200              43,200
        Occupancy expense                                                             335,013             316,300
        Insurance premiums                                                             31,352              38,975
        Data processing                                                               235,385             218,077
        Advertising                                                                    91,332             168,813
        Office supplies, telephone and postage                                        120,885             175,702
        Payroll and other taxes                                                       148,459             111,875
        Professional fees                                                             105,864              85,791
        Data processor conversion expenses                                                 --             102,595
        Other operating expenses                                                      324,779             249,543
                                                                                  -----------         -----------

               Total noninterest expense                                            2,479,675           2,580,984
                                                                                  -----------         -----------

    LOSS BEFORE INCOME TAX                                                           (439,484)           (915,988)

    PROVISION (CREDIT) FOR INCOME TAXES                                                     --            115,580
                                                                                  ------------         ----------

    NET LOSS                                                                     $   (439,484)       $ (1,031,568)
                                                                                  ===========         ===========

    BASIC LOSS PER SHARE                                                         $      (1.58)       $     (3.71)

    DILUTED LOSS PER SHARE                                                       $      (1.58)       $     (3.71)


See Notes to Consolidated Financial Statements
                                                                            F-13

                          COMMUNITY FIRST BANCORP, INC.
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                     YEARS ENDED DECEMBER 31, 2005 AND 2004

                                                                                          ACCUMULATED
                                                COMMON STOCK     ADDITIONAL                 OTHER
                                             ----------------     PAID-IN       RETAINED  COMPREHENSIVE  COMPREHENSIVE
                                             SHARES    AMOUNT     CAPITAL      EARNINGS   INCOME (LOSS)  INCOME (LOSS)     TOTAL
                                             -----------------------------------------------------------------------------------

BALANCE, JANUARY 1, 2004                     277,725  $ 2,777   $2,466,428     $ 1,763,045   $ (23,483)                $4,208,767

  Comprehensive income (loss)
      Net loss                                    --       --           --      (1,031,568)         --   $(1,031,568)  (1,031,568)
      Change in unrealized depreciation
        on available-for-sale securities,
        net of taxes                              --       --           --              --      (4,704)       (4,704)      (4,704)
                                                                                                          ----------

          Total comprehensive loss                                                                        (1,036,272)

Cost related to issuance of stock                 --       --       (9,000)             --         --                      (9,000)
                                            --------   ------    ---------     -----------   --------                  ----------

BALANCE, DECEMBER 31, 2004                   277,725    2,777    2,457,428         731,477    (28,187)                  3,163,495

  Comprehensive income (loss)
      Net loss                                    --       --           --        (439,484)                 (439,484)    (439,484)
      Change in unrealized depreciation
        on available-for-sale securities,
        net of taxes                              --       --           --              --     (4,010)        (4,010)      (4,010)
                                                                                                          -----------

          Total comprehensive loss                                                                       $  (443,494)
                                                                                                          ==========

                                             -------   ------    ---------      ----------    -------                   ---------
BALANCE, DECEMBER 31, 2005                   277,725  $ 2,777   $2,457,428     $   291,993   $(32,197)                 $2,720,001
                                             =======   ======    =========      ==========    =======                   =========

See Notes to Consolidated Financial Statements                             F-14

                          COMMUNITY FIRST BANCORP, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 2005 AND 2004

                                                                                   2005                2004
                                                                            ----------------------------------------
    OPERATING ACTIVITIES
        Net loss                                                               $     (439,484)     $  (1,031,568)
        Items not requiring (providing) cash
           Provision for loan losses                                                   78,500            163,500
           Depreciation, amortization and accretion                                   216,032            191,776
           Deferred compensation for restricted stock plan                              7,470                 --
           Loss on disposal of equipment                                                   --             12,702
           Loss on sale of other real estate owned                                      2,000                449
           Deferred income taxes                                                           --            115,580
           FHLB stock dividends                                                       (34,900)           (27,400)
        Changes in
           Interest receivable                                                        (61,435)           (67,916)
           Other assets                                                               (34,350)             2,436
           Interest payable and other liabilities                                     383,901            (37,323)
                                                                                -------------       ------------

               Net cash provided by (used in) operating activities                    117,734           (677,764)
                                                                                -------------       ------------

    INVESTING ACTIVITIES
        Net change in loans                                                       (12,725,233)       (17,028,913)
        Purchases of available-for-sale securities                                         --           (252,570)
        Proceeds from maturities of available-for-sale securities                     500,000                 --
        Proceeds from maturities of held-to-maturity securities                        23,443          1,335,102
        Purchase of premises and equipment                                               (650)          (741,378)
        Proceeds from sale of foreclosed assets                                        23,000             14,147
                                                                                -------------       ------------

               Net cash used in investing activities                              (12,179,440)       (16,673,612)
                                                                                --------------      ------------

    FINANCING ACTIVITIES
        Net increase in deposits                                                    7,777,458         13,294,510
        Repayment of FHLB advances                                                (15,000,000)        (4,500,000)
        Proceeds from FHLB advances                                                15,000,000         12,500,000
        Proceeds from line of credit and notes payable                                900,000            750,000
        Repayment of line of credit and notes payable                                (400,000)                --
        Costs of issuance of stock                                                         --             (9,000)
                                                                                -------------       ------------

               Net cash provided by financing activities                            8,277,458         22,035,510
                                                                                -------------       ------------

    INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS                               (3,784,248)         4,684,134

    CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                    5,793,196          1,109,062
                                                                                -------------       ------------

    CASH AND CASH EQUIVALENTS, END OF YEAR                                     $    2,008,948      $   5,793,196
                                                                                =============       ============

    SUPPLEMENTAL CASH FLOWS INFORMATION

        Interest paid                                                          $    1,672,758      $   1,034,411
        Loans transferred to foreclosed real estate                            $       29,879      $      42,596
        Loans to facilitate sale of foreclosed real estate                     $       30,000      $      28,000

See Notes to Consolidated Financial Statements                              F-15

                          COMMUNITY FIRST BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004


NOTE 1:  NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     NATURE OF OPERATIONS

          Community First Bancorp, Inc. (Company) is a thrift holding company whose principal activity is the ownership and management of its wholly owned subsidiary, Community First Bank (Bank). The Bank is primarily engaged in providing a full range of banking and financial services to individual and corporate customers, primarily in Madisonville, Kentucky and the surrounding area. The Bank is subject to competition from other financial institutions. The Bank is subject to the regulation of certain federal and state agencies and undergoes periodic examinations by those regulatory authorities.


     PRINCIPLES OF CONSOLIDATION

          The consolidated financial statements include the accounts of the Company and the Bank. All significant intercompany accounts and transactions have been eliminated in consolidation.


     USE OF ESTIMATES

          The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

          Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans, valuation allowance related to deferred taxes, and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties.

     CASH AND CASH EQUIVALENTS

          The Company considers all liquid investments with original maturities of three months or less to be cash equivalents.


     INVESTMENT SECURITIES

          Available-for-sale securities, which include any security for which the Bank has no immediate plan to sell but which may be sold in the future, are carried at fair value. Unrealized gains and losses are recorded, net of related income tax effects, in other comprehensive income.

                          COMMUNITY FIRST BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

          Held-to-maturity securities, which include any security for which the Bank has the positive intent and ability to hold until maturity, are carried at historical cost adjusted for amortization of premiums and accretion of discounts.

          Amortization of premiums and accretion of discounts are recorded as interest income from securities. Realized gains and losses are recorded as net security gains (losses). Gains and losses on sales of securities are determined on the specific-identification method.

     LOANS

          Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoffs are reported at their outstanding principal balances adjusted for any charge-offs and the allowance for loan losses. Interest income is reported on the interest method. Generally, loans are placed on nonaccrual status at 90 days past due and interest is considered a loss, unless the loan is well secured and in the process of collection.


     ALLOWANCE FOR LOAN LOSSES

          The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to income. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

          The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available.

          A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price or the fair value of the collateral if the loan is collateral dependent.

                          COMMUNITY FIRST BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

          Large groups of smaller balance homogenous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment measurements.


     PREMISES AND EQUIPMENT

          Depreciable assets are stated at cost, less accumulated depreciation. Depreciation is charged to expense primarily using the straight-line method over the estimated useful lives of the related assets as follows:

           Buildings                                           39 - 50 years
           Building improvements                                7 - 40 years
           Furniture and equipment                              3 - 15 years

     FEDERAL HOME LOAN BANK STOCK

          Federal Home Loan Bank (FHLB) stock is a required investment for institutions that are members of the FHLB system. The required investment in the common stock is based on a predetermined formula.


     FORECLOSED REAL ESTATE

          Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, management periodically performs valuations and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net income or expense from foreclosed assets.


     INCOME TAXES

          Deferred tax assets and liabilities are recognized for the tax effects of differences between the financial statement and tax basis of assets and liabilities. A valuation allowance is established to reduce deferred tax assets if it is more likely than not that a deferred tax asset will not be realized. The Company files consolidated income tax returns with its subsidiary.


     STOCK OPTIONS

          The Company has a stock-based employee compensation plan, which is described more fully in Note 8. The Company accounts for this plan under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under this plan had an exercise price equal to the market value of the underlying common stock on the grant date. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

                          COMMUNITY FIRST BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

                                                              YEAR ENDED DECEMBER 31,
                                                               2005            2004
                                                          ----------------------------
Net loss, as reported                                     $  (439,484)   $  (1,031,568)
Less total stock-based employee compensation cost
   determined under the fair value based method, net
   of income taxes                                                  0            7,558
                                                          -----------    -------------

Pro forma net loss                                        $  (439,484)   $  (1,039,126)

Loss per share:
    Basic - as reported                                   $     (1.58)   $       (3.71)
                                                          ===========    =============
    Basic - pro forma                                     $     (1.58)   $       (3.74)
                                                          ===========    =============
    Diluted - as reported                                 $     (1.58)   $       (3.71)
                                                          ===========    =============
    Diluted - pro forma                                   $     (1.58)   $       (3.74)
                                                          ===========    =============

     ADVERTISING COSTS

          Advertising costs are expensed as incurred.

     EARNINGS PER SHARE

          Earnings per share have been computed based upon the weighted-average common shares outstanding during 2005 and 2004. Since there are no dilutive securities, basic and diluted earnings per share is the same.


     RECLASSIFICATIONS

          Certain reclassifications have been made to the 2004 financial statements to conform to the 2005 financial statement presentation. These reclassifications had no effect on net income.


NOTE 2:  CONVERSION TO STOCK OWNERSHIP

          On June 26, 2003, the Bank consummated its conversion from a federally charted mutual savings bank to a federally chartered stock savings bank pursuant to the Bank's plan of conversion. Concurrent with the formation of the Company, the Company acquired 100% of the stock of the Bank and issued 277,725 shares of the Company's common stock, with $.01 par value, at $10.00 per share. Net proceeds of the Company's stock issuance, after costs of approximately $308,000, were approximately $2,469,000. Additional costs of approximately $9,000 were incurred during 2004.

                          COMMUNITY FIRST BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004


NOTE 3:  INVESTMENT SECURITIES

     The amortized cost and approximate fair values of securities are as follows:

                                                                   GROSS             GROSS
                                              AMORTIZED          UNREALIZED        UNREALIZED        APPROXIMATE
                                                 COST              GAINS             LOSSES          FAIR VALUE
                                            -------------------------------------------------------------------------
           AVAILABLE-FOR-SALE SECURITIES
               December 31, 2005
                  U. S. Government
                     agencies                 $     1,751,931   $           0     $        48,784   $   1,703,147
                                               ==============    ============      ==============    ============

               December 31, 2004
                  U. S. Government
                     agencies                 $     2,257,993   $           0     $        42,708   $   2,215,285
                                               ==============    ============      ==============    ============

           HELD-TO-MATURITY SECURITIES
               December 31, 2005
                  Mortgage-backed
                     securities               $      65,522     $       3,901     $           166   $      69,257
                                               ============      ============      ==============    ============

               December 31, 2004
                  Mortgage-backed
                     securities               $      88,965     $       6,060     $             0   $      95,025
                                               ============      ============      ==============    ============

     The amortized cost and fair value of debt securities, including mortgage-backed securities at December 31, 2005, by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                         AVAILABLE-FOR-SALE                 HELD-TO-MATURITY
                                                 ---------------------------------------------------------------------
                                                      AMORTIZED           FAIR          AMORTIZED          FAIR
                                                        COST             VALUE            COST            VALUE
                                                 ---------------------------------------------------------------------
                   Within one year                 $   1,000,000      $    981,720                --              --
                   One to five years                     751,931           721,427                --              --
                   Five to 10 years                           --                --                --              --
                   Mortgage-backed securities                 --                --     $      65,522    $     69,257
                                                    ------------        ----------       -----------      ----------

                                                   $   1,751,931      $  1,703,147     $      65,522    $     69,257
                                                    ============       ===========      ============     ===========

     Investment securities with a carrying value of approximately $191,000 and $2,035,000 at December 31, 2005 and 2004, respectively, were pledged as collateral for certain customer deposits.

                          COMMUNITY FIRST BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

     Certain investments in debt securities are reported in the financial statements at an amount less than their historical cost. Total fair value of these investments at December 31, 2005 and 2004, was $1,703,147 and $2,215,285, which is approximately 96% and 95% of the Bank's available-for-sale and held-to-maturity investment portfolio. These declines primarily resulted from recent increases in market interest rates and failure of certain investments to maintain consistent credit quality ratings.

     Based on evaluation of available evidence, including recent changes in market interest rates, credit rating information and information obtained from regulatory filings, management believes the declines in fair value for these securities are temporary.

     Should the impairment of any of these securities become other than temporary, the cost basis of the investment will be reduced and the resulting loss recognized in net income in the period the other-than-temporary impairment is identified.

     The following table shows our investments' gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2005 and 2004:

                                      LESS THAN 12 MONTHS          12 MONTHS OR MORE                 TOTAL
                                  ------------------------------------------------------------------------------------
           DESCRIPTION OF             FAIR       UNREALIZED       FAIR       UNREALIZED       FAIR       UNREALIZED
             SECURITIES               VALUE        LOSSES         VALUE        LOSSES         VALUE        LOSSES
        --------------------------------------------------------------------------------------------------------------
         DECEMBER 31, 2005
         Mortgage-backed
           securities               $  19,664    $      166     $       --    $      --   $     19,664   $      166
         U. S. Government agencies         --            --      1,703,147       48,784      1,703,147       48,784
                                     --------      --------      ---------    ---------      ---------    ---------

             Total temporarily
                impaired
                securities          $  19,664    $      166     $1,703,147   $   48,784     $1,722,811   $   48,950
                                     ========     =========      =========    =========      =========    =========

                                      LESS THAN 12 MONTHS          12 MONTHS OR MORE                 TOTAL
                                  ------------------------------------------------------------------------------------
           DESCRIPTION OF             FAIR       UNREALIZED       FAIR       UNREALIZED       FAIR       UNREALIZED
             SECURITIES               VALUE        LOSSES         VALUE        LOSSES         VALUE        LOSSES
        --------------------------------------------------------------------------------------------------------------
         DECEMBER 31, 2004
         U. S. Government
           agencies                $2,215,285    $   42,708     $       --   $       --     $2,215,285   $   42,708
                                    ---------     ---------      ---------    ---------      ---------    ---------

             Total temporarily
                impaired
                securities         $2,215,285    $   42,708     $        0   $        0     $2,215,285   $   42,708
                                    =========     =========      =========    =========      =========    =========

                          COMMUNITY FIRST BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

NOTE 4:  LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES

        Loans at December 31 are summarized as follows:

                                                                                   2005                2004
                                                                               ----------------------------------
           Real estate mortgage loans
               One-to-four family residential - first                         $     47,739,224   $     39,757,639
               One-to-four family residential - second                               1,755,309          1,208,539
               Multi-family                                                            791,323          1,075,088
               Commercial                                                            7,355,604          2,952,877
               Construction                                                          2,304,825          1,899,906
           Other loans
               Consumer installment                                                    194,396            252,549
               Commercial                                                              819,447          2,369,656
               Automobile                                                            2,897,924          1,904,563
               Passbook                                                                397,879            330,085
               Overdrafts                                                               51,792             12,104
               Other                                                                   658,387            488,486
                                                                               ---------------    ---------------
                                                                                    64,966,110         52,251,492
           Less
               Allowance for loan losses                                               387,822            319,937
                                                                               ---------------    ---------------

                  Net loans                                                   $     64,578,288   $     51,931,555
                                                                               ===============    ===============

        Activity in the allowance for loan losses was as follows:

                                                                                   2005                2004
                                                                            ----------------------------------------
           Balance, beginning of year                                         $        319,937   $        180,955
               Provision charged to expense                                             78,500            163,500
               Losses charged off                                                      (16,192)           (25,434)
               Recoveries                                                                5,577                916
                                                                               ---------------    ---------------

           Balance, end of year                                               $        387,822   $        319,937
                                                                               ===============    ===============

     At December 31, 2005 and 2004, the total recorded investment in loans on nonaccrual amounted to approximately $262,716 and $130,968, respectively, and the total recorded investment in loans past due 90 days or more and still accruing interest amounted to approximately $43,900 and $165,700, respectively. At December 31, 2005 and 2004, there were no loans, which were specifically classed as impaired loans.

                          COMMUNITY FIRST BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004


     In the ordinary course of business, the Bank has and expects to continue to have transactions, including borrowings, with its officers and directors. In the opinion of management, such transactions were on substantially the same terms, including interest rates and collateral, as those prevailing at the time of comparable transactions with other persons and did not involve more than a normal risk of collectibility or present any other unfavorable features to the Bank. Loans to such borrowers, at December 31, are summarized as follows:

                                                                                   2005                2004
                                                                              ---------------------------------
           Balance, beginning of year                                         $        429,651   $      544,102
               Loan proceeds                                                           239,382          105,853
               Payments                                                                (44,224)        (220,304)
                                                                                --------------    -------------

           Balance, end of year                                               $        624,809   $      429,651
                                                                               ===============    =============

           Letters of Credit                                                  $          7,000   $            0
                                                                               ===============    =============


NOTE 5:  PREMISES AND EQUIPMENT

     Major classifications of premises and equipment stated at cost, are as follows:

                                                                                   2005                2004
                                                                              -----------------------------------
           Land                                                               $        261,649   $        261,649
           Buildings and improvements                                                1,769,087          1,769,087
           Furniture, fixtures and equipment                                           968,488            971,307
                                                                               ---------------    ---------------
                                                                                     2,999,224          3,002,043
           Less accumulated depreciation                                               713,220            506,719
                                                                               ---------------    ---------------

           Net premises and equipment                                         $      2,286,004   $      2,495,324
                                                                               ===============    ===============

     Depreciation expense for the year ended December 31, 2005 and 2004 totaled $209,970 and $183,816, respectively.

                          COMMUNITY FIRST BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

NOTE 6:  DEPOSITS

     Deposits at December 31 are summarized as follows:

                                                     2005                               2004
                                         ----------------------------------------------------------------
                                            AMOUNT          PERCENTAGE         AMOUNT          PERCENTAGE
                                         ----------------------------------------------------------------
           Non-interest bearing
              demand                     $     6,143,507          11%       $     4,047,403           9%
           NOW accounts                        2,642,483           5              2,183,898           5
           Money market accounts               2,099,769           4              3,467,230           7
           Passbook savings                    3,789,177           7              4,091,194           9
           Time deposits                      39,801,737          73             32,676,311          70
                                          --------------   ---------         --------------   ---------

                                         $    54,476,673         100%       $    46,466,036         100%
                                          ==============   =========         ==============   =========

     Time deposit accounts in denominations of $100,000 or more were $9,048,175 and $9,646,446, at December 31, 2005 and 2004, respectively.

     At December 31, 2005, the scheduled maturities of time deposit were as follows:

           2006                                       $     24,239,440
           2007                                             10,085,443
           2008                                              3,900,097
           2009                                                289,130
           2010                                              1,287,627
                                                       ---------------

                                                      $     39,801,737
                                                       ===============

     Interest expense on deposits for the years ended December 31, are summarized as follows:

                                                                                   2005                2004
                                                                              -----------------------------------
           Certificates of deposit                                            $      1,305,311   $        922,649
           Money market accounts                                                        13,626             11,343
           NOW accounts                                                                  6,932              5,517
           Passbook savings                                                             15,001             10,903
                                                                               ---------------    ---------------
                                                                                     1,340,870            950,412
           Less interest retained for early withdrawal                                      --                 70
                                                                               ---------------    ---------------

                                                                              $      1,340,870   $        950,342
                                                                               ===============    ===============

     In the ordinary course of business, the Bank has continued to have transactions, including deposits, with its officers and directors. In the opinion of management, such transactions were on substantially the same terms, including interest rates prevailing at the time, of comparable transactions with other persons. Deposits from officers and directors totaled $363,622 and $490,335, on December 31, 2005 and 2004, respectively.

                          COMMUNITY FIRST BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

          The aggregate amount of overdrawn deposit accounts reclassified as loans as of December 31, 2005 and 2004 totaled $35,100 and $31,858, respectively.


NOTE 7:  FEDERAL HOME LOAN BANK ADVANCES AND OTHER SHORT-TERM BORROWINGS

          Short-term debt consisted of short-term fixed rate advances from FHLB totaling $13,000,000 at December 31, 2005 and 2004. The advances at December 31, 2005 and 2004, have a 4.33% and a 2.42% variable interest rate respectively. Advances from FHLB are collateralized with the Bank's mortgage portfolio to 135% of the balance of the note (blanket mortgage collateral) in the amount of $17,550,000 and is further collateralized by the Bank's stock in the FHLB. At December 31, 2005 the Bank had an additional borrowing capacity with the Federal Home Loan Bank of approximately $18 million.


     LINE OF CREDIT

          The Company has a $1,250,000 revolving line of credit, which expires on March 31, 2006. At December 31, 2005, $850,000 was advanced against this line. The line of credit is restricted by various financial and non-financial covenants, one of which limits the Company's total non-FHLB borrowing capacity to $1,250,000. The Company's current draws of $850,000 coupled with its notes payable to directors of $400,000 equals its total borrowing capacity under such covenant and prevents further draws on this line without written consent by the Banker's Bank. The line is collateralized by all of the Company's stock in the Bank. Interest varies monthly and is based on the prime rate plus .25%, which was 7.50% on December 31, 2005. Interest is payable monthly and principal is due at maturity.


     RELATED PARTY NOTES PAYABLE

          The Company has four unsecured notes payable to directors of the Bank totaling $400,000. These loans are set to mature on March 31, 2006. The notes bear a fixed rate of interest of 7.50%. Interest is payable monthly and principal is due at maturity.

          As of December 31, 2005, the Company maintained cash reserves of $45,603 for payment of interest on its Bankers Bank line of credit and its notes payable to directors.



NOTE 8:  EMPLOYEE BENEFITS


     DEFINED BENEFIT PLAN

          The Bank is a participant in a pension fund known as the Pentegra Group. This plan is a multi-employer plan; separate actuarial valuations are not made with respect to each participating employer. The plan required contributions in the amount of approximately $64,800 and $59,700 for the years ended December 31, 2005 and 2004, respectively. The plan provides pension benefits for substantially all of the Bank's employees.

                          COMMUNITY FIRST BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

     DEFINED CONTRIBUTION PLAN

          The Bank began a retirement savings 401(k) plan covering substantially all employees on January 1, 2004. Employees may contribute up to 20% of their compensation with the Bank matching a certain percentage of the employee's compensation using a formula to be determined each year. The Bank made no matching contribution to the plan in 2005 or 2004.


     RESTRICTED STOCK PLAN

          The Company has a Restricted Stock Plan, covering 8,331 shares of common stock, the purpose of which is to reward and to retain personnel of experience and ability in key positions of responsibility with the Bank and any subsidiaries with an increased equity interest in the Company as compensation for their prior and anticipated future professional contributions and service. Shares awarded under the plan entitle the shareholder to all rights of common stock ownership except that the shares may not be sold, transferred, pledged, exchanged, or otherwise disposed of until the shares are earned and non-forfeitable. The shares awarded under the Restricted Stock Plan shall be earned and non-forfeitable at the rate of one-fifth per year over five years from the grant date. During May 2005 the Company granted 5,197 shares with a restriction period of five years at a market price of $11.50. Deferred compensation expense recorded for the year ended December 31, 2005 relating to these shares of restricted stock was approximately $7,500.


     STOCK OPTION PLAN

          On May 20, 2004, the stockholders of the Company approved the establishment of the Community First Bancorp, Inc. 2004 Stock Option Plan. Under the Option Plan, the Company may grant either incentive or nonincentive stock options to directors and key employees for an aggregate of 27,772 shares of the Company's common stock, with an exercise price equal to the fair market value of the stock at the date of the award. Upon exercise of the options, the Company may issue stock out of authorized shares or purchase the stock in the open market. The option to purchase shares expires 10 years after the date of the grant. The options vest, and thereby become exercisable, at the rate of 20% on the one-year anniversary of the date of the grant and 20% annually thereafter. The options become vested immediately in the case of death or disability or upon a change in the control of the Company.

          On December 8, 2005 the optionees agreed to the cancellation of all the outstanding stock options, which totaled 16,442 as of that date.

                          COMMUNITY FIRST BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

                                                                     2005
                                                        ----------------------------
                                                                         WEIGHTED-
                                                                         AVERAGE
                                                          SHARES      EXERCISE PRICE
                                                        ----------------------------
           Outstanding, beginning of year                16,442          $16.00
               Granted                                       --              --
               Exercised                                     --              --
               Forfeited                                     --              --
               Cancelled                                (16,442)          16.00
               Expired
                                                       --------          ------

           Outstanding, end of year                           0          $ 0.00
                                                       ========           =====

           Options exercisable, end of year                   0
                                                       ========
                                                                     2004
                                                        ----------------------------
                                                                         WEIGHTED-
                                                                         AVERAGE
                                                          SHARES      EXERCISE PRICE
                                                        ----------------------------

           Outstanding, beginning of year                    --              --
               Granted                                   16,442          $16.00
               Exercised                                     --              --
               Forfeited                                     --              --
               Expired                                       --              --
                                                        -------          ------

           Outstanding, end of year                      16,442          $16.00
                                                       ========           =====

           Options exercisable, end of year                   0
                                                       ========

          The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option-pricing model. Weighted-average assumptions, for the periods indicated, are presented in the following table.

                                                                   2004
                                                                ------------

Dividend yields                                                       0.00%
Volatility factors of expected market price of common stock          37.07%
Risk-free interest rates                                              2.18%
Expected life of options                                            5 years

Weighted-average fair value of options granted during the year     $  5.97

                          COMMUNITY FIRST BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004


     The following table summarizes information about stock options under the plan outstanding at December 31, 2005 and 2004:

                                                            OPTIONS OUTSTANDING                    OPTIONS EXERCISABLE
                                                --------------------------------------------------------------------------
                                                    WEIGHTED-AVERAGE      WEIGHTED-                          WEIGHTED-
                        EXERCISE      NUMBER           REMAINING       AVERAGE EXERCISE         NUMBER    AVERAGE EXERCISE
                         PRICE     OUTSTANDING      CONTRACTUAL LIFE        PRICE            EXERCISABLE      PRICE
--------------------------------------------------------------------------------------------------------------------------

  December 31, 2005     $ 0.00           0               0 years          $ 0.00                0             $0.00

  December 31, 2004     $16.00      16,442             4.5 years          $16.00                0             $0.00


NOTE 9:  INCOME TAXES

     The provision (credit) for income taxes includes these components:

                                                       2005          2004
                                                   -------------------------

Taxes currently payable                            $     --        $     --
Deferred income taxes                                    --         115,580
                                                   --------        --------

       Income tax expense (credit)                 $     --        $115,580
                                                   ========        ========

     A reconciliation of income tax expense/(benefit) at the statutory rate to the Bank's actual income tax expense is shown below:

                                                               2005          2004
                                                           -------------------------

Computed at the statutory rate (34%)                        $(149,425)   $(311,436)
Increase (decrease) resulting from
    Changes in the deferred tax asset valuation allowance     148,013      418,547
    Other                                                       1,412        8,469
                                                            ---------    ---------

       Actual tax expense (credit)                          $       0    $ 115,580
                                                            =========    =========

                          COMMUNITY FIRST BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

     The tax effects of temporary differences related to deferred taxes shown on the balance sheets were:

                                                           2005       2004
                                                       ----------------------

Deferred tax assets
    Allowance for loan losses                          $ 131,859    $ 108,779
    Net operating loss carryovers                        683,842      523,408
    Unrealized loss on available-for-sale securities      16,587       14,521
    Capital loss carryover                                 5,100        5,100
    Charitable contributions carryover                     9,950       11,292
    Deferred compensation                                  2,540           --
    Other                                                    850           --
                                                       ---------    ---------

                                                         850,728      663,100
                                                       ---------    ---------

Deferred tax liabilities
    Depreciation                                          85,313       59,892
    FHLB stock                                           181,968      170,102
    Other                                                     --           38
                                                       ---------    ---------

                                                         267,281      230,032
                                                       ---------    ---------

       Net deferred tax asset before
          valuation allowance                            583,447      433,068
                                                       ---------    ---------

Valuation allowance
    Beginning balance                                   (418,847)          --
    Increase during the period                          (148,013)    (418,547)
                                                       ---------    ---------

    Ending balance                                      (566,860)    (418,547)
                                                       ---------    ---------

       Net deferred tax asset                          $  16,587    $  14,521
                                                       =========    =========


        As of December 31, 2005, the Company had approximately $2,011,000 of net operating loss carryovers available to offset future federal income. The net operating losses will begin to expire in the year 2010.

        Retained earnings at December 31, 2005 and 2004, include approximately $647,729, for which no deferred federal income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions for tax purposes only. Reduction of amounts allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses, would create income for tax purposes only, which would be subject to the then-current corporate income tax rate. The deferred income tax liability on the preceding amount that would have been recorded if it was expected to reverse into taxable income in the foreseeable future was approximately $220,228 at December 31, 2005 and 2004.

                          COMMUNITY FIRST BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

NOTE 10: OTHER COMPREHENSIVE LOSS

     Other comprehensive loss components and related taxes were as follows:

                                                               2005       2004
                                                             -------------------

        Unrealized losses on available-for-sale securities   $(6,076)   $(7,128)
                                                             -------    -------
               Other comprehensive loss, before
                  tax effect                                  (6,076)    (7,128)
        Tax benefit                                           (2,066)    (2,424)
                                                             -------    -------

               Other comprehensive loss                      $(4,010)   $(4,704)
                                                             =======    =======


NOTE 11: REGULATORY MATTERS

     The Bank is subject to various regulatory capital requirements administered by certain federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below). Management believes, as of December 31, 2005 and 2004, that the Bank meets all capital adequacy requirements to which it is subject.

     As of December 31, 2005, the most recent notification from the OTS categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

                          COMMUNITY FIRST BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

     The Bank's  actual  capital  amounts and ratios are also  presented  in the

                                                                                          TO BE WELL CAPITALIZED
                                                                                          UNDER PROMPT CORRECTIVE
                                                               FOR CAPITAL ADEQUACY          ACTION PROVISIONS
                                         ACTUAL                 PURPOSES REQUIRED                REQUIRED
                              ---------------------------------------------------------------------------------------
                                 AMOUNT       PERCENTAGE      AMOUNT      PERCENTAGE      AMOUNT       PERCENTAGE
                              ---------------------------------------------------------------------------------------
     DECEMBER 31, 2005
           Total risk-based
              capital           $   4,311        10.22%    $     3,373         8.0%    $     4,217         10.0%
           Tier I
              risk-based
              capital           $   3,923         9.30%    $     1,687         4.0%    $     2,530          6.0%
           Tier I core
              capital           $   3,923         5.47%    $     2,871         4.0%    $     3,589          5.0%
           Tangible equity
              capital           $   3,923         5.47%    $     1,077         1.5%    $     1,077          1.5%

     DECEMBER 31, 2004
           Total risk-based
              capital           $   4,161        11.78%    $     2,826         8.0%    $     3,533         10.0%
           Tier I
              risk-based
              capital           $   3,842        10.88%    $     1,413         4.0%    $     2,120          6.0%
           Tier I core
              capital           $   3,842         6.05%    $     2,542         4.0%    $     3,177          5.0%
           Tangible equity
              capital           $   3,842         6.05%    $       953         1.5%    $       953          1.5%

     LIQUIDATION ACCOUNT. Upon conversion to a capital stock savings bank, eligible account holders who continued to maintain their deposit accounts in the Bank were granted priority in the event of the future liquidation of the Bank through the establishment of a special "Liquidation Account" in an amount equal to the consolidated net worth of the Bank as of the date specified in the Plan of Conversion. The initial liquidation account balance of $1,748,866 is reduced annually in proportion to decreases in the accounts of the eligible account holders. The liquidation account does not restrict the use or application of net worth, except with respect to the cash payment of dividends. The Bank may not declare or pay a cash dividend on or repurchase any of its common stock if the effect would cause its regulatory capital to be reduced below the amount required for the liquidation account.

     DIVIDEND RESTRICTIONS. The payment of cash dividends by the Bank on its common stock is limited by regulations of the Office of Thrift Supervision
     (OTS). Interest on deposits will be paid prior to payments of dividends on common stock. Additional limitation on dividends declared or paid or repurchases of the Bank stock are tied to the Bank's level of compliance with its regulatory capital requirements. Under current OTS regulations the Bank must either 1) file notification with the OTS because it is a subsidiary of a savings and loan holding company or 2) apply for distributions if the total amount of capital distributions for the applicable calendar year exceeds net income for that year to date plus retained net income for the preceding two years.

                          COMMUNITY FIRST BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

     FEDERAL RESERVE ACT. In September 2005 the Company  inadvertently  violated
     Section 23A of the Federal Reserve Act. The violation occurred when the Company pledged assets of the Bank as collateral for the Company's note payable to a third party lender. Prior to filing the Company's third quarter Form 10Q with the Securities and Exchange Commission, the Company discovered and corrected the violation.

     PRIVATE PLACEMENT OFFERING. On March 8, 2006, the Company commenced a Private Placement Offering for up to $6,000,000 in common stock to selected accredited investors and a limited number of non-accredited investors under SEC Rule 506 (the "Offering"). The Company is not using an underwriter or placement agent. The Offering is intended to assist the Bank in maintaining regulatory capital compliance.


NOTE 12: DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS

     The following table presents estimated fair values of the Company's financial instruments. The fair values of certain of these instruments were calculated by discounting expected cash flows, which involves significant judgments by management and uncertainties. Fair value is the estimated amount at which financial assets or liabilities could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Because no market exists for certain of these financial instruments and because management does not intend to sell these financial instruments, the Company does not know whether the fair values shown below represent values at which the respective financial instruments could be sold individually or in the aggregate.

                          COMMUNITY FIRST BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

                                                         2005                                   2004
                                        ------------------------------------------------------------------------------
                                             CARRYING              FAIR             CARRYING             FAIR
                                               VALUE              VALUE               VALUE              VALUE
                                        ------------------------------------------------------------------------------
     Financial assets
        Cash and cash equivalents         $      2,008,948   $      2,008,948    $      5,793,196   $      5,793,196
        Held-to-maturity securities       $         65,522   $         69,257    $         88,965   $         95,025
        Available-for-sale securities     $      1,703,147   $      1,703,147    $      2,215,285   $      2,215,285
        FHLB stock                        $        721,900   $        721,900    $        687,000   $        687,000
        Loans, net of allowance for
           loan losses                    $     64,578,288   $     59,984,000    $     51,931,555   $     51,932,700
        Interest receivable               $        288,501   $        288,501    $        227,066   $        227,066

     Financial liabilities
        Deposits                          $     54,476,673   $     54,503,179    $     46,466,036   $     46,615,800
        FHLB advances                     $     13,000,000   $     12,979,000    $     13,000,000   $     13,000,000
        Advances under line of credit
           and notes payable              $      1,250,000   $      1,250,000    $        750,000   $        750,000
        Interest payable                  $        158,391   $        158,391    $         56,213   $         56,213

     Unrecognized financial
        instruments (net of contract
        amount)
     Commitments to originate
        loans                             $              0   $              0    $              0   $              0

          The following methods and assumptions were used to estimate the fair value of each class of financial instruments.


     CASH AND CASH EQUIVALENTS, INTEREST-BEARING DEPOSIT AND FEDERAL HOME LOAN BANK STOCK

          The carrying amount approximates fair value.

     SECURITIES

          Fair values equal quoted market prices, if available. If quoted market prices are not available, fair value is estimated based on quoted market prices of similar securities.


     LOANS

          The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. Loans with similar characteristics were aggregated for purposes of the calculations. The carrying amount of accrued interest approximates its fair value.

                          COMMUNITY FIRST BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004


     DEPOSITS

          Deposits include demand deposits, savings accounts, NOW accounts and certain money market deposits. The carrying amount approximates fair value. The fair value of fixed-maturity time deposits is estimated using a discounted cash flow calculation that applies the rates currently offered for deposits of similar remaining maturities.


     SHORT-TERM BORROWINGS AND INTEREST PAYABLE

          The carrying amount approximates fair value.


     COMMITMENTS TO ORIGINATE LOANS

          The fair value of commitments to originate loans is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.


NOTE 13: SIGNIFICANT ESTIMATES AND CONCENTRATIONS

          Accounting principles generally accepted in the United States of America require disclosure of certain significant estimates and current vulnerabilities due to certain concentrations. Estimates related to the allowance for loan losses are reflected in the note regarding loans. Current vulnerabilities due to certain concentrations of credit risk are discussed in the note on commitments and credit risk.


NOTE 14: COMMITMENTS AND CREDIT RISK

          The Bank grants agribusiness, commercial and residential loans to customers primarily in Hopkins County, Kentucky.


     COMMITMENTS TO ORIGINATE LOANS

          Commitments to originate loans are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since a portion of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Each customer's creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, commercial real estate and residential real estate.

                          COMMUNITY FIRST BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004


          At December 31, 2005 and 2004, the Bank had granted commitments to extend credit and unused lines of credit to borrowers aggregating approximately $1,888,700 and $1,948,000, respectively. The commitments to extend credit expire over varying periods of time with the majority expiring within a one-year period.

     STANDBY LETTERS OF CREDIT

          Standby letters of credit are irrevocable conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Financial standby letters of credit are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. Performance standby letters of credit are issued to guarantee performance of certain customers under nonfinancial contractual obligations. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loans to customers. Should the Banks be obligated to perform under the standby letters of credit, they may seek recourse from the customer for reimbursement of amounts paid.

          The Banks had outstanding standby letters of credit totaling $7,000 at December 31, 2005. There were no outstanding letters of credit at December 31, 2004.


     OTHER CREDIT RISKS

          At December 31, 2005 and 2004,  approximately $101,000 and $4,076,000, respectively, were held in deposits at financial institutions in excess of federally insured amounts.



NOTE 15: FUTURE CHANGE IN ACCOUNTING PRINCIPLE

          On December 16, 2004, the Financial Accounting Standards Board (FASB) issued FASB STATEMENT NO. 123 (revised 2004), Share-Based Payment, which is a revision of FASB Statement NO. 123, Accounting for Stock-Based Compensation. STATEMENT 123(R) supersedes APB Opinion NO. 25, Accounting for Stock Issued to Employees, and amends FASB STATEMENT NO. 95, Statement of Cash Flows. The approach to accounting for share-based payments in STATEMENT 123(R) is similar to the approach described in STATEMENT 123. However, STATEMENT 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values and no longer allows pro forma disclosure as an alternative to financial statement recognition. The Company will be required to adopt STATEMENT 123(R) at the beginning of its quarter ending March 31, 2006. The Company has not determined what financial statement impact STATEMENT 123(R) will have on the Company.

======================================================================================================
NO ONE HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR
TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE                               COMMUNITY FIRST
PUBLIC OFFERING, OTHER THAN THOSE CONTAINED IN THIS                               BANCORP, INC.
PROSPECTUS.  YOU MAY NOT ASSUME THAT WE HAVE
AUTHORIZED ANY OTHER INFORMATION OR REPRESENTA-TIONS.
THE DELIVERY OF THIS PROSPECTUS AND THE SALE OF OUR
COMMON STOCK DO NOT MEAN THAT THERE HAS BEEN NO CHANGE
IN OUR AFFAIRS SINCE THE DATE OF THIS PROSPECTUS.
THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A                                    _________ SHARES
SOLICITATION OF AN OFFER TO BUY SECURITIES IN ANY
STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


         TABLE OF CONTENTS
                                                         Page
                                                         ----
Prospectus Summary
Summary Financial Data
Risk Factors                                                                 ______________________
Special Note Regarding Forward-Looking
  Statements                                                                       PROSPECTUS
Use of Proceeds                                                              ______________________
Market for Our Common Stock
Dividend Policy
Capitalization
Dilution
Selected Financial Data
Management's Discussion and Analysis of
  Financial Condition and Results of
Operations
Business of Community First Bancorp, Inc. and                                ________________, 2006
  Community First Bank
Supervision and Regulation
Management
Security Ownership of Certain Beneficial Owners
  and Management                                                                   MCKINNON &
Certain Relationships and Related Transactions                                    COMPANY, INC.
Description of Capital Stock
Restrictions on Acquisition of Community
   First Bancorp, Inc.
Plan of Distribution
Legal Matters
Experts
Where You Can Find More Information
Index to Consolidated Financial Statements

===================================================================================================================

                 PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Articles of Incorporation of Community First Bancorp, Inc. provide that the Company will indemnify to the fullest extent permissible under the Maryland General Corporation Law ("MGCL") any individual who is or was a director, officer, employee or agent in any proceeding in which the individual is made a party as a result of his service in such capacity. The MGCL provides that a Maryland corporation may indemnify any director or officer made a party to any civil, criminal, administrative or investigative proceeding by reason of serving in such capacity unless it is established that (a) the act or omission of such person was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty,
(b) the person actually received an improper personal benefit in money, property or services, or (c) in the case of a criminal proceeding, the person had reasonable cause to believe the act or omission was unlawful. Indemnification may be against judgments, penalties, fines, settlements, and reasonable expenses (including attorneys' fees) actually incurred in connection with the proceeding. If the proceeding was by or in the right of the corporation, however, indemnification may not be made if the person is adjudged to be liable to the corporation. The corporation must indemnify directors and officers for expenses incurred in contesting any such proceeding if such persons are successful on the merits, unless the corporation's articles of incorporation limit such indemnification (the Company's Articles do not). Determination that the indemnification is proper and the amount to be paid in indemnification is to be made by a majority vote of a quorum of disinterested directors (or a committee of disinterested directors), by special legal counsel chosen by disinterested directors (or a committee of disinterested directors) or by a majority vote of disinterested stockholders. A corporation may purchase and maintain insurance on behalf of any director or officer against any liability asserted against and incurred by such person in any such capacity or arising out of such person's position whether or not the corporation would have the power to indemnify against such liability under Maryland law. A corporation must report any indemnification or advance of expenses to a director or officer arising out of a proceeding by or in the right of the corporation to the stockholders of the corporation. In addition, the Company maintains directors and officers liability on behalf of directors and officers.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

           Legal Fees (includes fees of underwriter's counsel)         $ 80,000*
           Accounting Fees and Expenses                                  25,000*
           Printing and EDGAR                                            20,000*
           Blue Sky Filing Fees                                          15,000*
           Transfer Agent                                                 3,500*
           Registration Fees                                              2,000*
           Other Expenses                                                 4,500*
                                                                       --------
                  Total                                                $150,000
                                                                       ========
____________
*        Estimated.


ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

         Between March 31, and April 14, 2006, the Registrant sold a total of 49,327 shares of common stock, $.01 par value, in a private placement to accredited investors under Rule 506. The total offering price was $394,608 including shares which were issued to a director in exchange for the cancellation of $9,874 in indebtedness. The Registrant did not use an underwriter or placement agent.

ITEM 27.  EXHIBITS

         The exhibits filed as a part of this registration statement are as follows:

EXHIBIT NO.      DESCRIPTION
-----------      -----------
1.1              Form of Underwriting Agreement
3.1              Articles of Incorporation *
3.2              Bylaws *
4                Form of Common Stock Certificate *
5.1              Opinion as to Legality +
10.1             Employment Agreement between Community First Bank and William M. Tandy **
10.2             2004 Stock Option Plan ***
10.3             Community First Bank 2005 Restricted Stock Plan ****
16.1             Letter on Change in Certifying Accountant *****
21               Subsidiaries of the Registrant ******
23.1             Consent of Malizia Spidi & Fisch, PC (contained in their opinion filed as Exhibit 5.1)
23.2             Consent of King + Company, PSC
23.3             Consent of BKD, LLP

________________
+      To be filed by amendment
* Incorporated by reference from the Registrant's Registration Statement on Form SB-2 (File No. 333-104226) originally filed with the Securities and Exchange Commission on April 1, 2003.
** Incorporated by reference from Registrant's Pre-Effective Amendment No. 1 to Registration Statement on Form SB-2 (File No. 333-104226) filed with the Securities and Exchange Commission on May 5, 2003.
*** Incorporated by reference from Registrant's Registration Statement on Form S-8 (File No. 333-116450) filed with the Securities and Exchange Commission on June 14, 2004.
**** Incorporated by reference from Registrant's Registration Statement on Form S-8 (File No. 333-125769) filed with the Securities and Exchange Commission on June 13, 2005
***** Incorporated by reference from Registrant's Current Report on Form 8-K/A filed December 9, 2005.
****** Incorporated by reference from Registrant's Annual Report on Form 10-KSB for the year ended December 31, 2005 filed March 31, 2006.

ITEM 28.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     If the undersigned small business issuer relies on Rule 430A under the Securities Act, the small business issuer will:

     (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4), or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

     (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Madisonville, Commonwealth of Kentucky, on August 8, 2006.

                                   COMMUNITY FIRST BANCORP, INC.


                                   By: /s/ William M. Tandy
                                       -----------------------------------------
                                       William M. Tandy
                                       President and Chief Executive Officer
                                       (Duly Authorized Representative)

                                POWER OF ATTORNEY

     We, the undersigned directors and officers of Community First Bancorp, Inc. hereby severally constitute and appoint William M. Tandy, who may act, with full power of substitution, our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said William M. Tandy who may act, may deem necessary or advisable to enable Community First Bancorp, Inc. to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration of Community First Bancorp, Inc. common stock, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below, the registration statement, any and all amendments (including post-effective amendments) thereto and any and all related registration statements filed under Rule 462; and we hereby ratify and confirm all that said William M. Tandy shall do or cause to be done by virtue thereof.

     In accordance with the requirements of the Securities Act of 1933, this amended registration statement has been signed by the following persons in the capacities and on the dates stated.

Signatures                           Title                                                  Date
----------                           -----                                                  ----

/s/ William M. Tandy                 President, Chief Executive Officer and Director        August 8, 2006
-----------------------------------  (Principal Executive Officer)
William M. Tandy


/s/ Michael D. Wortham               Vice President and Director                            August 8, 2006
-----------------------------------  (Principal Financial Officer)
Michael D. Wortham


-----------------------------------  Director
Paul W. Arison

/s/ Charlotte E. Baldwin
-----------------------------------  Director                                               August 8, 2006
Charlotte E. Baldwin

/s/ Steven E. Carson
-----------------------------------  Director                                               August 8, 2006
Steven E. Carson

-----------------------------------  Director
Charles G. Ramsey

/s/ J. Craig Riddle
-----------------------------------  Director                                               August 8, 2006
J. Craig Riddle

/s/ Ralph T. Teague
-----------------------------------  Director                                               August 8, 2006
Ralph T. Teague

/s/ Charles B. Vaughn
-----------------------------------  Director                                               August 8, 2006
Charles B. Vaughn

/s/ Amy D. Lyons
-----------------------------------  Vice President                                         August 8, 2006
Amy D. Lyons                         (Principal Accounting Officer)